Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

CONSTELLATION BEERS LTD.,

CONSTELLATION BRANDS BEACH HOLDINGS, INC.,

CONSTELLATION BRANDS, INC.,

and

ANHEUSER-BUSCH INBEV SA/NV

JUNE 28, 2012

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7.2	Release of Guarantee	22

ARTICLE 8 COVENANTS OF SELLER PARTIES		23

8.1	Consents	23
8.2	Exclusive Dealing; Acquisition Proposals	23
8.3	Non-Solicitation of Employees	23

ARTICLE 9 OTHER COVENANTS OF THE PARTIES		24

9.1	Antitrust Approval	24
9.2	Other Regulatory Matters	25
9.3	Notification of Certain Matters	25
9.4	Fulfillment of Conditions	25
9.5	Importer, Sub-license and Restated LLC Agreements	26
9.6	Conduct of Business of the Importer	26
9.7	Financing Support	27
9.8	Guarantees	29
9.9	Release	30
9.10	Post-Closing Cooperation	30
9.11	[****]	30

ARTICLE 10 CONDITIONS TO CLOSING		31

10.1	Conditions to Obligations of ABI	31
10.2	Conditions to Obligations of Buyer Parties	31

ARTICLE 11 TERMINATION		31

11.1	Termination	31
11.2	Effect of Termination	31

ARTICLE 12 INDEMNIFICATION		32

12.1	Survival	32
12.2	Terms of Indemnification	32
12.3	Procedures with Respect to Third Party Claims	33
12.4	Representation	33
12.5	Sole Remedy	34
12.6	Adjustments to Losses	34
12.7	Consequential Damages	35
12.8	Accuracy and Compliance	35

ARTICLE 13 TERMINATION OF JOINT VENTURE AGREEMENTS		35

ARTICLE 14 GENERAL PROVISIONS		36

14.1	Parties in Interest; Successors and Assigns; No Third Party Rights	36
14.2	Assignment	36
14.3	Notices	36
14.4	Entire Agreement	38
14.5	Counterparts and Facsimile Signature	38
14.6	Severability	38
14.7	Amendment	38
14.8	Waiver	38

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[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

14.9	Further Assurances	38
14.10	Expenses	39
14.11	Governing Law	39
14.12	Submission to Jurisdiction; Service of Process; Waiver of Jury Trial	39
14.13	Specific Performance	40
14.14	Obligations of ABI and Seller	41
14.15	Adjustments to Transactions	41
14.16	Confidentiality	41

EXHIBITS

Exhibit A – Importer Agreement

Exhibit B – Sub-license Agreement

Exhibit C – Membership Interest Assignment

Exhibit D – Restated LLC Agreement

SCHEDULES

Schedule 13.1 – Terminated Agreements

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 28, 2012 by and among Constellation Beers Ltd., a Maryland corporation (“Constellation Beers”), Constellation Brands Beach Holdings, Inc., a Delaware corporation (“CBBH”), Constellation Brands, Inc., a Delaware corporation (“CBI”) and Anheuser-Busch InBev SA/NV, a Belgian corporation (“ABI”).

W I T N E S S E T H

WHEREAS, on July 17, 2006, Diblo, S.A. de C.V., a Mexican variable stock corporation (“Diblo”), and Constellation Beers (then known as Barton Beers, Ltd.) agreed to establish and engage in a joint venture, Crown Imports LLC, a Delaware limited liability company (the “Importer”), for the principal purpose of importing, marketing and selling beer packaged in containers bearing one or more of the trademarks belonging to Grupo Modelo, S.A. de C. V. (“Grupo Modelo”) or one of its Affiliates;

WHEREAS, GModelo Corporation, a Delaware corporation and a Subsidiary of Grupo Modelo (“Seller”), and Constellation Beers are parties to that certain Amended and Restated Limited Liability Company Agreement of Crown Imports LLC, dated as of January 2, 2007 (as amended through the date hereof, the “LLC Agreement”);

WHEREAS, on the date hereof, ABI and certain of its affiliated entities, Grupo Modelo, Diblo and Dirección de Fabricas, S.A. de C.V., a Mexican variable stock corporation and wholly owned Subsidiary of Diblo (“Dijon”), as applicable, have entered into certain transaction agreements pursuant to which (i) Diblo will be merged with and into Grupo Modelo, and simultaneously therewith, Dijon will be merged with and into Grupo Modelo, with Grupo Modelo continuing as the surviving company of these mergers, and (ii) a Subsidiary of ABI will commence a public tender offer in Mexico to purchase all of the outstanding shares of capital stock of Grupo Modelo not owned directly or indirectly by ABI (the “Mandatory Tender Offer”), in each case on the terms and subject to the conditions set forth therein (collectively, the “GM Transaction”);

WHEREAS, Seller holds fifty percent (50%) of the limited liability company membership interests (the “LLC Interests”) of the Importer (the limited liability company membership interests owned by Seller, the “Importer Interest”) and, in connection with and contingent on the consummation of the GM Transaction Closing, ABI desires to cause Seller to divest the Importer Interest simultaneously with the GM Transaction Closing; and

WHEREAS, CBI desires to cause Constellation Beers and CBBH to purchase the Importer Interest from Seller, and ABI desires to cause Seller to sell the Importer Interest to Constellation Beers and CBBH, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

1.1    Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“ABI” has the meaning set forth in the Preamble to this Agreement.

“ABI Guaranteed Obligations” has the meaning set forth in Section 6.1.

“ABI Objection” has the meaning set forth in Section 2.3(b).

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that unless and until the GM Transaction Closing has occurred, none of Grupo Modelo, Seller or any of their respective controlled Affiliates shall be considered Affiliates of ABI or any of its Subsidiaries (excluding Grupo Modelo, Seller or any of their controlled Affiliates) and none of ABI or any of its Subsidiaries (excluding Grupo Modelo, Seller or any of their controlled Affiliates) shall be considered Affiliates of Grupo Modelo, Seller or any of their Affiliates.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Alcoholic Beverage Authorities” means the United States Alcohol and Tobacco Tax and Trade Bureau, as well as the applicable state, local, municipal, provincial, foreign, and other Governmental Authorities that regulate the production and sale of alcoholic beverage products.

“Alternate Purchase Price” means an amount equal to the sum of (i) the product of (a) $1,845,000,000 and (b) the quotient of (1) the percentage of LLC Interests actually purchased by the Buyer Parties, collectively, at the Closing pursuant to Section 2.1 (it being agreed and understood that this percentage shall be equal to or greater than twenty-five percent (25%)) and (2) the percentage of LLC Interests that collectively constitute the Importer Interest and (ii) the Buyer Fee.

“Alternate Importer Interest” means the total percentage of LLC Interests to be purchased by the Buyer Parties pursuant to, and in accordance with, Section 9.7(e) and Section 9.7(f) (it being agreed and understood that this number shall be equal to or greater than twenty-five percent (25%)).

“Bank of America” has the meaning set forth in Section 5.10.

“Breach” means any inaccuracy in, or breach or violation of, or default under, or failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement or any of the other Transaction Documents.

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, Mexico City, Mexico or Brussels, Belgium are authorized or obligated by Law to close.

“Buyer” means individually, and “Buyers” means collectively, each of Constellation Beers and CBBH.

“Buyer Fee” means $150,000,000.

“Buyer Party” means individually, and “Buyer Parties” means collectively, each of Constellation Beers, CBBH, and CBI.

“CBBH” has the meaning set forth in the Preamble to this Agreement.

“CBI” has the meaning set forth in the Preamble to this Agreement.

“CBI Guaranteed Obligations” has the meaning set forth in Section 7.1.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” means the statement that sets forth the Distribution Amount, prepared, or caused to be prepared, by CBI in accordance with Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, and rules and regulations promulgated pursuant thereto, each as amended and in effect from time to time.

“Confidentiality Agreement” has the meaning set forth in Section 14.4.

“Consent” means any consent, order, approval, ratification, waiver or other authorization issued or granted by any Governmental Authority or any other Person, or any notice, registration or filing delivered to or filed with any Governmental Authority or any other Person, including any Permit.

“Constellation Beers” has the meaning set forth in the Preamble to this Agreement.

“Contract” means any agreement, contract, instrument, commitment, covenant, promissory note, bond, indenture, insurance policy, deed, lease, sublease, license, purchase order, sales order or other obligation or arrangement (whether written or oral) that is legally binding.

“CPA Firm” has the meaning set forth in Section 2.3(c).

“Damages” means any and all losses, charges, damages, Liabilities, obligations, judgments, settlements, Taxes, fines, penalties, awards, costs and expenses including but not limited to reasonable attorneys’ fees, whether or not resulting from third party claims.

“Diblo” has the meaning set forth in the Recitals to this Agreement.

“Dijon” has the meaning set forth in the Recitals to this Agreement.

“Distribution Amount” means an amount equal to the product of (i) the amount of Available Cash (as defined in, and calculated in accordance with, Section 10.1 of the LLC Agreement (as in effect as of the date hereof)) required pursuant to Section 10.2(a) of the LLC Agreement (as in effect as of the date hereof) to be distributed to Seller and Constellation Beers in accordance with their respective Percentage Interests (as defined in the LLC Agreement as in effect as of the date hereof and which for each such member shall be equal to 50% for purposes of this definition) at the end of the calendar month in which the Closing occurs (assuming, for purposes of this definition, that Seller is a Member of the Importer at the time of such distribution) and (ii) the quotient of (A) the number of days elapsed from the beginning of the calendar month in which the Closing occurs until (and including) the Closing Date and (B) the number of days in the calendar month in which the Closing occurs. For the avoidance of doubt, in no event will the Distribution Amount be less than zero.

“Extrade” means Extrade II, S.A. de C.V., a sociedad anónima de capital variable organized under the Laws of Mexico.

“Final Closing Statement” has the meaning set forth in Section 2.3(c).

“Final Distribution Amount” has the meaning set forth in Section 2.3(c).

“Financing” has the meaning set forth in Section 5.10.

“Financing Commitment” has the meaning set forth in Section 5.10.

“GM Transaction” has the meaning set forth in the Recitals to this Agreement.

“GM Transaction Agreement” means that certain transaction agreement, dated as of the date hereof and as it may be amended from time to time, by and among Grupo Modelo, Diblo, ABI and certain affiliated entities of ABI.

“GM Transaction Closing” means the Settlement Date (as defined in the GM Transaction Agreement).

“GM Transaction Closing Notice” has the meaning set forth in Section 3.1.

“Governmental Authority” means any federal, national, state, provincial, municipal or local government, administrative or legislative body, governmental or regulatory agency or authority, bureau, office, commission, court, department or other instrumentality or other governmental entity of any country.

“Grupo Modelo” has the meaning set forth in the Recitals to this Agreement.

“Importer” has the meaning set forth in the Recitals to this Agreement.

“Importer Agreement” means that certain Amended and Restated Importer Agreement, by and between Extrade and the Importer and to be executed at the Closing, substantially in the form attached hereto as Exhibit A.

“Importer Interest” has the meaning set forth in the Recitals to this Agreement.

“Indemnified Party” has the meaning set forth in Section 12.3.

“Indemnifying Party” has the meaning set forth in Section 12.3.

“JPMorgan” has the meaning set forth in Section 5.10.

“Knowledge” means, with respect to the Buyer Parties, Robert Sands, Richard Sands, Paul Hetterich, Robert Ryder, Susan Gardner, David Klein and Thomas Mullin, in each case, after reasonably prudent inquiry.

“Law” means (a) any constitution, statute, law, code, ordinance, regulation, treaty, rule, common law, policy or interpretation enacted, published or promulgated by any Governmental Authority, including, but not limited to, laws and regulations applicable to the production and sale of alcoholic beverage products, “dram shop” laws, safety laws or other similar regulations; and (b) with respect to a particular Person, the terms of any Order or Permit binding upon such Person or its assets or properties.

“Liability” means any liability, indebtedness, commitment or other obligation of any kind (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, or otherwise).

“Lien” means any charge, claim, mortgage, lease, sublease, occupancy agreement or similar Contract, tenancy, right-of-way, easement, collateral assignment, restrictive covenant, encroachment, Order, community property interest, equitable interest, security interest, lien (statutory or otherwise), pledge, hypothecation, option, right of first refusal or other similar restriction, limitation, exception or encumbrance, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“LLC Agreement” has the meaning set forth in the Recitals.

“LLC Interests” has the meaning set forth in the Recitals.

“Mandatory Tender Offer” has the meaning set forth in the Recitals.

“Marcas Modelo” means Marcas Modelo, S.A. de C.V., a sociedad anónima de capital variable organized under the Laws of Mexico.

“Members” has the meaning set forth in the LLC Agreement as in effect on the date hereof.

“Membership Interest Assignment” means the assignment of membership interest to be executed at the Closing, substantially in the form attached hereto as Exhibit C, transferring the Importer Interest or the Alternate Importer Interest to Constellation Beers, CBBH or CBI, as applicable.

“Order” means any order, injunction (whether temporary, preliminary or permanent), ruling, decree (including any consent decree), writ, subpoena, verdict, charge, judgment, assessment or other decision entered, issued, made or rendered by any Governmental Authority or by any arbitrator.

“Organizational Documents” means, with respect to a particular Person, (a) if such Person is a corporation, its certificate or articles of incorporation, organization or formation and its by-laws; (b) if such Person is a general partnership, its partnership agreement and any statement of partnership; (c) if such Person is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (d) if such Person is a limited liability company, its certificate or articles of formation or organization and limited liability company or operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (f) any amendment to any of the foregoing.

[****]

“Permit” means any permit, license, exemption, variance, registration, security clearance or other authorization issued or granted by any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (ii) Liens arising under the LLC Agreement; (iii) restrictions on transfer imposed by applicable securities laws or state corporation, limited liability company or partnership laws; (iv) Liens arising under this Agreement or the other Transaction Documents; and(v) Liens created by the Buyer Parties or any of their Affiliates.

“Person” means any individual, firm, company, general partnership, limited partnership, limited liability partnership, joint venture, association, corporation, limited liability company, trust, business trust, estate, Governmental Authority or other entity.

[****]

“Proceeding” means any action, claim, complaint, charge, arbitration, audit, hearing, investigation, inquiry, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Prohibited Acquisition” has the meaning set forth in Section 8.2(a).

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Prohibited Owner” has the meaning given to such term in the form of Importer Agreement attached hereto as Exhibit A.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Remedial Action” has the meaning set forth in Section 9.1.

“Restated LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Crown Imports LLC, to be executed at the Closing Date and in substantially the form attached hereto as Exhibit D.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, in each case, as amended.

“Seller” has the meaning set forth in the Recitals to this Agreement.

“Seller Party” means individually, and “Seller Parties” means collectively, each of Seller and ABI.

[****]

“Sub-license Agreement” means that certain Amended and Restated Sub-license Agreement, by and between Marcas Modelo and the Importer and to be executed at the Closing, substantially in the form attached hereto as Exhibit B.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency); (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person; or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one (1) or more of its other Subsidiaries or by one (1) or more of such Person’s other Subsidiaries.

“Tax” or “Taxes” means, however denominated, all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other government charges, including all net income, gross income, estimated income, gross receipts, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, social security, unemployment, worker’s compensation, commercial rent, withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, recapture, license, lease, severance, capital, production, corporation, ad valorem, excise, custom, duty, escheat, built in gain pursuant to Code Section 1374 or similar tax, including any interest, fines, penalties and additions (to the extent applicable) thereon or thereto, whether disputed or not, and any obligations with respect to such amounts arising as a result of being a member of an affiliated,

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

consolidated, combined or unitary group for any period or under any Contract with any other Person, and including any Liability for taxes of a predecessor.

“Terminated Agreements” means the agreements listed on Schedule 13.1.

“Termination Fee” has the meaning set forth in Section 11.2(c).

“Third Party Claim” has the meaning set forth in Section 12.3.

“Transaction Documents” means this Agreement, the Importer Agreement, [****] the Sub-license Agreement, the Membership Interest Assignment, the Restated LLC Agreement (solely to the extent Constellation Beers and CBBH do not acquire all of the Importer Interest at the Closing and Seller continues to own any portion of the Importer Interest immediately following the Closing) and all other agreements, certificates, instruments and other documents being delivered pursuant to this Agreement or pursuant to such other agreements, certificates, instruments and other documents.

1.2    Certain Interpretive Matters.

(a)      General Rules of Construction. In this Agreement, unless the context otherwise requires:

(i)      words of the masculine or neuter gender shall include the masculine and/or feminine gender, and words in the singular number or in the plural number shall each include the singular number or the plural number;

(ii)      reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(iii)      reference to any agreement (including this Agreement) or other Contract or any document means such agreement, Contract or document as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(iv)      all amounts in this Agreement and the other Transaction Documents are stated and shall be paid in United States dollars unless specifically otherwise provided;

(v)      “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(vi)      relative to the determination of any period of time, “from” means “from and including”, “to” means “to but excluding” and “through” means “through and including;”

(vii)      “hereto”, “herein”, “hereof”, “hereinafter” and similar expressions refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or other part of this Agreement;

(viii)      reference to any “Article” or “Section” means the corresponding Article(s) or Section(s) of this Agreement;

(ix)      the descriptive headings of Articles, Sections, paragraphs and other parts of this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement or any of the terms or provisions hereof;

(x)      reference to any Law or Order, means (A) such Law or Order as amended, modified, codified, supplemented or reenacted, in whole or in part, and in effect from time to time; and (B) any comparable successor Laws or Orders; and

(xi)      any Contract, instrument, insurance policy, certificate or other document defined or referred to in this Agreement or in any other Transaction Document means such Contract, instrument, insurance policy, certificate or other document as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or Consent and all attachments thereto and instruments and other documents incorporated therein.

(b) Acknowledgment Regarding Negotiation and Preparation of Agreement. The parties hereto further acknowledge and agree that (i) this Agreement is the result of negotiations between the parties hereto and shall not be deemed or construed as having been drafted by any one party; (ii) each of the parties hereto has been represented by its own legal counsel in connection with the negotiations and preparation of this Agreement, each of the parties hereto has been independently advised as to Tax consequences of the contemplated transactions, and each of the parties hereto and its counsel and advisors have reviewed and negotiated the terms and provisions of this Agreement (including any exhibits and schedules attached hereto) and have contributed to its preparation; and (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE CROWN INTEREST

2.1 Purchase and Sale of the Importer Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing, Constellation Beers shall purchase and accept delivery of 98% of the Importer Interest from Seller, CBBH shall purchase and accept delivery of 2% of the Importer Interest from Seller, and ABI shall cause Seller to sell, assign, transfer and deliver the Importer Interest to Constellation Beers and CBBH in accordance with the percentages provided in this Section 2.1, free and clear of all Liens (other than Permitted Liens).

If, pursuant to and in accordance with Section 9.7(e) and Section 9.7(f), Constellation Beers and CBBH are unable to acquire all the Importer Interest, then, upon the terms and subject to the conditions of this Agreement, at the Closing, CBI shall, or shall cause one or more of the Buyer Parties to, purchase and accept delivery of the Alternate Importer Interest from Seller, and ABI shall cause Seller to sell, assign, transfer and deliver the Alternate Importer Interest to CBI or one or more of the Buyer Parties, free and clear of all Liens (other than Permitted Liens).

2.2     Purchase Price and Payment.

(a)      Unless Constellation Beers and CBBH are unable to acquire all the Importer Interest pursuant to and in accordance with Section 9.7(e) and Section 9.7(f), the total purchase price for the Importer Interest will be an aggregate amount in cash equal to $1,845,000,000 Dollars (the “Purchase Price”). If Constellation Beers and CBBH are unable to acquire all the Importer Interest pursuant to and in accordance with Section 9.7(e) and Section 9.7(f), the total purchase price for the Alternate Importer Interest will be an aggregate amount of cash equal to the Alternate Purchase Price.

(b)      At the Closing, CBI shall pay to Seller an aggregate amount in cash equal to the Purchase Price or, if Constellation Beers and CBBH are unable to acquire all the Importer Interest in accordance with Section 9.7(e) and Section 9.7(f), the Alternate Purchase Price, by wire transfer of immediately available funds to the account of Seller or its designee at a bank that is designated by ABI in writing at least two Business Days prior to the Closing.

2.3    Final Distribution of Available Cash.

(a)      As soon as practicable but in no event more than 30 days following the Closing, CBI shall prepare, or cause to be prepared, and deliver to ABI the Closing Statement. The calculation of Available Cash set forth in the Closing Statement shall be prepared in accordance with the Importer’s accounting methods, policies, practices and procedures as of the date hereof, in the same manner, with consistent classification and estimation methodology, as the audited balance sheet of the Importer for the fiscal year ended December 31, 2011 delivered by CBI to ABI prior to the date hereof and in the same manner as Available Cash was calculated for the most recent distribution made to the Members prior to the date hereof pursuant to Section 10.2 of the LLC Agreement as in effect on the date hereof.

(b)      In the event that ABI disagrees with CBI’s proposed calculation of the Distribution Amount as set forth in the Closing Statement, ABI shall, within 30 days after receipt of the Closing Statement, so inform CBI in writing (the “ABI Objection”), setting forth a description of the basis of ABI’s disagreement and its calculation of the Distribution Amount. During the 30-day period after ABI’s receipt of the Closing Statement, subject to applicable Law, ABI and its representatives shall be provided with such access to the financial books and records of the Importer as well as any relevant work papers used by each of CBI and Importer and its respective employees, advisors or representatives to prepare the Closing Statement, as well as access to individuals and representatives responsible for and knowledgeable about the information used in the preparation of the Closing Statement and the calculation of the Distribution Amount as it may reasonably request to enable it to evaluate CBI’s calculation of the Distribution Amount; provided, that, if ABI and its employees are not permitted by reason of applicable Law direct access to such books, records or individuals, the parties shall cooperate and work in good faith to agree on appropriate clean room procedures to permit ABI’s representatives to have such access and to share the maximum amount of such information with ABI and its representatives as legally permissible and, if necessary, such 30-day period shall be extended to allow such access. CBI shall, following the Closing through the date the Closing Statement and the Distribution Amount are finally determined in accordance with the penultimate sentence of Section 2.3(c), take all action reasonably necessary or desirable to maintain and preserve all books and records, policies and procedures on which the Closing Statement and the calculation of the Distribution Amount contained therein are based so as not to impede or delay the determination of the Distribution Amount, the Closing Statement, the ABI Objection, the Final Closing Statement and the Final Distribution Amount. If no ABI Objection is received by CBI on or before the last day of such 30-day period (as such period may be extended), then the Distribution Amount set forth on the Closing Statement delivered by CBI shall be final and binding upon ABI in accordance with the penultimate sentence of Section 2.3(c). During the 30 days immediately following the delivery of the ABI Objection, ABI and CBI shall seek to resolve any disagreement that they may have with respect to the matters specified in the ABI Objection.

(c)      If CBI and ABI are unable to resolve all their disagreements with respect to the matters set forth in the ABI Objection during the 30 days following CBI’s receipt of the ABI Objection, they shall refer any remaining disagreements to Ernst & Young LLP, or if Ernst & Young LLP is unable to serve in such a capacity, such other reputable internationally-recognized firm of independent certified public accountants mutually acceptable to CBI and ABI (Ernst & Young LLP or such other firm, the “CPA Firm”) which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Section 2.3(a) and the definition of Closing Statement and Distribution Amount, whether and to what extent, if any, the Distribution Amount set forth in the Closing Statement requires adjustment. The parties shall instruct the CPA Firm to deliver its written determination to CBI and ABI no later than 30 days after the remaining differences underlying the ABI Objection are referred to the CPA Firm. The CPA Firm’s determination shall be final and binding upon CBI and ABI and their respective Affiliates. If the CPA Firm determines the Distribution Amount set forth in the Closing Statement requires adjustment, its calculation of the Distribution Amount shall not be higher than the amounts advocated by ABI in the ABI Objection nor lower than the amounts advocated by CBI in the Closing Statement. The fees and disbursements of the CPA Firm shall be borne equally by CBI and ABI. The parties shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants) relating to the Closing Statement and the ABI Objection and all other items reasonably requested by the CPA Firm in connection therewith. The Closing Statement and Distribution Amount that are final and binding on CBI, ABI and their respective Affiliates, as determined either through agreement of CBI and ABI or through the determination of the CPA Firm pursuant to this Section 2.3(c), are referred to herein as the “Final Closing Statement” and the “Final Distribution Amount”. The Final Distribution Amount shall bear interest from the date that the Distribution Amount would have been paid pursuant to the LLC Agreement (in effect as of the date hereof) at the rate of 2% per annum.

(d)      CBI shall pay, or cause to be paid, the Final Distribution Amount to ABI and Constellation Beers in cash by wire transfer of immediately available funds to an account designated in advance by ABI and Constellation Beers no later than the third Business Day after the date that the Final Distribution Amount is finally determined pursuant to Section 2.3(b) or Section 2.3(c).

ARTICLE 3

THE CLOSING

3.1    Closing and Closing Date. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with the terms and provisions of Article 11 and except as agreed to in writing by ABI and CBI, the purchase and sale of the Importer Interest or the Alternate Importer Interest, as applicable (the “Closing”), shall take place on the later to occur of (a) the GM Transaction Closing and (b) the eighteenth (18th) day following the delivery by ABI to CBI of a written notice specifying the anticipated date of the GM Transaction Closing (the “GM Transaction Closing Notice”); provided, however, that if the conditions to Closing set forth in Section 10.1(a) and Section 10.2(a) have not been satisfied, or, to the extent permitted by applicable Law, waived as of the later of (i) the GM Transaction Closing and (ii) the eighteenth (18th) day following the delivery by ABI to CBI of the GM Transaction Closing Notice, then the purchase and sale of the Importer Interest or the Alternate Importer Interest, as applicable, shall take place as promptly after such later date as permitted by applicable Law after the conditions set forth in Section 10.1(a) and Section 10.2(a) have been satisfied or, to the extent permitted by applicable Law, waived (such date and time on and at which the Closing actually occurs being referred to herein as the “Closing Date”). The Closing shall take place at the offices of ABI’s counsel, Sullivan & Cromwell LLP, 125 Broad Street, New York, New York. The GM Transaction Closing Notice shall be delivered no earlier than the date a Subsidiary of ABI commences the Mandatory Tender Offer.

3.2    Documents and Items to be Delivered to the Buyer Parties. At the Closing, ABI shall deliver, or cause to be delivered, to CBI:

(a)      The Membership Interest Assignments;

(b)       A certificate in form and substance reasonably acceptable to CBI, dated the Closing Date, executed by a duly authorized officer of ABI, certifying: (i) that attached thereto is a true and complete copy of the resolutions duly adopted by the Board of Directors of ABI on or prior to the date hereof authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which ABI is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and (ii) as to the incumbency of the ABI officers executing this Agreement or a Transaction Document and their signatures;

(c)      A certificate in form and substance reasonably acceptable to CBI, dated the Closing Date, executed by a duly authorized officer of the Seller, certifying: (i) that attached thereto is a true and complete copy of the resolutions duly adopted by the Board of Directors of the Seller as of the Closing Date authorizing the execution and delivery of the Membership Interest Assignments, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date; and (ii) as to the incumbency of the Seller’s officers executing the Membership Interest Assignments and their signatures;

(d)      Executed signature pages to the written consent of the Importer’s Board of Directors from the members of the Importer’s Board of Directors that are appointed or elected by the Seller, which consent shall approve an election under Code Section 754 and shall be in a form reasonably acceptable to the parties;

(e)      The Importer Agreement duly executed by Extrade;

(f)      The Sub-license Agreement duly executed by Marcas Modelo; and

(g)      If Constellation Beers and CBBH do not acquire all the Importer Interest at the Closing, the Restated LLC Agreement duly executed by the Seller or, if Seller sells or transfers a portion of the Importer Interest to a third party pursuant to Section 9.7(e), duly executed by such third party purchaser and Seller, or if Seller sells or transfers all of the Importer Interest not acquired by Constellation Beers and CBBH to a third party pursuant to Section 9.7(e), duly executed by such third-party purchaser.

3.3     Documents and Items to be Delivered to ABI by the Buyer Parties. At the Closing, the Buyer Parties will deliver, or cause to be delivered, to ABI:

(a)      The payment required to be made by CBI to ABI pursuant to Section 2.2(b);

(b)      A certificate, in form and substance reasonably acceptable to ABI, executed by an authorized officer of Constellation Beers, dated the Closing Date, certifying (i) that attached thereto are the resolutions duly adopted by the Board of Directors of Constellation Beers on or prior to the date hereof authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date and (ii) as to the incumbency of Constellation Beers’ officers executing this Agreement or a Transaction Document and their signatures;

(c)      A certificate, in form and substance reasonably acceptable to ABI, executed by an authorized officer of CBBH, dated the Closing Date, certifying (i) that attached thereto are the resolutions duly adopted by the Board of Directors of CBBH on or prior to the date hereof authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date and (ii) as to the incumbency of CBBH’s officers executing this Agreement or a Transaction Document and their signatures;

(d)      A certificate, in form and substance reasonably acceptable to ABI, executed by an authorized officer of CBI, dated the Closing Date, certifying (i) that attached thereto are the resolutions duly adopted by the Board of Directors of CBI on or prior to the date hereof authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date and (ii) as to the incumbency of the CBI officers executing this Agreement or a Transaction Document and their signatures;

(e)      The Importer Agreement duly executed by the Importer;

(f)      The Sub-license Agreement duly executed by the Importer; and

(g)      If Constellation Beers and CBBH do not acquire all the Importer Interest at the Closing, the Restated LLC Agreement duly executed by Constellation Beers and, if applicable, CBBH.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF ABI

ABI hereby represents and warrants to the Buyer Parties, unless otherwise specified, as of the date hereof and as of the Closing as follows:

4.1    Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for such failures to be so qualified or in good standing as would not materially and adversely affect its ability to execute or deliver at the Closing, or perform its obligations at the Closing under, the Membership Interest Assignments and, if required to be delivered pursuant to Section 3.2(g), the Restated LLC Agreement.

4.2    Authority of Seller. As of the Closing Date, Seller shall have all requisite power and authority to execute and deliver the Membership Interest Assignments and, if required to be delivered pursuant to Section 3.2(g), the Restated LLC Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. As of the Closing Date, the execution and delivery of the Membership Interest Assignments and, if required to be delivered pursuant to Section 3.2(g), the Restated LLC Agreement, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby shall have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Seller shall be necessary to authorize the Membership Interest Assignments and, if required to be delivered pursuant to Section 3.2(g), the Restated LLC Agreement, the performance of such obligations or the consummation of such transactions.

4.3    Organization and Qualification of ABI. ABI is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for such failures to be so qualified or in good standing as would not materially and adversely affect its ability to execute or deliver, or perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.

4.4    Authority of ABI. ABI has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by ABI of this Agreement and each of the other Transaction Documents to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of ABI are necessary to authorize this Agreement and each of the other Transaction Documents to which ABI is a party, the performance of such obligations or the consummation of such transactions.

4.5    Title. Seller is the record and beneficial owner of the Importer Interest and has good and marketable legal title to the Importer Interest, free and clear of all Liens (other than Permitted Liens). Except for the transactions contemplated under this Agreement or as provided under the LLC Agreement, no Person has any right (whether by Law, preemptive or contractual) to purchase or acquire the Importer Interest or any portion thereof.

4.6    No Violation or Conflict; Consents. Neither the execution and delivery by Seller, Extrade, Marcas Modelo or ABI of this Agreement or any of the other Transaction Documents to which Seller, Extrade, Marcas Modelo or ABI is or will be a party as of the Closing, as applicable, nor the performance by Seller, Extrade, Marcas Modelo or ABI of their respective obligations hereunder and thereunder, as applicable, nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without notice or lapse of time, or both):

(a)      violate, contravene, conflict with or breach any term or provision of the Organizational Documents of Seller, Extrade, Marcas Modelo or ABI;

(b)      except as may be provided in the Organizational Documents of Importer, violate, contravene, conflict with, breach, constitute a default under, require any notice under, or give any Person the right to cancel, modify or terminate, or accelerate the maturity or performance of, any Contract to which Seller, Extrade, Marcas Modelo or ABI is a party or by which any of their respective assets is bound; or

(c)      violate, contravene or conflict with any of the terms, conditions or requirements of, or, except as may be required by the Alcoholic Beverage Authorities, require any notice to or filing with any Governmental Authority under, any Permit, Law or Order applicable to Seller, Extrade, Marcas Modelo or ABI or any of their respective assets;

other than, in the case of clauses (b) and (c), such violations, contraventions, conflicts, breaches, defaults, notices, cancellations, modifications, terminations, accelerations or rights that would not materially and adversely affect ABI’s ability to execute and deliver, or perform its obligations under, this Agreement and the other Transaction Documents to which it is a party or will be a party or give rise to a Lien on the Importer Interest or the Alternate Importer Interest, as applicable (other than Permitted Liens).

4.7    Litigation. As of the date hereof, there is no Order or Proceeding pending against the Seller, Extrade, Marcas Modelo or ABI, by any Governmental Authority or other Person that is reasonably likely to prevent, enjoin or materially delay the transactions contemplated by this Agreement.

4.8    Disclaimer. Except for the representations and warranties contained in this Agreement, none of ABI, the Seller nor any of their respective Affiliates, nor any of their respective stockholders, trustees, directors, officers, employees, Affiliates, advisors, members, fiduciaries, agents or representatives, nor any other Person has made or is making any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to ABI, the Seller, their respective Affiliates, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby. Except for the representations and warranties contained in this Agreement, ABI disclaims, on behalf of itself and its Affiliates, all Liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished.

4.9    Brokers. No investment banker, broker, agent, finder, advisor, firm or other Person acting on behalf of Seller, ABI or any of their respective Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from the Buyers, CBI or their respective Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYERS AND CBI

The Buyers and CBI, jointly and severally, hereby represent and warrant to ABI, unless otherwise specified, as of the date hereof and as of the Closing Date as follows:

5.1    Organization and Qualification of Constellation Beers. Constellation Beers is a corporation duly organized, validly existing and in good standing under the Laws of Maryland with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for such failures to be so qualified or in good standing as would not materially and adversely affect its ability to execute or deliver, or perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.

5.2    Authority of Constellation Beers. Constellation Beers has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Constellation Beers of this Agreement and each of the other Transaction Documents to which it is or will be a party, the performance by Constellation Beers of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Constellation Beers and no other corporate proceedings on the part of Constellation Beers, and no vote, consent or approval of its stockholders, are necessary to authorize this Agreement and each of the Transaction Documents to which Constellation Beers is a party, the performance of such obligations or the consummation of such transactions.

5.3    Organization and Qualification of CBBH. CBBH is a corporation duly organized, validly existing and in good standing under the Laws of Delaware with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for such failures to be so qualified or in good standing as would not materially and adversely affect its ability to execute or deliver, or perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.

5.4    Authority of CBBH. CBBH has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by CBBH of this Agreement and each of the other Transaction Documents to which it is or will be a party, the performance by CBBH of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of CBBH and no other corporate proceedings on the part of CBBH, and no vote, consent or approval of its stockholders, are necessary to authorize this Agreement and each of the Transaction Documents to which CBBH is a party, the performance of such obligations or the consummation of such transactions.

5.5    Organization and Qualification of CBI. CBI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with all corporate power and authority to own or lease all of its properties and assets and to conduct its business as currently conducted, and is duly qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for such failures to be so qualified or in good standing as would not materially and adversely affect its ability to execute or deliver, or perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party.

5.6    Authority of CBI. CBI has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by CBI of this Agreement and each of the other Transaction Documents to which it is or will be a party, the performance by CBI of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of CBI and no other corporate proceedings on the part of CBI, and no vote, consent or approval of its stockholders, are necessary to authorize this Agreement and each of the

Transaction Documents to which CBI is a party, the performance of such obligations or the consummation of such transactions.

5.7    No Violation or Conflict; Consents. Neither the execution and delivery by the Buyers or CBI of this Agreement or any of the other Transaction Documents to which the Buyers or CBI is a party, as applicable, nor the performance by the Buyers or CBI of its obligations hereunder and thereunder, as applicable, nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly (with or without notice or lapse of time or both):

(a)      violate, contravene, conflict with or breach any term or provision of the Organizational Documents of the Buyers or CBI;

(b)      violate, contravene, conflict with, breach, constitute a default under, require any notice under, or give any Person the right to cancel, modify or terminate, or accelerate the maturity or performance of, any Contract to which the Buyers or CBI is a party or by which any of its assets is bound; or

(c)      violate, contravene or conflict with any of the terms, conditions or requirements of, or require any notice to or filing with any Governmental Authority or other Person under, any Permit, Law or Order applicable to the Buyers or CBI or any of their respective assets;

other than, in the case of clauses (b) and (c), such violations, contraventions, conflicts, breaches or rights that would not materially and adversely affect the Buyers’ or CBI’s ability to execute and deliver or perform its obligations under this Agreement and the other Transaction Documents to which it is a party or will be a party.

5.8    Litigation. As of the date hereof, there is no Order or Proceeding pending against the Buyers or CBI, by any Governmental Authority or other Person that is reasonably likely to prevent, enjoin or materially delay the transactions contemplated by this Agreement.

5.9    Investment Intent; Restricted Securities; LLC Interest. Each of the Buyer Parties is acquiring the Importer Interest or the Alternate Importer Interest solely for their own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Importer Interest or the Alternate Importer Interest or dividing its respective participation herein with others. Each of the Buyer Parties understands and acknowledges that (a) neither the Importer Interest or the Alternate Importer Interest has been registered or qualified under the Securities Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) the Importer Interest and the Alternate Importer Interest constitute “restricted securities” as defined in Rule 144 under the Securities Act; (c) neither the Importer Interest or the Alternate Importer Interest is traded or tradable on any securities exchange or over the counter; and (d) neither the Importer Interest or the Alternate Importer Interest may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Importer Interest or the Alternate Importer Interest and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Each of the Buyer Parties will not transfer or otherwise dispose any of the Importer Interest or Alternate Importer Interest acquired hereunder or any interest therein in any manner that may cause a violation of the Securities Act or any applicable state securities laws. Each of the Buyer Parties is an “accredited investor” as defined in Rule 501(a) of the Securities Act. Constellation Beers is the record and beneficial owner of 50% of the outstanding LLC Interests.

5.10    Financial Ability. Each of the Buyer Parties acknowledges that its obligation to consummate the transactions contemplated by this Agreement is not and will not be subject to the receipt by any Buyer Party of any financing or the consummation of any other transaction other than the occurrence of the GM Transaction Closing. The Buyer Parties have delivered to ABI a true, complete and correct copy of the executed definitive Interim Loan Agreement, dated as of June 28, 2012, among Bank of America, N.A. (“Bank of America”), JPMorgan Chase Bank N.A. (“JPMorgan”) and CBI (collectively, the “Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, the lenders party thereto have committed to lend the amounts set forth therein (the “Financing”) for the purpose of funding the transactions contemplated by this Agreement. The Buyer Parties have delivered to ABI true, complete and correct copies of the fee letter and engagement letters relating to the Financing Commitment (redacted only as to the matters indicated therein), The Financing Commitment has not been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitment have not been withdrawn, terminated or rescinded in any respect. There are no agreements, side letters or arrangements to which CBI or any of its Affiliates is a party relating to the Financing Commitment that could affect the availability of the Financing. The Financing Commitment constitutes the legally valid and binding obligation of CBI and, to the Knowledge of CBI, the other parties thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles). The Financing Commitment is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated. Neither CBI nor any of its Affiliates is in breach of any of the terms or conditions set forth in the Financing Commitment, and assuming the accuracy of the representations and warranties set forth in Article 4 and performance by ABI of its obligations under this Agreement, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, no lender has notified CBI of its intention to terminate the Financing Commitment or not to provide the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitment. The aggregate proceeds available to be disbursed pursuant to the Financing Commitment will be sufficient for the Buyer Parties to pay the Purchase Price and all related fees and expenses on the terms contemplated hereby in accordance with the terms of this Agreement. As of the date hereof, CBI has paid in full any and all commitment or other fees required by the Financing Commitment that are due as of the date hereof. As of the date hereof, the Buyer Parties have no reason to believe that CBI and any of its applicable Affiliates will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available to CBI on the Closing Date. As of the date hereof, the Buyer

Parties have cash on hand and available amounts under CBI’s existing credit facilities available for the Buyer Parties to pay at least 50% of the Purchase Price and all related fees and expenses on the terms contemplated hereby in accordance with the terms of this Agreement and to purchase at least 50% of the Importer Interest and have no reason to believe that they would not have available cash on hand and availability under CBI’s existing credit facility to purchase at least 50% of the Importer Interest at Closing.

5.11    Brokers. No investment banker, broker, agent, finder, advisor, firm or other Person acting on behalf of the Buyers, CBI or any of their respective Affiliates is, or will be, entitled to any commission or broker’s or finder’s fees from ABI, Seller or any of their respective Affiliates.

ARTICLE 6

ABI GUARANTEE

6.1    Guarantee. (a) To induce CBI to enter into this Agreement, ABI, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to CBI, the Buyers and the Importer, as a primary obligor and not merely as a surety, (i) the due and punctual performance and observance of, and compliance with, all covenants, agreements, obligations, Liabilities, representations and warranties (A) of Seller Parties hereunder and under or pursuant to the Membership Interest Assignments from and after the date hereof until released pursuant to Section 6.2 and (B) of Extrade under or pursuant to the Importer Agreement, and of Marcas Modelo under or pursuant to the Sub-license Agreement, in each case from and after the Closing until released pursuant to Section 6.2, and (ii) the payment of any Damages incurred by CBI, the Buyers or the Importer as a consequence of ABI breaching its obligations hereunder pursuant to the terms hereof, Seller not executing the Membership Interest Assignments at Closing, Extrade not executing the Importer Agreement at Closing or Extrade breaching its obligations thereunder pursuant to the terms thereof, or Marcas Modelo not executing the Sub-license Agreement at Closing or Marcas Modelo breaching its obligations thereunder pursuant to the terms thereof (all such obligations and any such Damages being collectively referred to as the “ABI Guaranteed Obligations”). ABI further agrees that the ABI Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any amendment, modification, extension or renewal of any of the ABI Guaranteed Obligations, whether or not any of the foregoing would in any way increase ABI’s obligations hereunder. ABI irrevocably and unconditionally waives, and agrees that its Liability under its guarantee shall be unaffected by, any act, omission, delay or other circumstance or any election of remedies by CBI, the Buyers or the Importer that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. ABI further agrees that its guarantee is a continuing guarantee of payment and performance of the ABI Guaranteed Obligations when due (whether or not any bankruptcy, insolvency or similar Proceeding under applicable Law shall have stayed the accrual or collection of any of the ABI Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that resort be had by CBI, the Buyers or the Importer to ABI, Seller, Extrade or Marcas Modelo, as applicable, for the collection and performance of the ABI Guaranteed Obligations.

(b) The exercise or failure to exercise any right or remedy under this Agreement or the Importer Agreement or Sub-license Agreement shall not affect, impair or discharge, in whole or in part, the Liability of ABI under this Article 6. Subject to Section 6.2, the obligations of ABI shall not be released, limited or impaired or subject to any defense or setoff, other than a defense that payment or performance has been made by ABI, Seller, Extrade or Marcas Modelo, as applicable, and except for defenses based on a final judicial determination by a court of competent jurisdiction that ABI, Seller, Extrade or Marcas Modelo has a defense to performance based on CBI’s Breach of this Agreement, or the Importer’s Breach of the Importer Agreement or Sub-license Agreement, as applicable. ABI’s obligations under this Article 6 shall not be affected by any claim by ABI, Seller, Extrade or Marcas Modelo that this Agreement, the Membership Interest Assignment, the Importer Agreement or the Sub-license Agreement, as applicable, is invalid or unenforceable and any payments required to be made by it hereunder shall be made free and clear of any deduction, set-off, defense, claim or counterclaim of any kind. The rights and obligations under this Article 6 shall survive any assignment made in accordance with Section 14.2.

6.2    Release of Guarantee. ABI agrees that its obligations under this Article 6 shall remain in full force and effect until (i) in the case of Section 6.1(a)(i)(A) and Section 6.1(a)(ii) (to the extent relating to the obligations of the Seller Parties), (A) with respect to the obligations that do not by their terms survive the Closing, the Closing and (B) with respect to the obligations that by their terms survive the Closing, for so long as such obligations survive hereunder in accordance with their terms, and (ii) in the case of Section 6.1(a)(i)(B) and Section 6.1(a)(ii) (other than to the extent relating to the obligations of the Seller Parties hereunder), the termination of the Importer Agreement and the Sub-license Agreement; provided, that ABI shall be released from its obligations under this Article 6 concurrently with the termination of this Agreement in accordance with Article 11; provided, however, that ABI shall not be released from its obligations under this Article 6 so long as any bona fide claim of CBI, the Buyers or the Importer against ABI, Seller, Extrade or Marcas Modelo, as applicable, which arises out of, or relates to, directly or indirectly, this Agreement, the Membership Interest Assignments, the Importer Agreement, the Sub-license Agreement or any other document related herewith or therewith, as applicable, (a) is not settled to the reasonable satisfaction of CBI, the Buyers, or the Importer, as applicable, or discharged in full or (b) has not been finally resolved (as such term is defined in Section 12.1). In addition, if at any time, any payment, or part thereof, by ABI, Seller, Marcas Modelo, or Extrade is rescinded or must otherwise be returned upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of ABI, Seller, Marcas Modelo or Extrade or otherwise, the obligations of ABI under this Article 6 shall continue to be effective or shall be automatically reinstated, all as though such payment had not been made.

ARTICLE 7

CBI GUARANTEE

7.1    Guarantee. (a) To induce ABI to enter into this Agreement, CBI, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to ABI, Seller, Extrade, and Marcas Modelo, as a primary obligor and not merely as a surety, (i) the due and punctual performance and observance of, and compliance with, all covenants, agreements, obligations, Liabilities, representations and warranties (A) of the Buyers hereunder from and after the date hereof until released pursuant to Section 7.2 and (B) the Importer under or pursuant to the Importer Agreement and the Sub-license Agreement from and after the Closing until released pursuant to Section 7.2, and (ii) the payment of any Damages incurred by ABI, Seller, Extrade, or Marcas Modelo as a consequence of a Buyer breaching its obligations hereunder pursuant to the terms hereof, or the Importer not executing the Importer Agreement or the Sub-license Agreement at Closing or the Importer breaching its obligations thereunder pursuant to the terms thereof (all such obligations and any such Damages being collectively referred to as the “CBI Guaranteed Obligations”). CBI further agrees that the CBI Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any amendment, modification, extension or renewal of any of the CBI Guaranteed Obligations, whether or not any of the foregoing would in any way increase CBI’s obligations hereunder. CBI irrevocably and unconditionally waives, and agrees that its Liability under its guarantee shall be unaffected by, any act, omission, delay or other circumstance or any election of remedies by ABI, Seller, Extrade or Marcas Modelo that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. CBI further agrees that its guarantee is a continuing guarantee of payment and performance of the CBI Guaranteed Obligations when due (whether or not any bankruptcy, insolvency or similar Proceeding under applicable Law shall have stayed the accrual or collection of any of the CBI Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that resort be had by ABI, Seller, Extrade or Marcas Modelo to the Importer for the collection and performance of the CBI Guaranteed Obligations.

(b) The exercise or failure to exercise any right or remedy under this Agreement or the Importer Agreement or Sub-license Agreement shall not affect, impair or discharge, in whole or in part, the Liability of CBI under this Article 7. Subject to Section 7.2, the obligations of CBI shall not be released, limited or impaired or subject to any defense or setoff, other than a defense that payment or performance has been made by CBI or the Importer, as applicable, and except for defenses based on a final judicial determination by a court of competent jurisdiction that a Buyer has a defense to performance based on ABI’s Breach of this Agreement, Extrade’s Breach of the Importer Agreement or Marcas Modelo’s Breach of the Sub-license Agreement, as applicable. CBI’s obligations under this Article 7 shall not be affected by any claim by CBI or the Importer that this Agreement, the Importer Agreement or Sub-license Agreement, as applicable, is invalid or unenforceable and any payments required to be made by it hereunder shall be made free and clear of any deduction, set-off, defense, claim or counterclaim of any kind. The rights and obligations of CBI under this Article 7 shall survive any assignment by any Buyer Party made in accordance with Section 14.2.

7.2    Release of Guarantee. CBI agrees that its obligations under this Article 7 shall remain in full force and effect until (i) in the case of Section 7.1(a)(i)(A) and Section 7.1(a)(ii), (A) with respect to the obligations that do not by their terms survive the Closing, the Closing and (B) with respect to the obligations that by their terms survive the Closing, for so long as such obligations survive hereunder in accordance with their terms, and (ii) in the case of Section 7.1(a)(i)(B), the termination of the Importer Agreement and the Sub-license Agreement; provided, that CBI shall be released from its obligations under this Article 7 concurrently with the termination of this Agreement in accordance with Article 11; provided, however, that CBI shall not be released from its obligations under this Article 7 so long as any bona fide claim of

ABI, the Seller, Extrade or Marcas Modelo against a Buyer or the Importer, as applicable, which arises out of, or relates to, directly or indirectly, this Agreement or the Importer Agreement, the Sub-license Agreement or any other document related herewith or therewith, as applicable, (a) is not settled to the reasonable satisfaction of ABI, Seller, Extrade or Marcas Modelo, as applicable, or discharged in full or (b) has not been finally resolved (as such term is defined in Section 12.1). In addition, if at any time, any payment, or part thereof, by CBI or the Importer is rescinded or must otherwise be returned upon the bankruptcy, insolvency, dissolution, liquidation or reorganization of CBI or the Importer or otherwise, the obligations of CBI under this Article 7 shall continue to be effective or shall be automatically reinstated, all as though such payment had not been made.

ARTICLE 8

COVENANTS OF SELLER PARTIES

8.1    Consents. Buyer Parties shall obtain all Consents required to effect the transactions contemplated by this Agreement and the Transaction Documents.

8.2    Exclusive Dealing; Acquisition Proposals. (a) Subject to Section 8.2(b), after the date hereof until the earlier of (i) the Closing and (ii) termination of this Agreement in accordance with its terms, ABI, its Subsidiaries and their respective directors and officers shall not (and they shall use reasonable best efforts to instruct and cause any of their respective employees, consultants, advisors or representatives not to), directly or indirectly, except as contemplated by this Agreement or the GM Transaction Agreement, solicit, encourage or initiate any negotiations or discussions with respect to any offer or proposal to acquire the Importer Interest or any portion thereof (a “Prohibited Acquisition”). ABI will cause Seller not to, except as contemplated by this Agreement or the GM Transaction Agreement, transfer the Importer Interest or any portion thereof to any other Person, or solicit, encourage or initiate any negotiations or discussions with respect to any offer or proposal therefor.

(b) Notwithstanding anything to the contrary in Section 8.2(a), the restrictions set forth in Section 8.2(a) shall not apply in the event that the lenders party to the Financing Commitment notify any Buyer Party of their intention not to provide, or otherwise refuse or fail to provide, the Financing at the Closing, or if any notice is delivered pursuant to Section 9.7(d) hereof. The parties hereby acknowledge and agree that upon the occurrence of any such event described in the foregoing sentence, the Seller Parties shall be entitled to solicit, encourage or initiate negotiations and discussions with any Person (other than a Prohibited Owner) with respect to the sale or transfer of the Importer Interest or any portion thereof to such Person and shall further be entitled to enter into any agreement to sell, or to sell, to any Person all or any portion of the Importer Interest not purchased by the Buyers at the Closing pursuant to Section 9.7(e) and Section 9.7(f), in any such case without any limitation and without requiring the approval of or notice to any Buyer Party; including any approval of any Buyer Party or its Affiliates that may be required pursuant to the LLC Agreement, which approval, if any, is hereby granted by the Buyer Parties.

8.3    Non-Solicitation of Employees. For the period commencing on the Closing Date and ending on the second anniversary thereof, ABI shall not and shall not permit its Subsidiaries to, directly or indirectly, hire, solicit or encourage to leave the employment of the Importer, any employee of the Importer with whom Seller or its representatives directly communicated in connection with the negotiation and performance of this Agreement or the Importer Agreement; provided, however, that the foregoing provision shall not apply to employees terminated by Importer or general advertisements or solicitations that are not specifically targeted at such persons.

ARTICLE 9

OTHER COVENANTS OF THE PARTIES

9.1    Antitrust Approval. The Buyer Parties shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist and cooperate with ABI and Grupo Modelo in doing, all things necessary, proper or advisable (subject to applicable Law) to consummate and make effective the transactions contemplated by this Agreement and the GM Transaction. In furtherance and not in limitation of the foregoing, the Buyer Parties shall use their reasonable best efforts to (i) comply promptly with any request of any Governmental Authority for additional information, documents or other materials, including, without limitation, participating in meetings with officials of such Governmental Authority during the course of its review of the GM Transaction and/or the transactions contemplated hereby; (ii) support ABI and Grupo Modelo in their response to requests for information from any Governmental Authority in connection with its investigation of the GM Transaction and/or the transactions contemplated hereby; and (iii) otherwise assist in facilitating antitrust approval of the transactions contemplated by this Agreement and the GM Transaction. To the extent permitted by the relevant Governmental Authority, the Buyer Parties and the Seller Parties shall (a) allow the Buyer Parties (including their outside counsel) and the Seller Parties (including their outside counsel) to attend and participate in all meetings, discussions and other communications with all Governmental Authorities in connection with the review of the transactions contemplated by this Agreement, (b) promptly and fully inform CBI, ABI and Grupo Modelo of any written or material oral communication received from or given to any Governmental Authority relating to the GM Transaction or the transactions contemplated herein, and provide them with copies of any such written communication, (c) permit CBI, ABI and Grupo Modelo to review in advance, to the extent practicable with reasonable time and opportunity to comment and consider in good faith the views of the others with respect thereto, any proposed submission, correspondence or other communication by the Buyer Party to any Governmental Authority relating to the GM Transaction or the transactions contemplated herein, and (d) provide reasonable prior notice to and, to the extent practicable, consult with CBI, ABI and Grupo Modelo in advance of any meeting, material conference or material discussion with any Governmental Authority relating to the GM Transaction or the transactions contemplated herein (and allow the Seller Parties to attend and participate in such meeting, conference or discussion). If reasonably requested by ABI or Grupo Modelo, and if permitted to do so by the relevant Governmental Authority, the Buyer Parties and the Seller Parties shall, upon reasonable notice, cause an informed representative to attend any one or more meetings, either by phone or in person, before a Governmental Authority in support of approval of the transactions contemplated by this Agreement and the GM Transaction. Without limiting in any respect the parties’ obligations contained in this Section 9.1, in the event that the parties do not agree with respect to strategy or tactics in connection with a Governmental Authority’s review of the GM Transaction and/or the transactions contemplated hereby, ABI’s decision will control. Each of the parties agrees to use its reasonable best efforts to propose, negotiate, commit to and effect any consent decree, settlement, remedy, undertaking, commitment, action or agreement, including any amendment or other revision to one or more of the Transaction Documents (each, a “Remedial Action”), as may be required in connection with a Governmental Authority’s review of the GM Transaction and/or the transactions contemplated hereby; provided that any such Remedial Action (1) is conditioned on the consummation of the transactions contemplated by this Agreement and (2) does not, individually or in the aggregate, have a material adverse effect on such party as measured against the business of the Importer or the Buyer Parties (it being agreed and understood that, the parties shall cooperate in good faith in connection with any Remedial Action to attempt to preserve the economic benefits reasonably expected to be achieved by each of the parties hereto, but shall in any event effect any such Remedial Action required pursuant to this sentence notwithstanding anything in this parenthetical). Notwithstanding anything to the contrary contained in this Section 9.1 or elsewhere in this Agreement, a party shall not have any obligation under this Agreement to take any of the following actions or commit to take any of the following actions, or to cause Importer to take any of the following actions, if such party, in good faith, reasonably expects such action to have more than a de minimis adverse effect on the business or interests of such party or Importer: (x) to sell, dispose of or transfer or cause any of its Subsidiaries to sell, dispose of or transfer any assets; (y) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; or (z) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date).

9.2    Other Regulatory Matters. Except as otherwise provided in Section 9.1, the parties will proceed diligently and in good faith and will use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all Permits from, make all filings with and give all notices to Governmental Authorities, including, without limitation, the Alcoholic Beverage Authorities or any other Person required to consummate the transactions contemplated by this Agreement, and (b) provide such other information and communications to such Governmental Authorities or other Person as the other party or such Governmental Authorities or other Person may reasonably request.

9.3    Notification of Certain Matters. Subject to compliance with applicable Law or as required by any Governmental Authority, the Buyer Parties and ABI will notify the other promptly in writing of, and contemporaneously will provide the other with true and complete copies of any and all material information or documents relating to, and will use reasonable best efforts to cure before the Closing, any event, transaction or circumstance occurring after the date of this Agreement that causes or is reasonably expected to cause a failure of any condition to the other party’s obligations to consummate the transactions contemplated hereby. No notice given pursuant to this Section 9.3 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or the rights of the parties hereunder.

9.4    Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, the Buyer Parties and ABI will cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary or desirable on its part, and proceed diligently and in good faith to satisfy each condition to the other party’s obligations contained in this Agreement in order to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and neither Seller Parties nor Buyer Parties will take any action, or fail to take any action required to be taken by it hereunder, that could be reasonably expected to result in the non-fulfillment of any such condition. In furtherance and not in limitation of the foregoing, the Buyer Parties and the Seller Parties shall use their reasonable best efforts to (a) comply promptly with any request of any Governmental Authority for additional information, documents or other materials, including, without limitation, participating in meetings with officials of such Governmental Authority during the course of its review of the transactions contemplated hereby and (b) support the other parties hereto in their response to requests for information from any Governmental Authority in connection with its investigation of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge and agree that none of the Seller Parties has any obligation to the Buyer Parties under this Agreement or otherwise to consummate, or seek to receive any consent required to consummate, the transactions contemplated by the GM Transaction Agreement and the Buyer Parties shall not have, and are not intended third party beneficiaries of, the GM Transaction Agreement.

9.5    Importer, Sub-license and Restated LLC Agreements.

(a)      At Closing, ABI shall cause Seller to execute the Membership Interest Agreements, and if required pursuant to Section 3.2(g), shall cause Seller and any third party purchaser, as applicable, to execute the Restated LLC Agreement and shall cause Extrade to execute the Importer Agreement and shall cause Marcas Modelo to execute the Sub-license Agreement, and ABI shall deliver executed copies of such agreements to CBI in accordance with Section 3.2.

(b)      At Closing, the Buyer Parties shall cause the Importer to execute the Importer Agreement and the Sub-license Agreement and, if required pursuant to Section 3.3(g), shall execute the Restated LLC Agreement, and the Buyer Parties shall deliver executed copies of such agreements and the Restated LLC Agreement to ABI in accordance with Section 3.3.

9.6    Conduct of Business of the Importer.

(a)      During the period from the date of this Agreement to the Closing, the parties shall, and shall cause the Importer to, (i) conduct the Importer’s business and operations in the ordinary course of business, consistent with past practice, and in accordance with the LLC Agreement, including with respect to making distributions of Available Cash (as such term is defined in the LLC Agreement) in accordance with the terms thereof; (ii) use their commercially reasonable efforts to preserve intact the business organization and operations of the Importer and keep available the services of the Importer’s current directors, managers, officers, employees, consultants and agents; and (iii) use their commercially reasonable efforts to preserve the goodwill of the Importer and maintain the Importer’s relationships with Governmental Authorities and those Persons having business relationships with the Importer.

(b)      Without limiting the generality of, and in furtherance of, Section 9.6(a), from the date of this Agreement to the Closing, the parties shall not cause or permit the Importer to:

(i)      make any material change in any method of accounting, keeping of books of account or accounting practices;

(ii)      prepay or accelerate payment of any expenses or the incurrence of capital expenditures or increase the amount of reserves, in each case except in the ordinary course of business consistent with past practices;

(iii)      increase working capital except for increases in accordance with the Business Plan (as defined in the LLC Agreement); or

(iv)      delay collection of accounts receivable.

9.7    Financing Support.

(a)      Each of the Buyer Parties shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Commitment as promptly as reasonably practicable, including using its reasonable best efforts to (i) maintain in effect the Financing Commitment on the terms and conditions contained therein until the transactions contemplated by this Agreement are consummated; (ii) satisfy on a timely basis all conditions and covenants applicable to the Buyer Parties or any of their respective Affiliates in the Financing Commitment and otherwise comply with (or obtain the waiver thereof) its obligations under the Financing Commitment; (iii) consummate the Financing at the Closing to the extent necessary to permit the Buyer Parties to pay the Purchase Price; (iv) enforce its rights under the Financing Commitment; and (v) cause the lenders and other Persons providing the Financing to fund at the Closing the Financing to the extent necessary to permit the Buyer Parties to pay the Purchase Price. Each of the Buyer Parties shall (x) use its reasonable best efforts to maintain availability under CBI’s existing credit facilities, or to put replacement credit facilities in place, if CBI’s existing credit facilities are terminated for whatever reason, that, when combined with cash on hand, will be sufficient to discharge the obligations of the Buyer Parties under Section 9.7(e) and Section 9.7(f) and (y) provide prompt notice to ABI if it becomes aware of any circumstance or event that would be reasonably likely to result in the availability under CBI’s existing credit facilities or replacement credit facilities, combined with cash on hand, being insufficient to discharge the obligations of the Buyer Parties under Section 9.7(e) and Section 9.7(f). Within one Business Day of receiving the GM Transaction Closing Notice, the Buyer Parties shall deliver the certificate referred to in Section 4.01(l) of the Financing Commitment to the Administrative Agent (as defined in the Financing Commitment) and the Arrangers (as defined in the Financing Commitment) in accordance with the Financing Commitment.

(b)      If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment, the Buyer Parties shall use their reasonable best efforts to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event on terms that are not less favorable, taken as a whole, to the Buyer Parties. Nothwithstanding the foregoing, nothing herein shall require that CBI or any of its Subsidiaries sell any stock or assets.

(c)      Buyer Parties shall not permit any amendment or modification to be made to the Financing Commitment or waive any term thereof without obtaining ABI’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed unless ABI has determined such amendment or modification is, or is reasonably likely to, prevent, delay or impair the availability of the Financing or the consummation of the transactions contemplated by this Agreement) (provided that Buyer Parties may, without obtaining such prior written consent, replace or amend the Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitments as of the date of this Agreement (but not to make any other changes), so long as (i) any such additional lender is a “Qualified Replacement Lender” (as defined in the Financing Commitment), and (ii) each of JPMorgan and Bank of America continue to be committed under the Financing Commitment to fund at least twenty percent (20%) of the aggregate principal amount contemplated by the Financing Commitment.

(d)      Buyer Parties shall keep ABI informed on a reasonably current basis in reasonable detail of the status of the Financing. Without limiting the generality of the foregoing, Buyer Parties shall give ABI prompt notice (which shall in no event be more than two Business Days from occurrence): (i) if Buyer Parties become aware of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment; (ii) of the receipt by it or any notice or other written communication from any Person with respect to any (A) actual, potential or alleged breach, default, termination or repudiation by any party to the Financing Commitment or any provisions of the Financing Commitment or (B) dispute or disagreement between or among any parties to any Financing Commitment relating to the Financing; (iii) if for any reason Buyer Parties believe in good faith that (A) there is (or there is likely to be) a dispute or disagreement between or among any parties to any Financing Commitment relating to the Financing or (B) there is a material possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitment; and (iv) upon receiving the Financing. As soon as reasonably practicable, but in any event within two Business Days after the date ABI delivers to Buyer Parties a written request, Buyer Parties shall provide any information reasonably requested by ABI relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(e)      If, after the Buyer Parties’ compliance with Sections 9.7(a) and (b), a lender or other Person providing the Financing under the Financing Commitment refuses or otherwise fails to provide such Financing at a time when all conditions precedent set forth in the Financing Commitment to such lender’s or other Person’s obligation to fund under the Financing Commitment have been satisfied or waived, then (i) Constellation Beers shall purchase 50% of the Importer Interest at the Closing, (ii) CBI shall use reasonable best efforts to purchase all or any portion of the remaining 50% of the Importer Interest at the Closing that is not acquired pursuant to the preceding clause (i) and (iii) ABI will have the right to sell any portion of the Importer Interest not to be purchased by Constellation Beers and CBBH at the Closing to any Person (other than a Prohibited Owner) without any limitation and without the need for approval of, or notice to, the Buyer Parties, with any such approval or notice being deemed to have been granted or delivered, respectively. Any Person that acquires a portion of the Importer Interest pursuant to the immediately preceding sentence shall be required to execute a joinder (customary in form and substance) to the Restated LLC Agreement in order to become a member of Importer and will have all the rights, benefits and obligations of a member thereunder.

(f)      If, after the Buyer Parties’ compliance with Sections 9.7(a) and 9.7(b), a lender or other Person providing the Financing under the Financing Commitment refuses or is unable to provide such Financing at a time when all conditions precedent set forth in the Financing Commitment to such lender’s or other Person’s obligation to fund under the Financing Commitment have been satisfied or waived, then CBI shall pay the Alternate Purchase Price to ABI at the Closing. To the extent a lender or other Person providing the Financing under the Financing Commitment refuses or is unable to provide such Financing at a time when all conditions precedent set forth in the Financing Commitment to such lender’s or other Person’s obligation to fund under the Financing Commitment have been satisfied or waived , ABI agrees that its receipt of the Alternate Purchase Price pursuant to Section 9.7(f), and ABI’s right to specific performance of this Agreement by the parties hereto pursuant to Section 14.13, shall be the sole and exclusive remedies of the Seller Parties against the Buyer Parties and the financing sources under the Financing Commitment for any loss suffered with respect to the failure of the Buyer Parties to acquire the entire Importer Interest as a result of such refusal or inability and breaches of any representations, warranties, covenants and agreements of the Buyer Parties hereunder regarding the Financing, the Financing Commitment (except for losses suffered as a result of representations and warranties of the Buyer Parties with regard to the Financing and Financing Commitment set forth in Section 5.10 not being true and correct in all material respects as of the date hereof and as of the date of Closing (except for such representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date)), and availability of cash on-hand and funds under existing credit facilities, and the Buyer Parties shall have no further liability or obligation to the Seller Parties with respect to the failure of the Buyer Parties to acquire the entire Importer Interest as a result of such refusal or inability, in addition to ABI’s right to specific performance pursuant to Section 14.13, after ABI’s receipt of the Alternate Purchase Price pursuant to Section 9.7(f). For the avoidance of doubt, except as provided in the preceding two sentences and subject to Section 12.5 and 12.7, the Seller Parties shall have any and all remedies existing at law or in equity, and this Agreement shall not impose any limit on ABI’s ability to recover monetary Damages pursuant to such remedies, if the Buyer Parties breach any provision of this Agreement, including the obligation to acquire the Importer Interest following the satisfaction of all conditions to the obligations of the Buyer Parties to effect the Closing set forth in Section 10.2.

9.8    Guarantees. CBI shall cause any guarantees of Seller or any of its Affiliates with respect to payment or performance of Importer under any Contract to be terminated effective as of the Closing without any further Liability to the Seller Parties or any of their respective Affiliates, equity holders, officers, directors or representatives thereunder or under any replacement guarantee. In connection with the termination of such guarantees, at or prior to the Closing, CBI shall arrange for the issuance of replacement guarantees. Neither CBI nor the Importer shall be required to incur any costs or expenses in connection with the termination or replacement of such guarantees.

9.9    Release.

(a)      Each of CBI, Constellation Beers, CBBH, and Importer, for and on behalf of itself and its Affiliates, shall execute at the Closing a release acquitting, releasing and discharging each of ABI, Seller and their respective officers, directors, equity holders and Affiliates from any and all Liabilities or obligations to CBI, Constellation Beers, CBBH or Importer or any of their Affiliates arising under or in connection with any of the Terminated Agreements or, unless Seller will continue to hold a portion of the Importer Interest after the Closing, the LLC Agreement.

(b)      Each of ABI and Seller, for and on behalf of itself and its Affiliates, shall execute at the Closing a release acquitting, releasing and discharging each of CBI, Constellation Beers, CBBH, Importer and their respective officers, directors, equity holders and Affiliates from any and all Liabilities or obligations to ABI and Seller or any of their Affiliates arising under or in connection with any of the Terminated Agreements or, unless Seller will continue to hold a portion of the Importer Interest after the Closing, the LLC Agreement.

9.10    Post-Closing Cooperation. Subject to compliance with applicable Law, from and after the Closing Date, the Buyer Parties and the Seller Parties agree to (a) cooperate with each other, share information and supporting materials and documents relating to ownership of the Importer Interest or the Alternate Importer Interest prior to or after the Closing; provided, however, that access to any such information, supporting materials or documents shall be determined by taking into account, among other considerations, the competitive positions of the parties; provided, further, that any such access shall (i) be under the supervision of such party’s designated personnel or representatives and (ii) be in such a manner as not to unreasonably interfere with any of the businesses or operations of such party or their respective Affiliates; provided, further, that all requests for any such access made pursuant to this Section 9.10 shall be directed to such party and its designated representatives; and (b) provide the other parties with such assistance as may reasonably be requested, at the requesting party’s expense, in connection with the preparation of any Tax return, any income Tax audit or other administrative or judicial Proceeding relating to Importer or the ownership of the Importer Interest prior to or after the Closing, requests for information from Governmental Authorities relating to the transactions contemplated by this Agreement, and matters relating to unclaimed property; provided, however, that a party shall not be obligated to make any work papers available to the requesting party unless and until such requesting party has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such party to whom such request is being made.

9.11    [****]

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 10

CONDITIONS TO CLOSING

10.1    Conditions to Obligations of ABI. The obligations of ABI to close the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by ABI at or prior to the Closing of the following conditions:

(a)      No preliminary, temporary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority after the date hereof, shall be in effect that would make the consummation of the transactions contemplated hereby illegal or otherwise prevent the consummation of such transactions; and

(b)      The GM Transaction Closing shall have occurred.

10.2    Conditions to Obligations of Buyer Parties. The obligations of the Buyer Parties to close the transaction contemplated hereby shall be subject to the satisfaction or waiver by the Buyer Parties at or prior to the Closing of the following conditions:

(a)      No preliminary, temporary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority after the date hereof, shall be in effect that would make the consummation of the transactions contemplated hereby illegal or otherwise prevent the consummation of such transactions; and

(b)      The GM Transaction Closing shall have occurred.

ARTICLE 11

TERMINATION

11.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, as follows:

(a)      By mutual written consent of CBI and ABI;

(b)      By CBI or by ABI, if the Closing shall not have occurred on or before December 30, 2013 (provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party hereto whose failure to perform or comply with any covenant or agreement under this Agreement applicable to it has proximately contributed to, or resulted in, the failure of the Closing to occur on or before such date); and

(c)      By ABI or by CBI, if the GM Transaction Agreement is terminated.

11.2    Effect of Termination. If this Agreement is terminated in accordance with Section 11.1, this Agreement shall become null and void and of no further force or effect with no Liability to any Person on the part of any party hereto (or any of its representatives or Affiliates), except that:

(a)      The terms and provisions of this Section 11.2 and Article 14 shall survive and remain in full force and effect and the terms and provisions of Article 6 and Article 7 shall survive and remain in full force and effect until terminated in accordance with their respective terms.

(b)      No termination of this Agreement shall relieve any party hereto from any Liability for any Breach of this Agreement that arose prior to such termination or resulting from fraud of such party.

(c)      In the event of termination of this Agreement (i) by ABI pursuant to Section 11.1(b) if CBI would have been entitled to terminate the Agreement pursuant to Section 11.1(b) at the time of such termination, or (ii) by either ABI or CBI pursuant to Section 11.1(c), then in either case ABI shall promptly (but in no event later than two (2) Business Days after the date of such termination) pay, or cause to be paid, to CBI (or its designee) an amount equal to $75,000,000 (the “Termination Fee”) by wire transfer of same day funds to any account designated by CBI (or its designee). For the avoidance of doubt, in no event shall ABI be required to pay the Termination Fee on more than one occasion.

ARTICLE 12

INDEMNIFICATION

12.1    Survival.

(a)      Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement, including the schedules hereto, shall survive the Closing; provided, however, that the representations and warranties set forth in Sections 4.6, 4.7, 5.7 and 5.8 hereof shall survive only for one year after the Closing (it being understood that in the event notice of any claim for indemnification under Section 4.6, 4.7, 5.7 or 5.8 hereof has been given (within the meaning of Section 14.3 hereof) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved).

A claim shall be “finally resolved” when: (i) the parties to the dispute have reached an agreement in writing; (ii) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment; or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

(b)      Covenants and Agreements. All of the covenants and agreements of the parties, including the guarantees in Articles 6 and 7, shall survive the Closing and continue in full force and effect forever, or otherwise in accordance with their respective terms.

12.2    Terms of Indemnification. Subject to the terms and provisions of this Article 12:

(a)      From and after the Closing, ABI shall indemnify Buyer Parties against, and shall protect, defend and hold harmless Buyer Parties from, all Damages imposed on, sustained, incurred or suffered by the Buyer Parties to the extent arising out of, relating to or resulting from (i) any Breach of any of the representations or warranties of ABI contained in this Agreement, and (ii) any Breach of ABI’s covenants or agreements contained in this Agreement.

(b)      From and after the Closing, Buyer Parties shall, jointly and severally, indemnify ABI against, and shall protect, defend and hold harmless ABI from, all Damages imposed on, sustained, incurred or suffered by the Seller Parties to the extent arising out of or resulting from (i) any Breach of any representations or warranties of any Buyer Party contained in this Agreement and (ii) any Breach of any Buyer Party’s covenants or agreements contained in this Agreement or in any of the other Transaction Documents.

12.3    Procedures with Respect to Third Party Claims. Promptly after the commencement of any action or Proceeding by a third party against any party hereto (a “Third Party Claim”) that is reasonably expected to give rise to a claim for indemnification under this Article 12, the party seeking indemnification (the “Indemnified Party”) shall give notice in writing to the party (the “Indemnifying Party”) from whom indemnification is sought of such Third Party Claim. No failure to provide such notice shall affect indemnification hereunder unless such failure materially prejudices the Indemnifying Party. The Indemnifying Party shall then be entitled to participate in such action or Proceeding and, to the extent that it shall wish, to assume the defense thereof, and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to such Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of a claim, the Indemnifying Party shall not be liable to such Indemnified Party under Section 12.2 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If an Indemnifying Party assumes the defense of such an action (a) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of Law, or any violation of the rights of any Person, by the Indemnified Party and no adverse effect on any other claims that may be made against the Indemnified Party and (ii) the sole relief provided is monetary Damages that are paid in full by the Indemnifying Party and (b) the Indemnifying Party shall have no Liability with respect to any compromise or settlement thereof effected by the Indemnified Party without its consent (which shall not be unreasonably withheld). Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that any action may materially and adversely affect it or its Affiliates other than as a result of monetary Damages, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnified Party shall not compromise or settle any such action without the Indemnifying Party’s prior written consent and the Indemnifying Party shall have no Liability with respect to any judgment entered in any action so defended, or a compromise or settlement thereof entered into, without its consent (which shall not be unreasonably withheld). The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to its relevant business records and other documents, and employees.

12.4    Representation. It is understood and agreed that Nixon Peabody LLP shall not be precluded from representing the Importer after the date hereof as a result of any legal services or advice it may render to the Buyer Parties in connection with this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby.

12.5    Sole Remedy. Following the Closing, the indemnification provided in this Article 12 shall be the exclusive remedy and in lieu of any and all other rights and remedies which the Indemnified Parties may have under this Agreement or otherwise against each other with respect to the transactions contemplated hereby for monetary relief with respect to any Breach of any representation or warranty or any failure to perform any covenant or agreement set forth in this Agreement, and each party hereto each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the subject matter hereof, except in either case for fraud of the other party, the parties’ rights to seek specific performance in accordance with Section 14.13, or enforcement of the guarantees in Articles 6 and 7 or in the event the Buyer Parties acquire less than all of the Importer Interest unless such failure to acquire all of the Importer Interest occurs solely as a result of a lender or other Person providing the Financing under the Financing Commitment refusing or being unable to provide such Financing at a time when all conditions precedent set forth in the Financing Commitment to such lender’s or other Person’s obligation to fund under the Financing Commitment have been satisfied or waived.

12.6    Adjustments to Losses.

(a)      In calculating the amount of any loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to any claim for indemnification pursuant to Section 12.2, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such loss. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article 12, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the loss related to any such claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

(b)      If an Indemnified Party recovers an amount from a third party in respect of a loss that is the subject of indemnification hereunder after all or a portion of such loss has been paid by an Indemnifying Party pursuant to this Article 12, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of loss.

(c)      Indemnified losses to any Indemnified Party hereunder shall be determined net of the amount of any Tax benefit actually recognized in cash by the Indemnified Party in connection with such indemnified loss or any of the circumstances giving rise thereto.

12.7    Consequential Damages. Subject to the next sentence of this Section 12.7, no Person shall be liable under this Article 12 for any consequential, punitive, special, incidental or indirect Damages, including lost profits and diminution in value, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim. Notwithstanding anything to the contrary in this Agreement, including the second sentence of Section 2.1, Section 9.7(e) or Section 9.7(f), the restriction in the preceding sentence on the right of a party hereunder to recover consequential, punitive, special, incidental and indirect Damages, including lost profits and diminution in value, shall not apply where (a) the Seller Parties fail to sell all of the Importer Interest to the Buyers after all conditions precedent set forth in this Agreement to the Seller Parties’ obligations to sell the Importer Interest to the Buyers hereunder have been satisfied or waived unless the Buyer Parties acquire less than all of the Importer Interest pursuant to Section 9.7(e) and Section 9.7(f) or (b) in the event the Buyer Parties acquire less than all of the Importer Interest unless such failure to acquire all of the Importer Interest occurs to the extent arising as a result of a lender or other Person providing the Financing under the Financing Commitment refusing or being unable to provide such Financing at a time when all conditions precedent set forth in the Financing Commitment to such lender’s or other Person’s obligation to fund under the Financing Commitment have been satisfied or waived.

12.8    Accuracy and Compliance. The right to indemnification or other remedy based on any representations, warranties, obligations, covenants and agreements set forth in this Agreement, including the disclosure schedules hereto, or in any of the other Transaction Documents, will not be affected by any investigation conducted with respect to, or any notice or knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

ARTICLE 13

TERMINATION OF JOINT VENTURE AGREEMENTS

Effective as of the Closing, the parties hereto agree, on behalf of themselves and each of their Affiliates, that each of the agreements included on Schedule 13.1 (the “Terminated Agreements”) shall terminate in its entirety and have no further force and effect without any further action by any party hereto or thereto or any other Person and no party to any such agreement or other Person shall have any further rights or obligations thereunder whatsoever, all effective upon the Closing; provided, that to the extent that any such terminated agreement had already terminated on or prior to the Closing by its own terms such termination shall continue to be effective pursuant to such terms.

ARTICLE 14

GENERAL PROVISIONS

14.1    Parties in Interest; Successors and Assigns; No Third Party Rights. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (other than the released parties pursuant to Section 9.9, the person to who the guarantees in Article 6 and Article 7 are made, and the Indemnified Parties pursuant to Article 12) any legal or equitable right, title, privilege, benefit, interest, remedy or claim of any nature whatsoever under or by reason of this Agreement, or any term or provision hereof except that the financing sources under the Financing Commitment shall be considered third party beneficiaries with respect to Section 9.7(f) and Section 14.12.

14.2    Assignment. This Agreement and the rights, title, privileges, benefits, interests, remedies and obligations hereunder may not be assigned by any party hereto, by operation of Law or otherwise; provided, however, that a Buyer may (a) assign any or all of its rights, title, privileges, benefits, interests and remedies hereunder to any one or more wholly owned, direct or indirect Subsidiaries of CBI; (b) designate any one or more of wholly owned, direct or indirect Subsidiaries of CBI to perform its obligations hereunder; and (c) assign any or all of its rights, title, privileges, benefits, interests and remedies hereunder to and for the benefit of any lender to CBI for the purpose of providing collateral security; provided further that any such designation or assignment shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of ABI under this Agreement and no such assignment or delegation shall relieve the Buyer Parties of any of their obligations hereunder. Any purported assignment of this Agreement in violation of this Section 14.2 shall be null and void.

14.3    Notices. (a) All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be delivered in person, mailed by registered or certified mail, return receipt requested, delivered by a commercial courier guaranteeing overnight delivery, or sent by facsimile (transmission confirmed), addressed as follows:

If to the Buyers or CBI:

Constellation Brands, Inc.

207 High Point Drive

Building 100

Victor, New York 14564

Attn: General Counsel

Telephone: +1 (585) 678-7266

Fax: +1 (585) 678-7103

with a required copy (which copy shall not constitute notice hereunder) to:

Nixon Peabody LLP

1300 Clinton Square

Rochester, New York 14604

Attn: James O. Bourdeau

Telephone: +1 (585) 263-1000

Fax: +1 (585) 346-1600

If to Seller or ABI:

Anheuser-Busch InBev SA/NV

Brouwerijplein 1

Leuven 3000

Belgium

Attn: Chief Legal Officer & Company Secretary

Telephone: +32 16 276942

Fax: +32 16 506699

with a copy (which copy shall not constitute notice hereunder) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn:  Frank J. Aquila

George J. Sampas

Krishna Veeraraghavan

Telephone: +1 (212) 558-4000

Fax: +1 (212) 558-3588

Delivery shall be effective upon delivery or refusal of delivery, with the receipt or affidavit of the United States Postal Service or overnight delivery service or facsimile confirmation deemed conclusive evidence of such delivery or refusal. Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent.

(b) Subject to Section 9.1, the parties hereby agree that any and all communications of the Buyer Parties with respect to this Agreement and the transactions contemplated hereby shall be made exclusively with ABI and its designated representatives, and the Buyer Parties shall not, directly or indirectly, contact Grupo Modelo, Seller or any of their controlled Affiliates or any of their respective officers, directors, employees, advisors or other representatives regarding any such matters; provided, however, that nothing in this Section 14.3(b) shall prohibit the Buyer Parties from communicating with Grupo Modelo, Seller or any of their controlled Affiliates or any of their respective officers, directors, employees, advisors or other representatives regarding: (i) the operation of Importer during the period from the date hereof through the Closing; (ii) any communications or notices required pursuant to the LLC Agreement; (iii) the Importer’s transition planning regarding the transactions contemplated by this Agreement; and (iv) any public statements or press releases by the Buyer Parties, Seller or the Importer regarding the transactions contemplated by this Agreement to the extent the Buyer Parties have provided a copy of any such public statement or press release to ABI in advance of any communication with Grupo Modelo, Seller or any of their controlled Affiliates.

14.4    Entire Agreement. This Agreement (including the schedules and exhibits hereto, which are incorporated into this Agreement by this reference and made a part hereof), the Confidentiality Agreement, dated as of May 26, 2012, by and between CBI, ABI and solely with respect to Section 2 thereof, Grupo Modelo (the “Confidentiality Agreement”), and each of the other Transaction Documents, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede all prior or contemporaneous agreements and understandings, whether written or oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

14.5    Counterparts and Facsimile Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, taken together, shall be deemed to constitute one and the same instrument. This Agreement may be executed by facsimile signature.

14.6    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law, Order or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

14.7    Amendment. Subject to Section 14.15, this Agreement may not be amended or modified except by a written instrument, specifically referring to this Agreement and signed by each of the parties hereto.

14.8    Waiver. Neither the failure nor any delay of any party to this Agreement to assert or exercise any right, power, privilege or remedy under this Agreement, any of the other Transaction Documents or otherwise, or to enforce any term or provision hereof or thereof, shall constitute a waiver of such right, power, privilege or remedy, and no single or partial exercise of any such right, power, privilege or remedy shall preclude any other or further exercise of such right, power, privilege or remedy or the exercise of any other right, power, privilege or remedy. The rights, powers, privileges and remedies of the parties to this Agreement are cumulative and not alternative. Any waiver of any right, power, privilege or remedy hereunder or under any of the Transaction Documents shall be valid and binding only if set forth in a written instrument specifically referring to this Agreement and signed by the party or parties giving such waiver, and shall be effective only in the specific instance and for the specific purpose for which it is given.

14.9    Further Assurances. Each party shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. For the avoidance of doubt, Buyer Parties agree that they shall not assert any consent or approval is required by the Buyer Parties or their respective Affiliates in connection with the GM

Transaction or the acquisition of the capital stock of Extrade by ABI or one of its Affiliates in connection with the GM Transaction.

14.10    Expenses. The Buyer Parties and Seller Parties shall bear their own respective fees, costs and expenses incurred in connection with this Agreement and the Transaction Documents (including the preparation, negotiation and performance hereof and thereof) and the transactions contemplated hereby and thereby (including fees and disbursements of attorneys, accountants, agents, representatives and financial and other advisors).

14.11    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to its conflict of laws principles.

14.12    Submission to Jurisdiction; Service of Process; Waiver of Jury Trial. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, Proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 14.3 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The parties further agree that New York state or United States Federal courts sitting in the Borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any financing source under the Financing Commitment in connection with the transactions contemplated under this Agreement.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY SUCH CLAIM AGAINST THE FINANCING SOURCES UNDER THE FINANCING COMMITMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY

OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.12.

14.13  Specific Performance.

  (a)      Each of the parties hereto hereby agree that (i) the Importer Interest is a unique property, and (ii) irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary Damages or other legal remedies would not be an adequate remedy for any failure to purchase or sell the Importer Interest or for any such Damages. Accordingly, except as otherwise provided in Section 12.5 and Section 12.7, the parties hereto acknowledge and hereby agree that in the event of any Breach or threatened Breach by ABI, on the one hand, or the Buyer Parties, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, ABI, on the one hand, and the Buyer Parties, on the other hand, shall be entitled, in addition to all other remedies available under Law or equity, to an injunction or injunctions to prevent or restrain Breaches or threatened Breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent Breaches or threatened Breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, and this right shall include the right of ABI to cause CBI to fully enforce the terms of the Financing Commitment, including by requiring CBI to file one or more lawsuits against the lenders party to the Financing Commitment to fully enforce the obligations of such lenders under the Financing Commitment, as well as the right of CBI to cause ABI to cause the Importer Interest to be transferred to Constellation Beers and CBBH upon satisfaction or waiver of all conditions to Seller Parties’ obligation to transfer such Importer Interest to Constellation Beers and CBBH.

  (b)      Each of ABI, on the one hand, and the Buyer Parties, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain Breaches or threatened Breaches of this Agreement by ABI or the Buyer Parties, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent Breaches or threatened Breaches of, or to enforce compliance with, the covenants and obligations of ABI or the Buyer Parties, as applicable, under this Agreement. Any party seeking an injunction or injunctions to prevent Breaches or threatened Breaches of, or to enforce compliance with, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such Order or injunction. Subject to Section 12.5 and Section 12.7, the parties hereto further agree that (x) by seeking the remedies provided for in this Section 14.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary Damages) and (y) nothing set forth in this Section 14.13 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 14.13 prior or as a condition to exercising any termination right under Article 11 (and pursuing Damages after such termination), nor shall the commencement of any legal Proceeding pursuant to this Section 14.13 or anything set forth in this Section 14.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 11 or pursue any other remedies under this Agreement that may be available then or thereafter.

14.14    Obligations of ABI and Seller. Whenever this Agreement requires Seller to take any action, such requirement shall be deemed to include an undertaking on the part of ABI to use reasonable best efforts to cause Seller to take such action (it being understood that ABI shall have no obligation to actually cause Seller to take any action or refrain from taking any action hereunder unless and until the GM Transaction Closing has occurred).

14.15    Adjustments to Transactions. The parties hereto acknowledge that it may become necessary or advisable after the date of this Agreement to adjust or modify the structure of the various transactions described in this Agreement and, subject to Section 9.1, agree to cooperate in good faith in order to preserve the economic benefits reasonably expected to be achieved by each of the parties hereto and to consider and, to the extent mutually agreed, effectuate the adjustments or modifications reasonably requested by any other party by amending the terms of this Agreement and/or the other Transaction Documents; provided that, subject to Section 9.1, no such adjustment or modification shall, in any material respect, adversely affect the rights and obligations of any party under this Agreement or disadvantage any party, or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, and further provided that, subject to Section 9.1, ABI shall have the right to amend any term or provision of this Agreement or any other Transaction Document with the consent of the Buyer Parties, which consent shall not be unreasonably withheld or delayed (it being agreed and understood that: (a) it would be unreasonable for the Buyer Parties to withhold, delay or condition their consent if any such amendment is beneficial, or not adverse in any respect, to the rights and obligations of the Buyer Parties hereunder or thereunder; (b) if any of the Seller Parties, Extrade or Marcas Modelo relinquishes any right it may have against the Buyer Parties or the Importer hereunder or under the other Transaction Documents, as applicable, or if the economics of this Agreement or any of the other Transaction Documents, as applicable, are modified or supplemented to the benefit of the Buyer Parties or the Importer, as applicable, such changes to this Agreement or such other Transaction Document shall be considered as beneficial, and not adverse, to the rights and obligations of the Buyer Parties or the Importer, as applicable, hereunder or under such other Transaction Document; and (c) it would be reasonable for the Buyer Parties to withhold, delay or condition their consent if any such amendment would be materially adverse to the lenders and other Persons providing the Financing). For the avoidance of doubt, if there is any conflict between the terms of this Section 14.15 and the terms of Section 9.1, the terms of Section 9.1 shall govern.

14.16    Confidentiality. Subject to Section 14.3(b), the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed, as an instrument under seal, as of the date first above written.

CONSTELLATION BEERS LTD.

By:	/s/ Robert Sands
Name:	Robert Sands
Title:	President

CONSTELLATION BRANDS BEACH HOLDINGS, INC.

By:	/s/ F. Paul Hetterich
Name:	F. Paul Hetterich
Title:	President

CONSTELLATION BRANDS, INC.

By:	/s/ Robert Sands
Name:	Robert Sands
Title:	President and CEO

ANHEUSER-BUSCH INBEV SA/NV

By:	/s/ Thomas Larson /s/ John Blood
Name:	Thomas Larson John Blood
Title:	Authorized Representative

[Signature page to Membership Interest Purchase Agreement]

Schedule 13.1

Terminated Agreements

1.	Agreement to Establish Joint Venture, dated as of the 17th day of July, 2006 and as amended, by and between Barton Beers, Ltd., a corporation incorporated under the laws of the State of Maryland, and Diblo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

2.	Barton Contribution Agreement, dated as of the 17th day of July, 2006 and as amended, by and among Barton Beers, Ltd., Diblo, S.A. de C.V. and Crown Imports LLC.

3.	Guarantee of Constellation Brands, Inc., dated July 17, 2006.

4.	Letter Agreement dated as of the 17th day of July, 2006, by and between Barton Beers, Ltd., and Diblo, S.A. de C.V.

5.	Agreement Regarding Products, dated the 28th day of October, 2010, by and among, Extrade II, S.A. de C.V., Marcas Modelo, S.A. de C.V. and Crown Imports LLC.

6.	Administrative Services Agreement, dated the 2nd day of January, 2007, by and between Barton Incorporated and Crown Imports LLC.

7.	Interim Management Agreement, dated the 2nd day of January, 2007, by and between Barton Beers, Ltd., and Crown Imports LLC.

8.	Employee Services Agreement, dated the 2nd day of January, 2007, by and between Barton Beers, Ltd., and Crown Imports LLC.

Sch. A-1

EXHIBIT A

TO EXECUTION COPY OF MEMBERSHIP

INTEREST PURCHASE AGREEMENT

AMENDED AND RESTATED IMPORTER AGREEMENT

between

EXTRADE II, S.A. DE C.V.

and

CROWN IMPORTS LLC

Dated:                 , 20[ ]

AMENDED AND RESTATED IMPORTER AGREEMENT

This Amended and Restated Importer Agreement (“Agreement”), dated this          day of             , 20[    ], is by and between Extrade II, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Extrade II”), and Crown Imports LLC, a Delaware limited liability company (“Importer”), and amends and replaces, in its entirety, that certain Importer Agreement dated the 2nd day of January, 2007, as subsequently amended (the “Original Agreement”).

WITNESSETH:

WHEREAS, on July 17, 2006, Diblo, S.A. de C.V., a Mexican variable stock corporation (“Diblo”), and Barton Beers, Ltd., a Maryland corporation (“Barton”), agreed to establish and engage in a joint venture for the principal purpose of importing, marketing and selling Product (as defined below), and, in connection therewith, on January 2, 2007, they caused to be formed the Importer and caused the Importer and Extrade II to enter into the Original Agreement;

WHEREAS, on February 4, 2009, Barton changed its name to Constellation Beers, Ltd.;

WHEREAS, on June __, 2012, Anheuser-Busch InBev SA/NV (“ABI”), Constellation Brands, Inc. (“Constellation”), Constellation Beers, Ltd., and Constellation Brands Beach Holdings, Inc. entered into that certain Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), pursuant to which ABI and Constellation agreed, inter alia, to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1       For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. No member of the Modelo Group shall be considered to be an Affiliate of Importer or any of its Affiliates (excluding the Modelo Group), and the Importer and its Affiliates (excluding the Modelo Group) shall not be considered to be Affiliates of any member of the Modelo Group, notwithstanding the ownership by the Modelo Group of any equity interest in Importer.

[****]

“Barton” has the meaning assigned to that term in the Recitals.

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including, without limitation, non-alcoholic versions of any of the foregoing.

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or Mexico City, Mexico are authorized or obligated by law to close.

“CAM” for any period means gross sales for such period minus wholesaler volume discounts, promotional and other allowances, excise taxes, cost of goods sold, advertising, marketing and non-price promotional expense for such period, in each case calculated in accordance with GAAP and consistent with the illustrative calculation set forth on Exhibit A attached hereto. For the avoidance of doubt, if any reduction in gross sales or increase in cost or expense is applicable to the Products, such respective reduction or increase shall reduce CAM, even if not set forth on Exhibit A. Such exhibit is included only for purposes of providing an example and if in conflict with the terms of this Agreement, the terms of this Agreement shall govern.

“Case” means (1) units aggregating approximately 288 ounces (except with respect to CORONITA in which instance such units shall aggregate approximately 168 ounces) plus (2) their Containers.

“Change of Control” means (i) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) that includes a Prohibited Owner becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have beneficial ownership of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of all or any portion of any class of capital stock or equity interests (including partnership interests) then outstanding of Importer; provided, that, no person or group that includes a Prohibited Owner shall be considered to be a beneficial owner of any class of capital stock or equity interests (including partnership interests) of Importer solely as a result of being a beneficial owner of Voting Stock of Constellation, (ii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) that is a Prohibited Owner becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting power of the total outstanding Voting Stock of Constellation or (iii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) that includes a Prohibited Owner becomes a member of Importer.

“Confidential Information” means all information and materials regarding the business of either party that are identified in writing as being confidential, including (whether or not

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

identified in writing as being confidential for any of the following) business plans, financial information, historical financial statements, financial projections and budgets, historical and projected sales, pricing strategies and other pricing information, marketing plans, research and consumer insights, capital spending budgets and plans, the names and backgrounds of key personnel, personnel policies, plans, training techniques and materials, organizational strategies and plans, employment or consulting agreement information, customer agreements and information (including for distributors or retailers), names and terms of arrangements with vendors or suppliers, or other similar information. “Confidential Information” does not include, however, information which (i) is or becomes generally available to the public other than as a result of a breach by the receiving party of its obligations of confidentiality and non-use set forth herein, (ii) was available to the receiving party or its Affiliates on a non-confidential basis prior to its disclosure by the disclosing party, or (iii) becomes available to the receiving party on a non-confidential basis from a person other than the Importer or any of its Affiliates.

“Container” means the bottle, can, keg, or similar receptacle in which Product is directly placed, and the box, carton or similar item in which such receptacle is packaged.

“Constellation” has the meaning assigned to that term in the Recitals and shall include any successor thereto.

“CPA Firm” has the meaning assigned to that term in Section 3.4(d).

[****]

[****]

[****]

“Designated Brewery” means, with respect to any Product, the brewery at which Grupo Modelo produces such Product for sale to Importer.

“Diblo” has the meaning assigned to that term in the Recitals.

“Distributor A&P Fund” has the meaning assigned to that term in Section 6.1.

“EBIT” means, for any period,

1.       if Importer is operated as a stand-alone business unit of Constellation and engages only in the sale of Beer and directly related activities in the Territory during such period, the CAM for the Import Business for such period minus the product of (i) total SG&A for the Importer for such period, and (ii) the quotient (A) of total aggregate Cases of Product sold by Importer in the Territory during such period and (B) the total aggregate Cases of Beer sold by the Importer in the Territory during such period, or

2.       if Importer is operated as a stand-alone business unit of Constellation and engages only in the sale of Beer and other beverages and directly related activities in the Territory during such period, the CAM of the Import Business for such period

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

minus (a) the product of (i) SG&A (Beer Direct) for such period and (ii) the quotient of (A) total aggregate Cases of Product sold in the Territory during the period and (B) total aggregate Cases of Beer sold in the Territory during the period, minus (b) the product of (ii) the SG&A (Indirect) of Importer during such period and (ii) the quotient of (A) the net revenue of the Import Business during such period and (B) the net revenue of Importer during such period, or

3.       if the Import Business is not operated as a stand-alone business unit of Constellation or its other Subsidiaries (as a result of a merger, sale of assets or otherwise), but, rather is combined with other operations of Constellation (such combination the “Combined Business Unit”), the CAM of the Import Business for such period minus (a) the product of (i) SG&A (Beer Direct) for such period and (ii) the quotient of (A) total aggregate Cases of Product sold in the Territory during the period and (B) total aggregate Cases of Beer sold in the Territory by the Combined Business Unit during the period, minus (b) the product of (i) the SG&A (Indirect) during such period and (ii) the quotient of (A) the net revenue of the Import Business and (B) the net revenue arising from its sale of beverages in the Territory.

Additionally, EBIT shall be calculated without regard to any material change in Importer’s accounting, keeping of books of account or accounting practices from the date hereof and increases in the inventories of Beer held by the wholesalers of Beer in excess of Importer’s historic practices, in each case that would otherwise increase EBIT. Services provided by Affiliates of Importer shall be reflected at the fair market value cost thereof in the determination of EBIT. Determination of whether and to what extent a cost and expense is SG&A (Beer Direct) or SG&A (Indirect) shall be fairly determined based on an allocation of whether and to what extent such cost and expense benefits the sale of Beer or other beverages in the Territory. Any depreciation expense related to the Import Business shall be reflected in and reduce EBIT.

An illustrative example of the the EBIT calculation is attached hereto as Exhibit A-1. Such exhibit is included only for purposes of providing an example and if in conflict with the terms of this Agreement, the terms of this Agreement shall govern.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder, in each case, as amended.

“Extended Storage” has the meaning assigned to that term in Section 7.2(b).

“Extrade” means Extrade, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Extrade II” has the meaning assigned to that term in the Preamble.

“Fiscal Year” means the twelve-month period commencing on March 1 and ending on the last day of February of the next calendar year.

“FOB” means “free on board” the Designated Brewery; meaning for purposes of this Agreement that (i) Extrade II shall bear the expense and risk of loss of transporting Product to the Designated Brewery and (ii) that title to Product shall pass from Extrade II to Importer at the Designated Brewery.

“Force Majeure” means the inability, after giving effect to the allocation requirements of Section 4.1, of Extrade II to supply Product pursuant to Article IV as a direct result of: acts of God; strikes or other labor unrest; civil disorder; fire; explosion; perils of the sea; flood; drought; war; riots; sabotage; terrorism; accident; embargo; priority, requisition or allocation mandated by governmental action; changes in laws or regulations, or the enforcement or interpretation thereof, that impair the Production or export of Beer into the Territory; shortage or failure of supply of ingredients or raw materials necessary to produce Product; or other cause beyond control of Extrade II or the Modelo Group. The duration of any Force Majeure occurrence is limited to the period during which Extrade II is unable to supply Product, or make reasonable alternative arrangements to supply Product, due to the event or condition giving rise to such Force Majeure occurrence.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Grupo Modelo” means Grupo Modelo, S.A.B. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“herein” and “hereunder” refer to this entire Agreement.

“Import Business” means importing, marketing and selling the Products and directly related activities in the Territory hereunder.

[****]

“Importer” has the meaning assigned to that term in the Preamble.

“Initial Period” means the period commencing on the date hereof and ending on [            ].1

“law”, unless otherwise expressly stated in this Agreement, includes statutes, regulations, decrees, ordinances and other governmental requirements, whether federal, state, local or of other authority.

“Marcas Modelo” means Marcas Modelo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Membership Interest Purchase Agreement” has the meaning assigned to that term in the Recitals.

“Mexican-style Beer” means any Beer bearing any trademarks, tradenames or trade dress implying Mexican origin, including, a Mexican name or place. For the avoidance of doubt, merely because a Beer has lime, tequila, mezcal or other flavorings or is a chelada-style Beer does not make that Beer a Mexican-style Beer. For purposes of this Agreement, no Beer sold in the Territory on the date hereof by ABI, Anheuser-Busch Companies, LLC, Anheuser-Busch

[1]	Note to Draft: Insert the date that is ten years after the date of the execution of this Agreement.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

International, Inc., Anheuser-Busch International Holdings, Inc., and any of their respective Affiliates (other than Grupo Modelo and its Subsidiaries) shall be considered to be a Mexican-style Beer even if such Beer satisfies the criteria set forth in the first sentence of this definition.

“Modelo Group” means Grupo Modelo and all Persons that, now or in the future, are related to Grupo Modelo by virtue of Grupo Modelo’s direct or indirect share ownership, and any Affiliates thereof, and ABI, Anheuser-Busch Companies, LLC, Anheuser-Busch International, Inc., Anheuser-Busch International Holdings, Inc., and any of their respective Affiliates.

“New Product” shall mean, as of any date, any Beer (for avoidance of doubt, excluding the Container) which has a formula, recipe, or other physical and sensory aspects that differs from that of each other Product sold prior to such date. For the avoidance of doubt, a New Product may mean either a Beer previously sold in Mexico but not sold hereunder in the Territory or a Beer introduced into the Territory and not previously sold in Mexico and a Beer may be considered to be a New Product even if such Beer is part of the same brand family as an existing Product.

“New SKU” shall mean, with respect to any Product for any calendar year, an SKU not used for such Product in the preceding calendar year. If such Product was not sold hereunder in a preceding calendar year, all SKUs applicable to such Product in the succeeding calendar year shall be considered to be New SKUs.

“Original Agreement” has the meaning assigned to that term in the Preamble.

“Permitted Holders” means (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Physical Unit” means the shipping unit of a Product as set forth or, with respect to New Products, to be set forth on the [****]. For example, the Physical Unit for (a) Corona Extra six pack in cans is four such six-packs of 12 oz. cans, (b) Corona Extra twelve pack bottles is two such twelve packs of 12 oz. bottles, (c) Coronita six pack bottles is four such six-packs of 7 oz. bottles, and (d) Corona Light Quarter-barrel Slim is one such Quarter-barrel Slim.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“Price” has the meaning assigned to that term in Section 5.1.

[****]

“Product” means Beer packaged in Containers bearing one or more of the Trademarks and sold to Importer pursuant to this Agreement.

“Production” means the manufacturing, bottling and packaging of Beer.

“Prohibited Owner” means Carlsberg Breweries A/S, Heineken Holding NV, SABMiller plc, Molson Coors Brewing Company, Miller Coors LLC, any of their respective controlled Affiliates and any successor of any of the foregoing, or any Person (other than a Subsidiary of Constellation or a Permitted Holder) owning, distributing or brewing Beer brands of which 275 million Cases or more were sold in the Territory during the calendar year ended immediately prior to the determination of whether such Person is a Prohibited Owner.

“Renewal Period” means a ten-year period commencing on the first day following the end of either the Initial Period, in the case of the first such Renewal Period, or following the end of any prior Renewal Period, in the case of each Renewal Period thereafter.

“Requisite Licenses” has the meaning assigned to that term in Section 9.1.

“Restored Profits Fee” means an amount equal to thirteen (13) multiplied by EBIT for the twelve (12) month period ending on the last day of the calendar month preceding the date of termination.

“saleable” has the meaning assigned to that term in Section 7.2(b).

“SG&A” for any period means selling, general and administrative expenses incurred in the Territory during that period determined in accordance with GAAP (including corporate or overhead costs).

“SG&A (Beer Direct)” means, with regard to any Person for any period, SG&A directly incurred as a result of or allocable to such Person’s business of importing, marketing or selling Beer and directly related activities in the Territory, during such period.

“SG&A (Indirect)” means, with regard to any Person for any period, the SG&A directly incurred as a result of or allocable to such Person’s business of importing, marketing or selling beverages and directly related activities in the Territory during such period minus SG&A (Beer Direct) for such period minus (to the extent included in SG&A) SG&A (Other Direct) for such period.

“SG&A (Other Direct)” means, with regard to any Person for any period, SG&A incurred solely for such Person’s businesses other than the business of importing, marketing or selling Beer in the Territory and directly related activities during such period.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

“SKU” for any Product shall mean the Physical Unit in which it is sold by Extrade II to Importer. Any difference in the Containers for a Product (whether in size, shape or materials), secondary packaging for the Containers, quantities of Containers contained in the secondary packaging, configurations of Containers contained in the secondary packaging or other distinct attributes in a configuration shall be considered to be a separate SKU.

“Sub-license Agreement” means the Amended and Restated Sub-license Agreement dated as of the date hereof by and between Importer and Marcas Modelo.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one (1) or more of its other Subsidiaries or by one (1) or more of such Person’s other Subsidiaries.

“Territory” means the fifty states of the United States of America, the District of Columbia and Guam.

“Trademarks” means the trademarks described in Exhibit B to this Agreement, as such Exhibit may be amended or supplemented from time to time pursuant to Section 3.4 or Section 4.10(a), together with the trademark rights related thereto referred to in Section 2.6 of the Sub-license Agreement.

“unsaleable” has the meaning assigned to that term in Section 7.2(b).

“Voting Stock” means (i) with respect to a corporation, the stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect or appoint at least a majority of the board of directors or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) and (ii) with respect to a partnership, limited liability company or business entity other than a corporation, the equity interests thereof.

1.2       Construction

    (a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)       Unless the context otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)       Unless the context otherwise requires, references to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)       The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e)       All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)       All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

CERTAIN UNDERTAKINGS OF EXTRADE II

Extrade II represents and warrants that (a) Extrade II has and will maintain throughout the term of this Agreement the exclusive right to sell Product for export to the Territory; (b) there is not in effect any agreement between Extrade II and any other person or entity giving any right to any such other person or entity to sell Product in the Territory; (c) Extrade II has the full contractual and corporate power and authority to perform its obligations under this Agreement; and (d) as of the date hereof, Extrade II is a Subsidiary of ABI.

ARTICLE III

EXCLUSIVITY

3.1       Subject to the terms of this Agreement, Extrade II hereby grants to Importer the exclusive right within the Territory to sell, including for resale (i) any Beer bearing one or more Trademarks, (ii) any Beer produced in Mexico by Grupo Modelo or any member of the Modelo Group under a brand family that originated in Mexico, whether or not bearing one or more Trademarks, and (iii) any Beer produced, immediately prior to the date hereof, in Mexico by Grupo Modelo and its Subsidiaries (with Subsidiary being determined as of June __, 2012 and not including ABI, Anheuser-Busch Companies, LLC, Anheuser-Busch International, Inc., Anheuser-Busch International Holdings, Inc., or any of their respective Affiliates other than Grupo Modelo and its Subsidiaries), including those Beer brands set forth on Schedule 3.1.

3.2       Importer agrees not to sell Product outside the Territory except with the prior written permission of Extrade II. Importer shall use its commercially reasonable efforts to prevent parties purchasing Product directly or indirectly from Importer from reselling such Product outside the Territory or in any manner not authorized by this Agreement.

3.3       Importer agrees that, during the term of this Agreement, neither Importer nor any of its Affiliates shall, without Extrade II’s prior written permission, purchase or sell in the Territory any Beer (other than the Product) which is a Mexican-style Beer, whether or not produced in Mexico. Extrade II agrees that neither it nor any member of the Modelo Group will sell in the Territory (other than to Importer) any Beer which is a Mexican-style Beer, whether or not produced in Mexico.

3.4       (a) In the event, during the term of this Agreement, Extrade II or any member of the Modelo Group proposes to initiate a program for the marketing or sale into the Territory, of any Beer produced in Mexico under a brand family that originated in Mexico, or packages or Containers therefor, for which pricing is not set forth on the [****], Extrade II shall give Importer written notice of such proposal not less than [****] before such program is initiated. At the written election of Importer delivered to Extrade II at any time thereafter, provided that such Beer, package or Container has not been discontinued by Extrade II or the applicable member of the Modelo Group prior to Importer’s delivery of such written election to Extrade II, the parties shall amend this Agreement to make such Beer, package or Container a Product hereunder by (i) adding pricing for such Product to the [****], which pricing shall equal the [****] for such Product, (ii) adding the identifying mark or marks to Exhibit B and to the Sub-license Agreement, (iii) modifying the definition of “Case” in Article I if necessary, and (iv) if necessary, adding a new definition to Article I that describes the unit packaging of such Product if it is not a Case, such as keg or mini-keg, and also modifying the definition of “Container” in Article I accordingly. Extrade II represents and warrants that it has and will maintain throughout the term of this Agreement the exclusive right to sell such Product for export to the Territory.

(b)       In the event, during the term of this Agreement, Extrade II or any member of the Modelo Group plans to use a new trademark on any Product, Extrade II shall give Importer written notice of such plan not less than [****] before implementation thereof and, except where the consent of Importer is otherwise required pursuant to Section 4.9(b), upon the expiration of such [****] period, such Product shall bear such new trademark and the parties shall amend this Agreement to add such new trademark to Exhibit B and to the Sub-license Agreement. Where the consent of Importer is required pursuant to Section 4.9(b), then if Importer provides such consent such Product shall bear such new trademark and the parties shall amend this Agreement to add such new trademark to Exhibit B and to the Sub-license Agreement.

(c)       Subject to the limitations set forth in Section 4.10(b), in the event, during the term of this Agreement, Importer desires to import, market and sell any Beer produced in Mexico under a brand family that originated in Mexico, or packages or Containers therefor, that is marketed or sold by Grupo Modelo or any member of the Modelo Group, for which pricing is not set forth on the [****], then upon written election of Importer delivered to Extrade II, provided that such Beer, package or Container has not been discontinued by Grupo Modelo or the applicable member of the Modelo Group prior to Importer’s delivery of such written election to Extrade II, the parties shall amend this Agreement to make such Beer, package or Container a Product hereunder by (i) adding pricing for such Product to the [****], which pricing shall equal

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

the [****] for such product, (ii) adding the identifying mark or marks to Exhibit B and to the Sub-license Agreement, (iii) modifying the definition of “Case” in Article I if necessary, and (iv) adding a new definition to Article I that describes the unit packaging of such Product if it is not a Case, such as keg or mini-keg, and also modifying the definition of “Container” in Article I accordingly. Extrade II shall label and mark Containers for such Product in English and in conformity with federal, state and local law as advised by Importer pursuant to Section 9.3. Extrade II represents and warrants that it has and will maintain throughout the term of this Agreement the exclusive right to sell such Product for export to the Territory.

(d)       At the request and sole expense of Importer, upon reasonable advance notice to Importer, Extrade II shall provide Ernst & Young LLP or if Ernst & Young LLP is unable to serve in such a capacity, such other nationally recognized accounting firm reasonably acceptable to Extrade II and Importer (the “CPA Firm”) with reasonable access to its cost data reasonably necessary to confirm the [****] of any new Product being added to the [****] pursuant to Section 3.4(a) or 3.4(c). Any such data shall be provided solely to such accounting firm on a clean room basis and such accounting firm shall provide the results of such analysis to Importer and Extrade II, but shall not provide any competitively sensitive data, or any summaries thereof, to Importer or any of its Affiliates.

(e)       For the avoidance of doubt, the obligations of Extrade II and the Modelo Group under (i) Sections 3.1 (except with regard to Beer brands set forth on Schedule 3.1), 3.4(a) and 3.4(c) shall not apply to a Beer, if such Beer or its brand family was originated outside of Mexico and continues to be brewed, distributed and marketed in its country of origin and (ii) this Section 3.4 shall not apply to any Beer brand for which any member of the Modelo Group licenses the use of such Beer brand from a Person that is not a member of the Modelo Group and such member of the Modelo Group does not have the right under the license agreement relating to such Beer brand to grant a sublicense or license for such Beer brand in the Territory to any Person that is not a member of the Modelo Group.

ARTICLE IV

SUPPLY OF PRODUCT LINE

4.1       Importer shall purchase from Extrade II, and Extrade II shall supply to Importer, such volumes of Product as are required by Importer for importation and sale within the Territory pursuant to this Agreement. In the event members of the Modelo Group from which Extrade II purchases Product do not have sufficient quantities of Beer of the brands subject to this Agreement to supply all their domestic and export customers (including, without limitation, for adequate inventory purposes), allocation of Beer of such brands shall be made no less favorably to Importer (through Extrade II) for importation and sale within the Territory than such brands are made to any other customers of such members of the Modelo Group or markets, including the domestic market of Mexico. In producing and packaging the Products, Extrade II shall comply with its customary and established quality standards.

4.2       All orders for Product under this Agreement shall be made by Importer specifying the type of Product ordered and the quantities thereof. Subject to Section 4.1 and Force Majeure, each such order shall constitute a binding obligation between Importer and Extrade II

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

in accordance with the terms of this Agreement five (5) days after receipt thereof by Extrade II on the terms of the order, subject to modifications that the parties agree to within such five-day period.

4.3      EXCEPT AS STATED IN THIS AGREEMENT, EXTRADE II MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, CONCERNING PRODUCT.

4.4       Extrade II will supply Product to Importer FOB the Designated Brewery (whether rail or other transportation as requested by Importer). Subject to Force Majeure, all Product to be supplied to Importer by Extrade II pursuant to an order under Section 4.2 shall be delivered within thirty (30) days of final Production, and in no event more than thirty (30) days after the end of the calendar month in which such order is to be filled under Section 4.5. Importer guarantees to Extrade II the payment of all freight, customs, handling and other charges incurred with respect to Product after delivery to Importer. Extrade II will not charge for packing, boxing or crating a shipment of Product.

4.5       Importer shall use its commercially reasonable efforts to deliver to Extrade II not later than the fifth (5th) working day of each calendar month requests covering, in the aggregate, all Product that Importer wishes to purchase from Extrade II during the succeeding calendar month or, in the case of Negra Modelo and Corona Light, the second succeeding calendar month. To the extent compatible with Importer’s resale prospects and each party’s obligations under this Agreement, the parties respectively shall use their commercially reasonable efforts to the end that the deliveries contemplated in corresponding orders occur at reasonably uniform volumes and intervals during any Fiscal Year and within each calendar month. Importer shall use its commercially reasonable efforts to maintain adequate inventories and distribution channels to meet its sales responsibilities hereunder without undue pressure on production schedules of the Modelo Group.

4.6       All terms and conditions set forth on any order shall be of no force and effect, other than the type of Product ordered, the quantities ordered and the mode of transportation if other than rail.

4.7       Anything in Section 4.2 to the contrary notwithstanding, in the event of any conflict between the provisions of any order and the provisions of this Agreement (including without limitation terms of payment and warranties concerning Product), the provisions of this Agreement shall govern.

4.8       In connection with the transportation of Product from the Designated Brewery, Importer shall be responsible for:

(a)       Providing Extrade II with such information as may be reasonably required by Grupo Modelo to establish the daily and monthly shipping schedules of Designated Breweries;

(b)       Monitoring the performance of the daily and monthly shipment schedules established and furnished to Importer by Extrade II;

(c)       Communicating to carriers the volume of Importer’s orders theretofore accepted by Extrade II;

(d)       Monitoring carriers’ adherence to the shipping schedules established by Grupo Modelo;

(e)       Assisting Extrade II in complying with requirements established by U.S. federal, state and local government agencies;

(f)       In coordination with Extrade II’s Export Department, organizing transportation, designating the transport vehicles and equipment required for the Product to be shipped from the Designated Brewery and ordering such vehicles (Importer to be responsible for ordering the transportation and equipment vehicles from the transporter; however, Extrade II to be responsible for (1) scheduling with the transporter times when the transporter will make transportation vehicles and equipment available as ordered by Importer at the Designated Brewery for loading, (2) making Product available for loading at scheduled times and (3) loading Product on the transportation vehicles so ordered by Importer at scheduled times; and Extrade II shall hold Importer harmless with respect to any demurrage or other claims of the transporter against Importer that result from Extrade II not performing any of the actions described in clauses 1, 2 and 3 of this Section 4.8(f));

(g)       Processing (with the cooperation of Extrade II, but without cost to, or liability of, Extrade II) insurance and other claims for damage to Product arising after delivery FOB the Designated Brewery (including during any such transportation of such Product after such delivery) and taking the responsibility for destruction of damaged Product in accordance with Section 7.3;

(h)       Cooperating with Extrade II by providing such other assistance as may be reasonably required to effect the shipment of Product as provided in this Agreement;

(i)       Not purporting to act in the name of Extrade II when arranging for transportation of Product; and

(j)       Making certain that no employee or other representative of Importer enters a brewery or other facility of a Designated Brewery or Extrade II without use of visitor identification cards issued by such brewery or facility.

4.9   (a)       Extrade II shall notify Importer in advance of any changes to the country of origin or, other than de minimis changes, to the appearance, color, alcohol content, carbonation level or taste profile of a Product (which for avoidance of doubt shall include the Container thereof). No such changes shall be permitted if any such change would be reasonably likely to be adversely perceptible, without the prior written consent of Importer, which consent shall not be unreasonably withheld or delayed. If such consent is provided, then Importer shall have the right to use up any inventory of Product having the former appearance, color, alcohol content, carbonation level or taste profile or country of origin. If any such change effected pursuant to this subsection without the prior written consent of Importer is adversely perceptible, Extrade II shall promptly halt such change and resume production of the Product in its prior state. For purposes of Sections 4.9(a) and (b), a change shall be considered to be adversely perceptible if the ordinary average consumer of the Product perceives such change as having a negative effect on the Product.

(b)       Extrade II shall notify Importer in advance of any changes to the quality or structural integrity of a Container, other than de minimis changes. No such changes shall be permitted if any such change would be reasonably likely to be adversely perceptible or to adversely affect the quality and condition of the Product upon delivery to Importer or to the ultimate consumer, without the prior written consent of Importer, which consent shall not be unreasonably withheld or delayed. If such consent is provided, then Importer shall have the right to use up any inventory of Product packaged in the former Container. If any such change effected pursuant to this subsection without the prior written consent of Importer is adversely perceptible or adversely affects the quality and condition of the Product upon delivery to Importer or to the ultimate consumer, Extrade II shall promptly halt such change and resume use of the former Containers.

(c)       Extrade II shall maintain throughout the term of this Agreement the exclusive right to sell to Importer all Products and shall not discontinue any Product without the prior written consent of Importer, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in the foregoing, Extrade II may discontinue a Product upon at least [****] written notice, without consent of Importer, if the Product is not sold in Mexico and the Product had [****] sales of less than [****] Cases (or if such Product is intended to be sold only in limited regions of the Territory because of regulatory restrictions in such region, for example restrictions relating to the alcohol content of Beer or special deposit requirements, had [****] sales of less than [****] Cases) in the Territory for [****] immediately prior to such discontinuance. If a Product is properly discontinued pursuant to this Section 4.9(c) by Extrade II, then Importer shall have the right to use up any inventory of such discontinued Product.

4.10   (a)       On not more than one occasion in each calendar year (but not later than August of the calendar year prior to the calendar year in which Importer proposes to introduce a new or modified Beer product, Container or line extension), Importer may request from Extrade II the development of new or modification of existing Beer products, Containers and line extensions (including, without limitation, [****]). Extrade II will consider in good faith Importer’s requests and will use commercially reasonable efforts to accomplish such development and modification, provided such development or modification fits within the then-current production capabilities of Extrade II and the members of the Modelo Group in Mexico. If such development or modification relates to immaterial variations or extensions of the existing Products, the parties acknowledge that the [****] thereof shall reasonably compensate Extrade II for such development or modification. Otherwise, Extrade II’s obligations shall require reasonable assurances that the volume of such Products, Containers and line extensions and the aggregate [****] to be received by Extrade II therefrom will provide sufficient margin to reasonably compensate Extrade II for the additional costs and investments to be incurred as a result of such development or modification (with the sufficiency of the margin to be assessed in a manner consistent with which Extrade II evaluates similar opportunities in the ordinary course).

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(b)     [****]

(c)     Nothing in Section 4.10(b) shall limit the obligations of Extrade II to change Containers or the labeling thereof to the extent required to comply with applicable law, including the law of any State in the Territory in which the Products are sold, and any such changes shall not be considered New SKUs for purposes of the limitations in Section 4.10(b).

(d)     If Extrade II and Importer mutually agree that any Product shall be reformulated, without changing in material respects its name, label or trade dress, such reformulated Product shall not be considered to be a New Product or New SKU for purposes of Section 4.10(b).

(e)     No New SKU or New Product sold in the Territory and initiated by Extrade II pursuant to Section 3.4(a) shall reduce the obligations of Extrade II described in Section 4.10(b).

4.11       Extrade II and Importer will cooperate and use commercially reasonable efforts to reduce their mutual costs of production, shipping and handling of the Products, improve timeliness of delivery and freshness of Products delivered to Importer and reduce damage to Products caused during transit from the breweries to Importer.

ARTICLE V

PRICING AND PAYMENT PROCEDURES

5.1       As to each Product, the price to be charged by Extrade II (the “Price”) commencing on the date of this Agreement shall be stated as the “Price” in the [****] for each Physical Unit, which Prices are subject to change as provided in this Section 5.1.

Commencing on [****], the Price for each Product (including any Product added herein pursuant to Section 3.4) shall be increased or decreased from the Price previously in effect by the [****].

5.2       Except as provided in Section 5.1, it is understood that the Price of Products charged by Extrade II shall not otherwise be changed unless mutually agreed by the parties.

5.3       (a) Promptly after effecting a shipment of Product to Importer, Extrade II shall so notify Importer and provide to Importer an invoice for such shipment. Importer having received such invoice from Extrade II shall pay such invoiced price in United States Dollars within forty-five (45) days of receipt of such invoice. Importer shall be entitled to a discount of one percent of the Price for Product if (i) payment for such Product is made by Wednesday following the week in which such Product was shipped and (ii) Extrade II receives the corresponding payment by wire transfer of immediately available funds to a bank account designated by Extrade II. If the Price is not paid on its due date, the unpaid amount shall bear interest from the due date until paid at the rate of 1-1/2% per month or the maximum rate allowed by applicable law, whichever is lower.

(b) [****]

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE VI

PROMOTION AND ADVERTISING

6.1       Importer shall pay all costs of promotion, marketing and advertising activities conducted by Importer in the Territory with respect to the Products. [****]

6.2       Importer shall cause the promotion, marketing and advertising for each Product to be consistent with the requirements set forth in the Sub-license Agreement.

6.3       [****]

ARTICLE VII

IMPORTER’S SALES EFFORTS

7.1       With commercially reasonable effort in order to realize the greatest potential in the market, Importer shall (a) cause itself to be fully organized, staffed and structured for efficient sales, accounting and other functions required for Importer’s performance of this Agreement, including by contracting with third parties to provide all or some of such functions, in the Importer’s sole discretion, (b) establish and maintain an adequate distribution system to sell all Products in the Territory by engaging with wholesalers for such distribution and (c) in determining quantities of Product to be purchased under this Agreement, give due consideration to the need to keep a reasonable stock of Product on hand at all times in order to assure continuous supply to customers, taking into account the geographical location of Importer’s and customers’ storage facilities and transportation arrangements. Notwithstanding anything to the contrary in this Agreement, Extrade II shall have no right to approve the selection, termination or change of the wholesalers for the Products in the Territory.

7.2       The following provisions shall apply to Product after Production:

    (a)       Extrade II warrants Product under normal conditions and circumstances to remain suitable for resale and consumption for a period of up to one hundred eighty (180) days from the date of final Production.

    (b)       As used herein, “Extended Storage” means the elapsing of more than thirty (30) days between the date any Product sold under this Agreement reaches its first storage in the United States of America and the date such Product is received by a retailer or other direct purchaser from Importer. Importer acknowledges that it is Extrade II’s policy to avoid Extended Storage. To the extent permitted by law Importer shall use commercially reasonable efforts to support said policy. Either party may, at its option and sole expense, at any time, cause J.E. Siebel Sons’ Company, Inc. (or any other third-party investigator approved in writing by Extrade II and Importer) to examine samples of any quantity of Product (and the corresponding Containers) sold under this Agreement and in the possession of Importer or any retailer or other purchaser for resale, and to advise Importer and Extrade II in writing whether the Product so examined is suitable for resale and consumption (hereinafter called “saleable”). In the event such Product is so determined not to be saleable (hereinafter called “unsaleable”):

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.       Importer shall, upon written request from Extrade II, and Importer may, upon written notice to Extrade II, arrange for the destruction of such unsaleable Product and replace the same with saleable Product.

2.       Extrade II shall bear the cost of any such destruction and cost of replacement of such Product at laid-in cost to Importer, to the extent such Product is unsaleable due to a breach of Extrade II’s warranty in Section 7.2(a).

3.       In the event Extrade II requests such destruction and the Product is not unsaleable due to a breach of Extrade II’s warranty in Section 7.2(a), then Importer shall bear the cost of such destruction and replacement.

7.3       In the event Product or a Container is damaged in transit after same is delivered FOB the Designated Brewery for a period up to one hundred eighty (180) days from the date of final Production, whether prior to or after the time same leaves Mexico, Importer shall so inform Extrade II and shall cooperate with Extrade II as to (1) whether the corresponding Product or Container should be destroyed because the damage has rendered the Product or Container unsaleable, and, if so, (2) the time, place and manner of such destruction, provided that Extrade II shall indemnify Importer for any losses, costs or expenses incurred by Importer relating to any such destruction not covered by insurance.

7.4       If Importer destroys any Product pursuant to Section 7.2 or 7.3, an authorized officer of Importer shall execute and deliver to Extrade II a certificate in the form of Exhibit C certifying as to such destruction, and Extrade II shall cooperate with Importer to accomplish any such destruction but, except as otherwise provided in Section 7.2(b), Importer shall be responsible for all costs of such destruction. In addition, any insurance policy of Importer covering Product shall require the insurer issuing such policy not to take any action inconsistent with the terms of Sections 7.2 and 7.3. Upon obtaining any such insurance policy, Importer shall promptly furnish Extrade II with a copy of the same.

ARTICLE VIII

REPORTS

8.1       Importer shall deliver to Extrade II the following:

    (a)       Not later than sixty (60) days prior to the beginning of each Fiscal Year, a Forecast Report in the electronic form customarily provided by Importer to Extrade II indicating by calendar months the purchases of Product Importer expects to make during such year under this Agreement by brand, label, package and any other distinguishing presentation required by governmental authorities.

    (b)       Not later than thirty (30) days prior to the beginning of each calendar month, a Forecast Report Update in the electronic form customarily provided by Importer to Extrade II updating, for the calendar months remaining in such year, the Forecast Report originally delivered for the corresponding Fiscal Year.

8.2       Importer shall deliver each report required by Section 8.1 by such means of electronic transmission or delivery as Extrade II may reasonably request from time to time.

8.3       No such Forecast Report or Forecast Report Update shall constitute an offer or obligation of Importer to purchase Product. No receipt of a Forecast Report or Forecast Report Update shall constitute an acceptance or obligation of Extrade II to sell Product.

8.4       Extrade II may at its own expense, upon reasonable advance notice to Importer, through accountants or other representatives designated by Extrade II for such purposes, enter during normal business hours any storage facility or business office owned or controlled by Importer and examine such facilities, inventories and that portion of the books and records of Importer needed to determine the accuracy of any report delivered under, or compliance by Importer with, this Agreement or in connection with the calculation of the Restored Profits Fee. In addition to the rights set forth in Section 3.4(d), Importer may at its own expense, upon reasonable advance notice to Extrade II, through accountants or other representatives designated by Importer for such purposes, enter during normal business hours any storage or production facility or business office owned or controlled by Extrade II and examine such facilities, inventories and that portion of the books and records of Extrade II needed to determine compliance by Extrade II with this Agreement; provided that any such access on behalf of Extrade II or Importer to confidential information, data and work papers shall be provided solely to such accounting firm on a clean room basis and such accounting firm shall not have the right to provide any such confidential information, or any summaries thereof, to Importer or Extrade II, as the case may be, or any of its Affiliates.

8.5       (a) Unless otherwise agreed to in writing by the Importer, Extrade II agrees (and Extrade II agrees to cause its Affiliates) (a) to keep confidential all Confidential Information of the Importer and not to disclose or reveal any of such Confidential Information to any person other than (i) those directors, officers, employees, stockholders, legal counsel, accountants, and other agents of Extrade II or its Affiliates who are actively and directly participating in the performance of the obligations and exercise of the rights of Extrade II under this Agreement, and (b) not to use Confidential Information of the Importer for any purpose other than in connection with the performance of the obligations and exercise and enforcement of the rights of Extrade II hereunder. The obligation to maintain confidentiality of and restrictions on the use of Confidential Information hereunder, shall include with respect to any Confidential Information obtained by Extrade II and its Affiliates prior to the date hereof.

(b)       If Extrade II is required by law, court order or government order or regulation to disclose Confidential Information, Extrade II shall provide notice thereof to Importer and, after consultation with Importer and, at the sole cost and expense of Importer, reasonably cooperating with Importer to object to or limit such disclosure, shall be permitted to disclose only that Confidential Information so required to be disclosed.

8.6       Unless otherwise agreed to in writing by the Extrade, Importer agrees (and Importer agrees to cause its Affiliates) (a) to keep confidential all Confidential Information of Extrade II and the Modelo Group and not to disclose or reveal any of such Confidential Information to any person other than (i) those directors, officers, employees, stockholders, legal counsel, accountants, and other agents of Importer or its Affiliates who are actively and directly participating in the performance of the obligations and exercise of the rights of Importer under this Agreement, and (b) not to use Confidential Information of Extrade II and the Modelo Group for any purpose other than in connection with the performance of the obligations and exercise and enforcement of the rights of Importer hereunder. The obligation to maintain confidentiality of and restrictions on the use of Confidential Information hereunder, shall include with respect to any Confidential Information obtained by Importer prior to the date hereof.

(b)       If Importer is required by law, court order or government order or regulation to disclose Confidential Information, Importer shall provide notice thereof to Extrade II and, after consultation with Extrade II and, at the sole cost and expense of Extrade II, reasonably cooperating with Extrade II to object to or limit such disclosure, shall be permitted to disclose only that Confidential Information so required to be disclosed.

ARTICLE IX

COMPLIANCE WITH LAWS

9.1       During the term of this Agreement, Importer shall obtain and maintain in good standing, or otherwise have valid access to, all U.S. (federal and state) licenses required for the performance of this Agreement by Importer, including without limitation all licenses required for the importation or sale of Product in the Territory (“Requisite Licenses”). Within thirty (30) days after the amendment, loss or new issuance of any Requisite License (other than ordinary course annual or other renewals or amendments), Importer shall deliver to Extrade II written notice thereof.

9.2       Importer agrees (a) to comply with all laws applicable to the selling of Product, including, without limitation, those relating to labels and identifying marks on Containers, and to comply with the Foreign Corrupt Practices Act and similar laws applicable to Importer or the Import Business and (b) not to commit any act that will subject Extrade II to any civil, criminal, or other liability. Importer agrees to indemnify and hold Extrade II harmless with respect to any breach by Importer of the preceding sentence.

9.3       As regards laws relating to labels or other identifying marks on Containers supplied by Extrade II, Importer shall be deemed to have fully satisfied Importer’s obligations if, within a reasonable period prior to Extrade II’s shipment of Product identified by any new form of label or mark, Importer obtains approval of the labels or marks to be used on such Container and advises Extrade II fully and correctly in writing of all requirements of corresponding law. After receipt from Importer of such written advice, Extrade II shall be responsible for the labeling and marking of Containers in conformity with such advice.

9.4       As and when requested by Importer, Extrade II shall use its commercially reasonable efforts to sign and deliver to Importer such documents as Importer requires for filing with governmental authorities to comply with laws applicable to the importation or sale of Product.

9.5       Extrade II and Importer agree that the federal and state laws governing the rights and obligations of brewers or suppliers of Beer and their wholesalers shall not apply as between themselves in connection with the transactions described herein.

ARTICLE X

INDEMNIFICATION AND INSURANCE

10.1    Importer agrees to indemnify and hold harmless Extrade II from and against any and all claims, losses, liabilities, costs and expenses (including reasonable fees and disbursements of attorneys) arising out of (a) any act or omission of Importer in connection with the marketing, importation or sale of Product, including but not limited to those based on or resulting from damages or injury actually or allegedly caused to the persons or property of third parties by reason of any actual or alleged defect in Product, or in the labeling or packaging thereof, occurring after delivery of Product to Importer pursuant to this Agreement and (b) any resale of any damaged or unsaleable Product by Importer. Extrade II agrees to indemnify and hold harmless Importer from and against, any and all claims, losses, liabilities costs and expenses (including reasonable fees and disbursements of attorneys) arising (a) out of any failure to label and mark Containers supplied by Extrade II in conformity with law, (b) out of any actual or alleged defect in the manufacture of Product or Containers supplied by Extrade II, including but not limited to those based on or resulting from damages actually or allegedly caused to persons or the property of third parties by reason of any such failure or defect, (c) out of the marketing, importation or sale of the Product after any termination of this Agreement and (d) out of any claim by any wholesaler or distributor of the Products due to the decision of Extrade II or any succeeding importer not to renew the rights of such wholesaler or distributor to distribute Products after the effective date of any termination of this Agreement. The provisions of this Section 10.1 shall survive the expiration or other termination of this Agreement with respect to any claim, loss, liability, cost or expense, whenever incurred or asserted, arising out of any act, omission or condition that preceded such expiration or termination.

10.2    Importer represents to Extrade II that (a) Importer shall maintain at all times during the term of this Agreement with a reputable insurance company domiciled in the United States of America a multiperil policy covering (subject to customary deductibles) liability to third parties for personal injury in such amounts (both aggregate and per occurrence) as may be customary in the Beer industry in the United States of America, but not less than $10,000,000.00, and for property damage in such amounts (both aggregate and per occurrence) as may be customary in the Beer industry in the United States of America, but not less than $10,000,000.00, arising from the importation and sale of Product under this Agreement, together with excess liability insurance, in umbrella form, with limits of at least $5,000,000 for each occurrence with no aggregate limit, and (b) Importer will maintain such policy naming Extrade II as an additionally insured party (or a replacement insurance policy providing no less coverage which is obtained from a reputable insurance company domiciled in the United States of America) in effect so long as this Agreement remains in force.

10.3    Extrade II represents to Importer (a) that Extrade II shall maintain at all times during the term of this Agreement with a reputable insurance company similar insurance covering (subject to customary deductibles) liability to third parties for personal injury in such amounts (both aggregate and per occurrence) as may be customary in the Beer industry in Mexico, but not less than $10,000,000.00, and for property damage in such amounts (both aggregate and per occurrence) as may be customary in the Beer industry in Mexico, but not less than $10,000,000.00, arising from the importation and sale of Product under this Agreement, together with excess liability insurance, in umbrella form, with limits of at least $5,000,000 for each occurrence with no aggregate limit, and (b) that Extrade II will maintain such policy naming Importer as an additionally insured party (or a replacement insurance policy providing no lesser coverage which is obtained from a reputable insurance company) in effect so long as this Agreement remains in force.

10.4    With respect to the insurance described in Sections 10.2 and 10.3, (a) each party shall pay all costs and expenses of the insurance it carries, and (b) each party shall promptly deliver to the other, at the request of the other, a copy of the insurance policies and other documentation evidencing compliance with such party’s obligations to maintain such insurance.

ARTICLE XI

TERM; TERMINATION

11.1    The term of this Agreement shall commence on the date hereof and shall continue in perpetuity until terminated pursuant to Sections 11.3 or 11.4. For avoidance of doubt, except for the right to terminate this agreement pursuant to Sections 11.3 and 11.4, the parties intend that the term of this Agreement be perpetual, terminable only upon strict compliance with the provisions hereof, and, notwithstanding Section 2-309 of the New York Uniform Commercial Code, not intended to be valid merely for a reasonable time.

11.2    The parties acknowledge and agree that, except as otherwise set forth in Sections 11.3 and 11.4, Extrade II shall have no right to terminate this Agreement notwithstanding any breach of this Agreement by Importer.

11.3    (a) In the event that Importer fails to make a material payment under Section 5.3, Extrade II may terminate this Agreement by written notice to Importer, provided Extrade II gives Importer prior written notice of such failure and such failure continues for more than sixty (60) days after giving such notice to Importer.

(b) In the event (i) Importer makes a general assignment for the benefit of creditors (as such term is specifically understood in the context of an alternative to a proceeding in bankruptcy, and not in the general sense with relation to assignments of assets to creditors as collateral or securitization for financing or the like) or commences a voluntary case or proceeding or consents to or acquiesces in the entry of an order for relief against itself in an involuntary case or proceeding under any bankruptcy, reorganization, insolvency or similar law; (ii) a trustee or receiver or similar officer of any court is appointed for Importer or for a substantial part of the property of Importer; or (iii) if bankruptcy, reorganization, insolvency or liquidation proceedings are instituted against Importer without such proceedings being dismissed within 60 days from the date of the institution thereof, then in each such case this Agreement shall immediately terminate without requirement of notice to Importer.

11.4    (a) At any time during the thirteenth (13th) calendar month prior to the end of (i) the Initial Period or (ii) any Renewal Period, Extrade II shall have the right at its option to deliver to Importer a termination notice to terminate this Agreement. Any such termination shall be effective on the last day of the Initial Period or Renewal Period, as the case may be.

(b) Within ninety (90) days after a Change of Control, Extrade shall have the right at its option to deliver a termination notice to terminate this Agreement and specifying the date of termination of this Agreement, which date shall be not less than thirty (30) nor more than sixty (60) days from the date of such notice and upon which date such termination shall be effective.

(c) If Importer has not cured the material failure within the sixty (60) day period described in Section 11.3(a), and if Extrade II determines to terminate this Agreement pursuant to Section 11.3(a), it shall do so by means of a notice of termination delivered in writing to Importer, which notice shall set forth a Business Day for the effective date of such termination, which date shall be not less than thirty (30) nor more than sixty (60) days from the date such notice of termination is delivered to Importer.

(d) Upon termination of this Agreement pursuant to Section 11.4(a) or (b), Extrade II shall pay Importer a termination fee equal to the Restored Profits Fee. The entire Restored Profits Fee shall be delivered without set-off to Importer, or its designee, in cash, by wire transfer of immediately available funds, in United States dollars, to an account designated by Importer or its designee.

11.5    Subject to Importer’s rights under Section 2.7 of the Sub-license Agreement, which shall be given precedence, if this Agreement is terminated for any reason, Importer agrees (provided such use is legal) that Extrade II may use Containers and labels theretofore manufactured showing Importer as the importer, either “as is” or with such changes as are necessary to make such use legal, until Extrade II’s inventories of such Containers and labels are used up; and Importer agrees to sign all documents that may be necessary for such purpose.

ARTICLE XII

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws that would require application of the substantive laws of any other jurisdiction. Importer and Extrade II agree that the International Convention on the Sale of Goods shall not apply to this Agreement. Importer and Extrade II irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. Importer and Extrade II hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Importer and Extrade II irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 13.4, provided, the foregoing shall not affect the right of either Importer or Extrade II to serve process in any other manner permitted by law. Importer and Extrade II hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

ARTICLE XIII

MISCELLANEOUS

13.1    Neither party may assign any right under this Agreement without the prior written consent of the other party, provided, that (i) Importer may assign this Agreement and its rights and obligations hereunder to any Subsidiary of Constellation who agrees in writing to be bound by all terms and conditions of this Agreement and in that event such assignee shall be deemed to be Importer for all purposes of this Agreement and (ii) Extrade II may assign this Agreement and its rights and obligations hereunder to any Subsidiary of Anheuser-Busch InBev SA/NV and in that event such assignee shall be deemed to be Extrade II for all purposes of this Agreement. Any purported assignment not in strict compliance with the preceding sentence shall be null and void and of no force and effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

13.2    The captions used in this Agreement are for convenience of reference only and shall not affect any obligation under this Agreement.

13.3    This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals. This Agreement may not be amended except by an instrument in writing signed by both parties.

13.4    Any notice, claims, requests, demands, or other communications required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next Business Day delivery), shipping prepaid as follows:

If to Importer:	Crown Imports LLC
One South Dearborn St, Suite 1700
Chicago, IL 60603
Attention: President
Telephone: +1 (312) 873-9600
Facsimile: +1 (312) 346-7488

With a copy to	Constellation Brands, Inc.
(which copy shall	207 High Point Drive, Building 100
not serve as notice	Victor, New York 14564
hereunder):	Attention: General Counsel
Telephone: +1 (585) 678-7266
Facsimile: +1 (585) 678-7103

With a second	Nixon Peabody LLP
copy to (which	1300 Clinton Square
copy shall not	Rochester, NY
serve as notice	Attention: James O. Bourdeau

hereunder):	Telephone: +1 (585) 263-1000
Facsimile: +1 (585) 346-1600

If to Extrade II:	Extrade II, S.A. de C.V.
Av. Javier Barnos Sierra
555-3 Piso
Col. Santa Fe
01210 Mexico, D.F.
Attention: General Counsel
Telephone: + (5255) 2266-0000
Facsimile: + (5255) 2266-0000

With a copy to	Anheuser-Busch InBev
(which copy shall	Brouwerijplein 1
not serve as notice	Leuven 3000
hereunder):	Belgium
Attention: Chief Legal Officer and Company Secretary Telephone: + 32 16 27 69 42
Facsimile: + 32 16 50 66 99

With a second	Sullivan & Cromwell LLP
copy to (which	125 Broad Street
copy shall	New York, New York 10004
not serve as notice	Attention: Frank J. Aquila
hereunder):	George J. Sampas
Krishna Veeraraghavan
Telephone: +1 (212) 558-4000
Facsimile: +1 (212) 558-3588

or such other address or addresses or facsimile numbers as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

13.5    This Agreement and the various Schedules and Exhibits thereto, and the Membership Interest Purchase Agreement, the Sub-license Agreement and the Restated LLC Agreement (as defined in the Membership Interest Purchase Agreement and solely to the extent Constellation Beers, Ltd. and Constellation Brands Beach Holdings, Inc. do not acquire all of the Importer Interest (as defined in the Membership Interest Purchase Agreement) as of the date hereof and a member of the Modelo Group owns a portion of the Importer Interest as of the date hereof), embody all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior discussions, negotiations and agreements between the parties concerning the subject matter thereof.

13.6    To the extent that any provision of this Agreement is invalid or unenforceable in the Territory or any state or other area of the Territory, this Agreement is hereby deemed modified to the extent necessary to make it valid and enforceable within such state or area, and the parties shall promptly agree in writing on the text of such modification.

13.7    The parties acknowledge that a breach or threatened breach by them of any provision of this Agreement will result in the other entity suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties agree that any party may, in its discretion (and without limiting any other available remedies), apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief (without necessity of posting a bond or undertaking in connection therewith) in order to enforce or prevent any violations of this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law. The failure of either party at any time to require performance of any provision of this Agreement shall in no manner affect such party’s right to enforce such provision at any later time. No waiver by any party of any provision, or the breach of any provision, contained in this Agreement shall be deemed to be a further or continuing waiver of such or any similar provision or breach.

13.8    This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

13.9    The Original Agreement shall be deemed amended and restated in its entirety as of the date hereof by this Agreement and the Original Agreement shall thereafter be of no further force and effect except to evidence any rights and obligations of the parties or action or omission performed or required to be performed pursuant to such Original Agreement prior to the date hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

EXTRADE II, S.A. DE C.V.	CROWN IMPORTS LLC

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Importer Agreement]

SCHEDULE 3.1

[****]

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Sch. 3.1-1

EXHIBIT A

Sample CAM Calculation

[****]

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

A-1

EXHIBIT A-1

EXAMPLE OF EBIT CALCULATION

A1-1

EXHIBIT A-1

Exhibit A-1

	All Beer Scenario 1		Beer & Other Bev Scenario 2		Consol into CBI Scenario 3
Beer Cases	100,000	A	100,000	A	100,000	A
Product Cases	90,000	B	90,000	B	90,000	B

Products Revenue	1,350,000		1,350,000	C	1,350,000	C

Beer Revenue	1,800,000		1,800,000		1,800,000
Non-Beer Beverage Revenue	-		2,000,000		3,750,000
Non-Beverage Revenue	-		-		250,000	D

Total Revenue	1,800,000		3,800,000	D	5,800,000	E

SG&A	100,000	C	125,000		250,000

Beer Direct	15,000		15,000	E	15,000	F

Other Direct	-		20,000		10,000

Indirect	85,000		90,000	F	225,000	H

Products EBIT Calculation
CAM	607,500		607,500		607,500

SG&A	(90,000)

Direct SG&A	-		(13,500)		(13,500)

Indirect SG&A	-		(31,974)		(54,730)

EBIT Calculation	517,500		562,026		539,270

SG&A	C/A*B		n/a		n/a
Direct SG&A	n/a		E/A*B		F/A*B

Indirect SG&A	n/a		F*(C/D)		H*(C/(E-D))

EXHIBIT B

TRADEMARKS

Mark	Registration No.	Date Registered

Crown & Griffins Design	1,462,155	Oct. 20, 1987

Crown Design	3,048,028	Jan. 24, 2006

La Cerveza Mas Fina Design	1,495,289	July 5, 1988

CORONA	3,388,558	Feb. 26, 2008

CORONA & Design	1,689,218	May 26, 1992

CORONA (Stylized)	1,681,366	March 31, 1992

CORONA EXTRA	3,388,566	Feb. 26, 2008

CORONA EXTRA & Design	1,729,694	Nov. 3, 1992

CORONA EXTRA (Stylized)	1,681,365	March 31, 1992

CORONA LIGHT	3,605,139	Apr. 14, 2009

CORONA LIGHT & Design	1,727,969	Oct. 27, 1992

CORONA LIGHT & Design	2,406,232	Nov. 21, 2000

CORONITA EXTRA	1,729,701	Nov. 3, 1992

CORONITA EXTRA & Design	1,761,605	March 30, 1993

CROWN IMPORTS	3,584,879	March 3, 2009

CROWN IMPORTS & Design	3,581,601	Feb. 24, 2009

MODELO	1,022,817	Oct. 14, 1975

MODELO LIGHT	3,183,378	Dec. 12, 2006

MODELO LIGHT & Design	3,210,796	Feb. 20, 2007

MODELO ESPECIAL	1,055,321	Dec. 28, 1976

B-1

MODELO ESPECIAL & Design	3,576,774	Feb. 17, 2009

MODELO ESPECIAL & Design	4,060,986	Nov. 22, 2011

MODELO ESPECIAL & Design	4,115,677	March 20, 2012

NEGRA MODELO	1,217,760	Nov. 23, 1982

NEGRA MODELO & Design	3,567,209	Jan. 27, 2009

PACIFICO	1,726,063	Oct. 20, 1992

PACIFICO & Design	3,589,696	March 17, 2009

PACIFICO CLARA	2,866,272	July 27, 2004

King Design (for Victoria product)	4,146,769	May 22, 2012

Miscellaneous Design (for the Victoria product)	4,146,767	May 22, 2012

Miscellaneous Design (for the Victoria product)	4,416,768	May 22, 2012

Mark	Application Number	Application Date

VICTORIA & Design	85/469396	Nov. 10, 2011

B-2

EXHIBIT C

CERTIFICATE OF OFFICER

All capitalized terms herein are used as defined in the Importer Agreement between Extrade II, S.A. de C.V. and Crown Imports LLC, dated [            ], 20[_] ( the “Agreement”). The undersigned,                     , does hereby certify that he is the duly elected and presently incumbent                      of Crown Imports LLC, and that as such he is familiar with the facts herein certified and is duly authorized to execute the certificate on behalf of Crown Imports LLC, and does hereby further certify that:

1. Pursuant to Section 7.2 and Section 7.3 of the Agreement, Shipment No.                      of Product, which was determined to be unsaleable on                      by                     , was destroyed on                     .

IN WITNESS WHEREOF, the undersigned has executed this certificate this                      day of                     ,                     .

Name:
Title:

C-1

EXHIBIT D

[****]

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

D-1

EXHIBIT D-1

EXAMPLE OF QUARTERLY FREIGHT ADJUSTMENT

[****]

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

D1-1

EXHIBIT B

TO EXECUTION COPY OF MEMBERSHIP

INTEREST PURCHASE AGREEMENT

AMENDED AND RESTATED SUB-LICENSE AGREEMENT

between

MARCAS MODELO, S.A. DE C.V.

and

CROWN IMPORTS LLC

Dated:             , 201[—]

AMENDED AND RESTATED SUB-LICENSE AGREEMENT

This Amended and Restated Sub-license Agreement (“Agreement”), dated this                      day of                     , 201[•], is by and between Marcas Modelo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Marcas Modelo”), and Crown Imports LLC, a Delaware limited liability company (“Importer”), and amends and replaces, in its entirety, that certain Sublicense Agreement dated the 2nd day of January, 2007, as subsequently amended (the “Original Agreement”).

WITNESSETH:

WHEREAS, on July 17, 2006, Diblo, S.A. de C.V., a Mexican variable stock corporation, and Barton Beers, Ltd., a Maryland corporation (“Barton”), agreed to establish and engage in a joint venture for the principal purpose of importing, marketing and selling Product (as defined below), and, in connection therewith, on January 2, 2007, they caused to be formed the Importer and caused the Importer and Extrade II, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Extrade II”) to enter into the Original Agreement;

WHEREAS, on February 4, 2009, Barton changed its name to Constellation Beers Ltd.;

WHEREAS, on June 28, 2012, Anheuser-Busch InBev SA/NV (“ABI”) Constellation Brands, Inc. (“Constellation”), Constellation Beers Ltd. and Constellation Brands Beach Holdings, Inc. entered into that certain Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), pursuant to which ABI and Constellation agreed, inter alia, to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1.     For purposes of this Agreement, the following terms have the meanings set forth below:

“ABI” has the meaning assigned to that term in the Recitals.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or

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otherwise. No member of the Modelo Group shall be considered to be an Affiliate of Importer or any of its Affiliates (excluding the Modelo Group), and the Importer and its Affiliates (excluding the Modelo Group) shall not be considered to be Affiliates of any member of the Modelo Group, notwithstanding the ownership by the Modelo Group of any equity interest in Importer.

“Agreement” has the meaning assigned to that term in the Preamble.

“Barton” has the meaning assigned to that term in the Recitals.

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including, without limitation, non-alcoholic versions of any of the foregoing.

“Brand Manuals” has the meaning assigned to that term in Section 2.3.

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York, Chicago, Illinois, or Mexico City, Mexico are authorized or obligated by law to close.

“Constellation” has the meaning assigned to that term in the Recitals.

“Container” means the bottle, can, keg or similar receptacle in which Product is directly placed, and the box, carton or similar item in which such receptacle is packaged.

“Extrade II” has the meaning assigned to that term in the Recitals.

“Form” has the meaning assigned to that term in Section 2.3.

“Grupo Modelo” means Grupo Modelo, S.A.B. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“herein” and “hereunder” refer to this entire Agreement.

“Importer” has the meaning assigned to that term in the Preamble.

“Importer Agreement” means the Amended and Restated Importer Agreement, dated as of the date hereof, by and between Importer and Extrade II.

“law”, unless otherwise expressly stated in this Agreement, includes statutes, regulations, decrees, ordinances and other governmental requirements, whether federal, state, local or of other authority.

“Marcas Modelo” has the meaning assigned to that term in the Preamble.

“Membership Interest Purchase Agreement” has the meaning assigned to that term in the Recitals.

“Modelo Group” means Grupo Modelo and all Persons that, now or in the future, are related to Grupo Modelo by virtue of Grupo Modelo’s direct or indirect share ownership, and

2

any Affiliates thereof, and ABI, Anheuser-Busch Companies, LLC, Anheuser-Busch International, Inc., Anheuser-Busch International Holdings, Inc., and any of their respective Affiliates.

“Original Agreement” has the meaning assigned to that term in the Preamble.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Product” means Beer packaged in Containers bearing one or more of the Trademarks.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one (1) or more of its other Subsidiaries or by one (1) or more of such Person’s other Subsidiaries.

“Territory” means the fifty states of the United States of America, the District of Columbia and Guam.

“Trademarks” means the trademarks described in Exhibit A to this Agreement as belonging to a member of the Modelo Group, as such Exhibit may be amended or supplemented from time to time pursuant to Section 2.2, together with the trademark rights related thereto referred to in Section 2.6.

“West Coast Importer Agreement” means the importer agreement, dated as of November 22, 1996, by and between Barton and Extrade, S.A. de C.V., as amended.

1.2.   Construction

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

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(b)      Unless the context otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)      Unless the context otherwise requires, references to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)      The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(f)       All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

EXCLUSIVITY

2.1.   Subject to the terms and conditions of this Agreement, Marcas Modelo hereby grants to Importer during the term of this Agreement an exclusive, royalty-free, sub-license to use the Trademarks within the Territory, solely in connection with the activities contemplated by the Importer Agreement; that being the importation and sale of the Product (including sales for resale) as well as for the purposes of advertising, promoting and marketing the Product, creating and distributing collateral sales and promotional materials for the Product and in connection with other items to be provided without charge to consumers in conjunction with the advertising, promotion and marketing of the Product; provided, however, that with respect to promotional materials provided with charge or merchandise the foregoing sub-license shall be non-exclusive. Any such use shall be subject to the provisions of Section 2.3 of this Agreement. Marcas Modelo represents to Importer that Marcas Modelo has full authority and right to grant the foregoing sub-license to Importer. For purposes and uses of providing promotional materials with charge or merchandise, Marcas Modelo retains the rights to sub-license the Trademarks in the Territory. For the purposes of this Agreement it is understood that the use by Importer of the Trademarks in connection with advertising and promotional material that may be accessible to Persons residing outside the Territory, such as the use on an internet site or in a periodical that may have some distribution outside the Territory, shall not be a violation of this Agreement provided that: (a) the media chosen is not primarily directed to Persons residing outside the Territory or chosen with the intent of communicating with Persons residing outside the Territory as in the case of a website with an address indicating a source in a foreign country (e.g. .ca) or a periodical that is primarily distributed to Persons outside the Territory; and (b) subject to Section 3.2 of the Importer Agreement, the Products and other services and items offered in connection with the advertising and promotion of the Products are not provided by Importer to Persons that are not physically within the Territory at the time in question.

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2.2.     Exhibit A shall be amended by the parties to reflect any (a) Trademarks added to the Importer Agreement pursuant to Section 3.4(b) thereof, and (b) Products added to the Importer Agreement pursuant to Section 3.4(a) or Section 3.4(c) thereof.

2.3.     (a) Form of Trademarks. Importer may not use or allow the use of any of the Trademarks, including but not limited to use on labels, packaging, promotional materials, displays and in advertising and promotion, except in a form, color, style and appearance (the Trademarks, as so used shall be hereinafter referred to as the “Form”) reasonably consistent with brand manuals of Grupo Modelo furnished to Importer (“Brand Manuals”). The Form shall include the color and shape of any wall displayed directly behind any Trademark.

(b)       Prior Use. Subject to Section 2.3(c), for purposes of this Agreement, (i) any materials supplied by or on behalf of Marcas Modelo to Importer bearing any of the Trademarks for use in connection with the performance of this Agreement and the Importer Agreement or the Original Agreement, (ii) any materials previously approved for use by Barton, including pursuant to the West Coast Importer Agreement, the Modelo Sub-license Agreement, and/or the Pacifico Sub-license Agreement by and between Procermex, Inc. and Barton dated November 22, 1996, and (iii) any materials previously approved for use by Importer pursuant to the Original Agreement and the Importer Agreement, shall be deemed to comply with the terms and conditions of this Agreement for ordinary use in the performance of this Agreement and the Importer Agreement.

(c)       Changes to Form. Marcas Modelo may from time to time, except where the consent of the Importer is otherwise required pursuant to Section 4.9(b) of the Importer Agreement, prescribe reasonable changes in the approved Form or use of the Trademarks and Importer shall use commercially reasonable efforts to comply with such changes provided that it is either permitted a reasonable period to exhaust the existing inventory of material that would no longer be deemed to constitute an approved use or is otherwise compensated for any costs that it may incur if it is not permitted to exhaust such inventory.

(d)       Quality Standards. To protect the reputation and strength of the Trademarks and the goodwill associated with each mark, Importer shall: (i) always sell the Products, and otherwise conduct its activities with respect to the Trademarks, in a manner consistent with the Brand Manuals (but with such reasonable changes as may be necessary to reflect the unique considerations of the Territory), and the marketing position and image of the Products in the Territory; (ii) refrain from modifying or otherwise altering the Form without Marcas Modelo’s prior consent; and (iii) use and/or reproduce the Trademarks in accordance with all applicable laws, rules, and regulations. Further, Importer shall not do any willful or intentional act which would violate such image, and shall refrain from taking any act which disparages, discredits, dishonors, reflects adversely upon, or in any other manner harms the Trademarks, or the goodwill associated therewith. The appearance and content of any advertising or promotional materials shall be of such a nature that they will not harm the public image of the Products, the Trademarks, or the consumer goodwill related thereto. Additionally, with respect to the Products Importer shall comply with the Advertising and Marketing Code of the Beer Institute, as it may be amended from time to time.

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(e)       Sub-Licensees of Marcas Modelo. With respect to the rights in the Territory retained by Marcas Modelo under Section 2.1, Marcas Modelo shall, and it shall cause any sub-licensees of the Trademarks to, comply with the Form and other quality control standards required of the Importer hereunder.

(f)       Wholesalers and Distributors. With respect to the rights in the Territory granted by Marcas Modelo to Importer under Section 2.1, and subject to the terms and conditions of this Agreement, Importer may grant to its wholesalers, distributors and promotional agents limited sub-licenses of the Trademarks as reasonably necessary for each such sub-licensee to engage in their respective activities contemplated by the Importer Agreement; provided, however, that the foregoing right to sub-license is subject to and conditioned upon Importer using commercially reasonable efforts to (which may under appropriate circumstances include litigation or other assertion of claims against such wholesalers, distributors and promotional agents) (i) cause each such sub-licensee of the Trademarks to comply with the terms and conditions of this Agreement applicable to the rights sub-licensed to such sub-licensee; (ii) monitor compliance by sub-licensees with such terms and conditions; (iii) promptly notify Marcas Modelo in writing of any material breach by a sub-licensee of such terms or conditions of which Importer becomes aware, and cooperate to ensure cure within timeframes required hereunder; and (iv) cause any such sub-license to expressly exclude the right to grant any further sub-licenses. Additionally, the agreement Importer routinely uses to provide distribution rights to the Products to its wholesalers or distributors shall provide reasonable provisions for the use, protections and maintenance of the Trademarks consistent with this Agreement, and shall prohibit any further sublicenses of the Trademarks.

(g)       Limitations on Marcas Modelo. Marcas Modelo agrees that its exercise of its rights hereunder or otherwise obtained shall provide it with no right to approve the marketing, promotion, or advertising used by the Importer for the Products.

2.4.     Maintenance of Trademarks. The parties will cooperate and consult in good faith to determine, on a case by case basis, whether to register and maintain registrations for the Trademarks or to take such other administrative action as may be appropriate to attempt to record or register Marcas Modelo’s rights in the Trademarks in the Territory. Importer shall from time to time, as soon as reasonably possible after learning of the facts or law relating thereto, notify Marcas Modelo of any Federal, state, local or other filing (included but not limited to any applications for, or renewals of, any trademarks or similar registrations) that Importer considers to be necessary, appropriate or advisable to protect the Trademarks or other ownership rights with respect to the Products in the Territory. Marcas Modelo agrees to use commercially reasonable efforts to maintain any existing registrations for the specific marks included in the Trademarks and such other marks as it may deem to be appropriate. Marcas Modelo reserves the right to make all final determinations of this nature. In the event that Marcas Modelo makes a determination that registration or maintenance of registration is not appropriate, Importer may request that Marcas Modelo proceed with the registration or maintenance with all costs resulting therefrom to be borne by Importer and such request shall not be unreasonably denied provided that Marcas Modelo retains control of the application process and all decisions pertaining thereto. All ownership rights in any such registrations shall belong to Marcas Modelo or Modelo Group and not Importer. Importer has no right to seek to

6

register or otherwise claim ownership in any of the Trademarks or variations thereon or any derivative works based thereon.

2.5.     Defending Trademarks. The parties will cooperate and consult in good faith to determine, on a case by case basis, the best means by which to address any infringement or suspected infringement of the Trademarks in the Territory. Marcas Modelo reserves the right to make all final determinations of this nature. In the event that Marcas Modelo decides not to pursue any act that Importer deems to constitute infringement or suspected infringement of the Trademarks in the Territory, Importer may request the right from Marcas Modelo to pursue such infringement or suspected infringement, at Importer’s own expense, and such requests shall not be unreasonably denied and in the event that any such request is granted, Marcas Modelo shall provide reasonable cooperation to Importer in connection therewith.

2.6.     Ownership. (a) Ownership of the Trademarks and of the goodwill associated therewith shall at all times remain in Modelo Group, and any rights which may accrue as a result of advertising or sales of the Product or any other use of the Trademarks by Importer shall be the sole and exclusive property of Modelo Group. Trademark rights (i) shall include any additions or modifications to the Trademarks, as well as any slogan, musical composition, name, emblem, symbol, trade dress or other device used to identify or refer to the Product or any Trademark sub-licensed hereunder, whether developed, created or used by Importer or a distributor in the Territory of Modelo Group or Importer, and (ii) may be used by Modelo Group, by Marcas Modelo or their importers, or their distributors or sub-licensees, as Modelo Group and Marcas Modelo may desire, in other territories, in addition to the use thereof made in the Territory under this Agreement. If any such addition, modification or device is to be separately registered under the laws protecting trademarks, copyrights or other property rights, it shall be registered only in the name of Modelo Group, and Importer shall execute such documents as may be necessary to accomplish such registration.

(b)       Marcas Modelo or Modelo Group shall be deemed to be the exclusive owner of all intellectual property used or developed in connection with this Agreement by Importer or any other party that (i) incorporates the Trademarks or any variations thereof or derivative works based upon any of the Trademarks; (ii) in the absence of this Agreement, would infringe upon or otherwise violate the rights of Marcas Modelo or Modelo Group in the Trademarks under the laws of the Territory, or (iii) is based upon confidential or proprietary information or such other names, marks, ideas, concepts or material created by or belonging to Marcas Modelo or Modelo Group. As between the parties and unless contrary to applicable law, Importer shall be the owner of any intellectual property independently developed by Importer that does not pertain to the areas set forth above. For the avoidance of doubt, nothing herein shall give or be deemed to give Marcas Modelo or any member of the Modelo Group any rights in or to the trademarks or brand names that are owned by Constellation.

(c)       If, for any reason or circumstances, Importer is deemed under any law or regulation to have acquired any right or interest with respect to the Trademarks, Importer shall, at the request of Marcas Modelo or Modelo Group, promptly execute any document reasonably needed in order for Importer to transfer to Marcas Modelo or Modelo Group any and all such rights, titles and interests in and to the Trademarks, including the goodwill which these represent.

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Such obligation shall continue after termination or expiration of this Agreement and any extensions thereof.

2.7.     Derivative Works; Termination. Importer shall acquire no ownership rights in the Trademarks or variations thereon or derivative works based thereon or any intellectual property deemed to be owned by Marcas Modelo or Modelo Group as a result of this Agreement. Importer shall, at any time requested by Marcas Modelo or Modelo Group, whether during or subsequent to the term hereof, disclaim in writing any such property interest or ownership in the Trademarks. Upon the termination of the Importer Agreement, all rights of Importer to use the Trademarks as provided herein and any other intellectual property belonging to Marcas Modelo or Modelo Group shall be terminated, including the right to continue to do business under any name that incorporates the name “Crown”, and revert to Marcas Modelo. Notwithstanding the above, Importer shall be permitted, unless otherwise agreed, a reasonable time in which to exhaust any inventory of Product bearing or incorporating the Trademarks and Importer shall not be liable for any advertising and promotional activities that were scheduled in good faith prior to the termination and cannot be cancelled.

2.8.     Importer shall not, either directly or indirectly:

(a)       establish, form, be an owner of, operate, administer, authorize or control any company, division, corporation, association or business entity under any name which includes any of the Trademarks, either in whole or part, or under any name which is similar to the Trademarks (other than with respect to the Importer, “Crown”);

(b)       use (except as expressly authorized by this Agreement to use the Trademarks), register, or in any other manner claim the ownership of a trademark, trade name, commercial name, firm name or service mark which includes any of the Trademarks either wholly or partially, or which is similar to any of the Trademarks; or

(c)       use any Trademark on or in connection with any beer or other object other than a Product, except as expressly permitted by this Agreement.

2.9.     During the term of this Agreement and after termination or expiration thereof Importer shall not use any confusingly similar symbol, name, trademark or device for any goods or services.

2.10.   As reasonably requested by Marcas Modelo, Importer will provide reasonable samples of any item that bears any Trademark as necessary for Marcas Modelo to monitor and confirm compliance with the terms of this Agreement.

2.11.   Importer shall, consistently with the provisions of this Agreement, use its commercially reasonable efforts to protect the Trademarks or any other trademarks which may be sub-licensed or licensed to it by Marcas Modelo in the future.

2.12.   In the event that Importer has failed to meet the terms and conditions hereof in relation to the use, protection and maintenance of the Trademarks or the products or materials with which the Trademarks are used, then Marcas Modelo may furnish Importer written notice specifying such conduct. Upon receipt of notification thereof, Importer’s right to use the

8

Trademarks in such manner shall immediately terminate, it shall immediately cease such conduct and it shall immediately commence and thereafter diligently pursue cure of any such conduct and shall achieve the cure as soon as commercially practicable (but shall not thereby be required to remove or retrieve any promotional materials held by retailers of the Products).

ARTICLE III

ROYALTY

The exclusive sub-license granted to Importer during the term of this Agreement by Marcas Modelo to use the Trademarks within the Territory, solely in connection with the activities contemplated by the Importer Agreement and as provided in this Agreement, shall be royalty-free.

ARTICLE IV

TERM

4.1.     The term of this Agreement shall commence on the date hereof and shall continue until termination of the Importer Agreement pursuant to its terms.

4.2.     The parties acknowledge and agree that, except as set forth in Section 4.1, Marcas Modelo shall have no right to terminate this Agreement notwithstanding any breach of this Agreement by Importer.

4.3.     Immediately upon termination of the Importer Agreement, Importer shall cease the use of the Trademarks.

ARTICLE V

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of laws that would require application of the substantive laws of any other jurisdiction. Importer and Marcas Modelo agree that the International Convention on the Sale of Goods shall not apply to this Agreement. Importer and Marcas Modelo irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States, in each case sitting in New York County, in connection with any action or proceeding arising out of or relating to this Agreement. Importer and Marcas Modelo hereby irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. Importer and Marcas Modelo irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 6.4, provided, the foregoing shall not affect the right of either Importer or Marcas Modelo to serve process in any other manner permitted by law. Importer and Marcas Modelo hereby agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in any jurisdiction by suit on the judgment or in any manner provided by applicable law.

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ARTICLE VI

MISCELLANEOUS

6.1.     Neither party may assign any right under this Agreement without the prior written consent of the other party, provided, that (i) Importer may assign this Agreement and its rights and obligations hereunder to any Subsidiary of Constellation who agrees in writing to be bound by all terms and conditions of this Agreement and in that event such assignee shall be deemed to be Importer for all purposes of this Agreement, and (ii) Marcas Modelo may assign this Agreement and its rights and obligations hereunder to any Subsidiary of ABI and in that event such assignee shall be deemed to be Marcas Modelo for all purposes of this Agreement. Any purported assignment not in strict compliance with the preceding sentence shall be null and void and of no force and effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

6.2.     The captions used in this Agreement are for convenience of reference only and shall not affect any obligation under this Agreement.

6.3.     This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals. This Agreement may not be amended except by an instrument in writing signed by both parties.

6.4.     Any notice, claims, requests, (except for requests made under Section 2.3 hereof) demands, or other communications required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next Business Day delivery), shipping prepaid as follows:

If to Importer:	Crown Imports LLC
One South Dearborn St., Suite 1700
Chicago, IL 60603
Attention: President
Telephone: +1 (312) 873-9600
Facsimile: +1(312) 346-7488

With a copy to (which copy	Constellation Brands, Inc.
shall not serve as notice	207 High Point Drive, Building 100
hereunder):	Victor, New York 14564
Attention: General Counsel
Telephone: +1 (585) 678-7266

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Facsimile: +1 (585) 678-7103

With a second copy to	Nixon Peabody LLP
(which copy shall not serve	1300 Clinton Square
as notice hereunder):	Rochester, NY
Attention: James O. Bourdeau
Telephone: +1 (585) 263-1000
Facsimile: +1 (585) 346-1600

If to Marcas Modelo:	Marcas Modelo, S.A. de C.V.
Av. Javier Barros Sierra 555-3 Piso
Col. Santa Fe, 01210,
Mexico, D.F.
Attention: General Counsel
Telephone: + (52.55) 2266-0000
Facsimile: + (52.55) 2266-0000

With a copy to (which copy	Anheuser-Busch InBev
shall not serve as notice	Brouwerijplein 1
hereunder):	Leuven 3000
Belgium
Attention: Chief Legal Officer & Company Secretary
Telephone: +32 16 27 69 42
Facsimile: +32 16 50 66 99

With a second copy to (which copy shall not serve as notice hereunder):
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Frank J. Aquila
George J. Sampas
Krishna Veeraraghavan
Telephone: +1 (212) 558-4000
Facsimile: +1 (212) 558-3588

or such other address or addresses or facsimile numbers as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

6.5.     This Agreement and the various schedules and exhibits thereto, and the Membership Interest Purchase Agreement, the Importer Agreement, and the Restated LLC Agreement (as defined in the Membership Interest Purchase Agreement and solely to the extent Constellation Beers Ltd. and Constellation Brands Beach Holdings, Inc. do not acquire all of the Importer Interest (as defined in the Membership Interest Purchase Agreement)), embody all

11

of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior discussions, negotiations and agreements between the parties concerning the subject matter thereof.

6.6.     To the extent that any provision of this Agreement is invalid or unenforceable in the Territory or any state or other area of the Territory, this Agreement is hereby deemed modified to the extent necessary to make it valid and enforceable within such state or area, and the parties shall promptly agree in writing on the text of such modification.

6.7.     The parties acknowledge that a breach or threatened breach by them of any provision of this Agreement will result in the other entity suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, the parties agree that any party may, in its discretion (and without limiting any other available remedies), apply to any court of law or equity of competent jurisdiction for specific performance and injunctive relief (without necessity of posting a bond or undertaking in connection therewith) in order to enforce or prevent any violations of this Agreement, and any party against whom such proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law and agrees not to raise the defense that the other party has an adequate remedy at law. The failure of either party at any time to require performance of any provision of this Agreement shall in no manner affect such party’s right to enforce such provision at any later time. No waiver by any party of any provision, or the breach of any provision, contained in this Agreement shall be deemed to be a further or continuing waiver of such or any similar provision or breach.

6.8.     This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

6.9.     The Original Agreement shall be deemed amended and restated in its entirety as of the date hereof by this Agreement and the Original Agreement shall thereafter be of no further force and effect except to evidence any rights and obligations of the parties or action or omission performed or required to be performed pursuant to such Original Agreement prior to the date hereof.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

MARCAS MODELO, S.A. DE C.V.		CROWN IMPORTS LLC

By:		By:
	Name:		Name:
	Title:		Title:

[Signature Page to Sub-license Agreement]

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EXHIBIT A

TRADEMARKS

Mark	Registration No.	Date Registered

Crown & Griffins Design	1,462,155	Oct. 20, 1987

Crown Design	3,048,028	Jan. 24, 2006

La Cerveza Mas Fina Design	1,495,289	July 5, 1988

CORONA	3,388,558	Feb. 26, 2008

CORONA & Design	1,689,218	May 26, 1992

CORONA (Stylized)	1,681,366	March 31, 1992

CORONA EXTRA	3,388,566	Feb. 26, 2008

CORONA EXTRA & Design	1,729,694	Nov. 3, 1992

CORONA EXTRA (Stylized)	1,681,365	March 31, 1992

CORONA LIGHT	3,605,139	Apr. 14, 2009

CORONA LIGHT & Design	1,727,969	Oct. 27, 1992

CORONA LIGHT & Design	2,406,232	Nov. 21, 2000

CORONITA EXTRA	1,729,701	Nov. 3, 1992

CORONITA EXTRA & Design	1,761,605	March 30, 1993

CROWN IMPORTS	3,584,879	March 3, 2009

CROWN IMPORTS & Design	3,581,601	Feb. 24, 2009

MODELO	1,022,817	Oct. 14, 1975

MODELO LIGHT	3,183,378	Dec. 12, 2006

MODELO LIGHT & Design	3,210,796	Feb. 20, 2007

MODELO ESPECIAL	1,055,321	Dec. 28, 1976

MODELO ESPECIAL & Design	3,576,774	Feb. 17, 2009

MODELO ESPECIAL & Design	4,060,986	Nov. 22, 2011

MODELO ESPECIAL & Design	4,115,677	March 20, 2012

NEGRA MODELO	1,217,760	Nov. 23, 1982

NEGRA MODELO & Design	3,567,209	Jan. 27, 2009

PACIFICO	1,726,063	Oct. 20, 1992

PACIFICO & Design	3,589,696	March 17, 2009

PACIFICO CLARA	2,866,272	July 27, 2004

King Design (for Victoria product)	4,146,769	May 22, 2012

Miscellaneous Design (for the Victoria product)	4,146,767	May 22, 2012

Miscellaneous Design (for the Victoria product)	4,416,768	May 22, 2012

Mark	Application Number	Application Date

VICTORIA & Design	85/469396	Nov. 10, 2011

A-2

EXHIBIT D

TO EXECUTION COPY OF MEMBERSHIP

INTEREST PURCHASE AGREEMENT

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROWN IMPORTS LLC

Dated as of                 , 201[•]

SCHEDULE A           Members and Number of Membership Units

EXHIBIT A                Form of Membership Certificate

- i -

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CROWN IMPORTS LLC

This Second Amended and Restated Limited Liability Company Agreement of Crown Imports LLC, a Delaware limited liability company (the “Company”), dated this          day of                 , 201[•], is by and among the Persons listed on Schedule A hereto, as amended from time to time (individually, a “Member” and, collectively, together with any additional members hereafter admitted to the Company in accordance with this Limited Liability Company Agreement, the “Members”), and amends and replaces, in its entirety, that certain Amended and Restated Limited Liability Company Agreement of Crown Imports LLC dated the 2nd day of January, 2007, as subsequently amended (the “Restated Agreement”).

W I T N E S S E T H:

WHEREAS, Barton (as defined below) and Diblo (as defined below) entered into the Joint Venture Agreement (as defined below), pursuant to which they agreed to form a limited liability company to carry out the joint venture so established;

WHEREAS, on July 28, 2006, pursuant to the Joint Venture Agreement, the Company was formed by Barton by filing a Certificate of Formation with the Delaware Secretary of State, and the Original Agreement was executed by Barton as the sole member;

WHEREAS, on January 2, 2007, pursuant to the terms of the Joint Venture Agreement, the Modelo Party was admitted as a Member of the Company, and Barton and the Modelo Party amended and restated the Original Agreement with the Restated Agreement;

WHEREAS, on February 4, 2009, Barton changed its name to Constellation Beers Ltd.;

WHEREAS, on January 18, 2012, the parties to the Restated Agreement amended the Restated Agreement;

WHEREAS, on June 28, 2012, ABI and certain of its affiliated entities, Grupo Modelo, Diblo and Dirección de Fabricas, S.A. de C.V., a Mexican variable stock corporation and wholly owned Subsidiary of Diblo (“Dijon”), as applicable, entered into certain transaction agreements pursuant to which (i) Diblo merged with and into Grupo Modelo, and simultaneously therewith, Dijon merged with and into Grupo Modelo, with Grupo Modelo continuing as the surviving company of these mergers, and (ii) a Subsidiary of ABI launched a public tender offer in Mexico to purchase all of the outstanding shares of capital stock of Grupo Modelo not owned directly or indirectly by ABI, in each case on the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement by the parties hereto, Constellation Beers and Constellation Brands Beach Holdings, Inc. (“CBBH”), collectively,

acquired [__] Membership Units representing [__]% of the Membership Interests from Grupo Modelo;

WHEREAS, prior to the date hereof, Constellation Beers and Modelo Party made a Section 754 election under the Code as Members of the Company.

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I

DEFINITIONS

1.1     Definitions. As used in this Agreement, the following terms shall have the meanings specified (terms in the singular to have the correlative meaning in the plural and vice versa):

“AB Entity” means ABI, Anheuser-Busch Companies, LLC, Anheuser-Busch International, Inc., Anheuser-Busch International Holdings, Inc., Grupo Modelo, Diblo, Extrade II, Marcas Modelo, Modelo Party, or any of their respective Affiliates.

“ABI” means Anheuser-Busch InBev SA/NV.

“Act” means the Delaware Limited Liability Company Act set forth in Title 6 of the Delaware Code (6 Del. C. § 18-101, et seq.), as amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

    (i) Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and

    (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement and solely in the event that ABI or any of its Subsidiaries owns any Membership Interest, (a) none of CBI, the Company or any of their respective Affiliates (excluding ABI and its Affiliates) shall be deemed to be “Affiliates” of ABI or any of its Affiliates (excluding CBI, the Company or any of their respective Affiliates) and (b) none of ABI or any of its Affiliates (excluding CBI, the Company and any of their respective Affiliates) shall be deemed to be “Affiliates” of CBI, the Company or any of their respective Affiliates (excluding ABI and its Affiliates).

“Agreement” means this Limited Liability Company Agreement and the exhibits and schedules hereto, as the same may be amended in accordance with its terms.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 20[__], (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Article III hereof.

“Authorization” means any license, membership, approval, variance or permit, consent, order, decree, notification, declaration, registration, filing, certificate or other authorization, domestic or foreign.

“Barton” or “Constellation Beers” means Constellation Beers Ltd., a Maryland corporation, formerly known as Barton Beers, Ltd.

“Beer” means beer, ale, porter, stout, malt beverages, and any other versions or combinations of the foregoing, including, without limitation, non-alcoholic versions of any of the foregoing.

“Board” or “Board of Directors” means the Directors of the Company collectively exercising their authority as managers under the Act in the manner set forth in this Agreement.

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in New York, New York, and Chicago, Illinois, are authorized or obligated by law to close.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

    (i) To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 10.2, and (C) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2),

    (ii) To each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 10.2, and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company,

    (iii) In the event Membership Units are transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Units, and

    (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article XIII hereof upon the dissolution of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contribution” for each Member means the aggregate of any cash, cash equivalents and the fair market value of property that a Member contributes or has contributed to the Company pursuant to Article VIII.

“Case” means units aggregating approximately 288 ounces.

“CBBH” has the meaning set forth in the Recitals.

“CBI” means Constellation Brands, Inc., a Delaware corporation.

“Certificate of Cancellation” means the Certificate of Cancellation of the Company that may be filed before with the Delaware Secretary of State pursuant to Section 13.3(a).

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Delaware Secretary of State on July 28, 2006.

“Claim” means any action, suit, investigation, proceeding, demand, assessment, arbitration, audit by or before a Governmental Authority, judgment or claim.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Sale Consideration” has the meaning assigned to that term in Section 11.4(c).

“Covered Person” has the meaning assigned to that term in Section 6.1(a).

“Damages” means any damage, loss, obligation, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than a Litigation Expense.

“Diblo” means Diblo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the Country of Mexico.

“Dijon” has the meaning assigned to that term in the Recitals.

“Director” means a manager (as defined in Section 18-101(10) of the Act) of the Company who is a member of the Board of Directors.

“Drag-Along Notice” has the meaning assigned to that term in Section 11.4(a).

“Eligible Membership Units” has the meaning set forth in Section 9.1(b)(i).

“Eligible Non-CBI Members” has the meaning set forth in Section 9.1(b)(i).

“Extrade II” means Extrade II, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Fiscal Year” has the meaning assigned to that term in Section 7.1.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any domestic or foreign federal, national, state, provincial, municipal or local government, administrative or legislative body, governmental or regulatory agency or authority, bureau, commission, court, department or other instrumentality or other governmental entity of any country.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

    (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board;

    (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values as of the following times: (A) the admission of an additional Member pursuant to Article XI; (B) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Code Section 708(b)(1)(B)); and (C) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member;

    (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board; and

    (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulations Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Board determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Grupo Modelo” means Grupo Modelo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Initiating Member” has the meaning assigned to that term in Section 11.2(a).

“Law” means (a) any constitution, statute, law, code, ordinance, regulation, treaty, rule, common law, policy or interpretation enacted, published or promulgated by any Governmental Authority, including, but not limited to, laws and regulations applicable to the production and sale of alcoholic beverage products, “dram shop” laws, safety laws or other similar regulations and (b) with respect to a particular Person, the terms of any Order or Permit binding upon such Person or its assets or properties.

“Litigation Expense” means any expense incurred in connection with investigating, defending or asserting any Claim indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals, whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and a third party.

“Marcas Modelo” means Marcas Modelo, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Member” has the meaning set forth in the Preamble to this Agreement.

“Membership Certificate” has the meaning assigned to that term in Section 3.1(a).

“Membership Interest” means all of the rights and obligations attendant to a Member’s ownership interest in the Company, including, but not limited to, the right to receive distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions and credits of the Company, and any and all other rights and obligations a Member is entitled to as a holder of an ownership interest in the Company, including voting rights, as and to the extent provided in this Agreement.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Membership Units” means, as to any Member, the number of units representing the Membership Interests held by such Member at any time which shall be set forth opposite such Member’s name on Schedule A hereto.

“Modelo” or “Modelo Party” means GModelo Corporation.

“Non-CBI Member” has the meaning assigned to that term in Section 4.1.

“Notice of Transfer” has the meaning assigned to that term in Section 11.2(a).

“Offered Units” has the meaning assigned to that term in Section 11.2(a).

“Offer Price” has the meaning assigned to that term in Section 11.3(a).

“Order” means any order, injunction (whether temporary, preliminary or permanent), ruling, decree (including any consent decree), writ, subpoena, verdict, charge, judgment, assessment or other decision entered, issued, made or rendered by any Governmental Authority or by any arbitrator.

“Original Agreement” means that certain Limited Liability Company Agreement of Crown Imports LLC dated the 28th day of July, 2006.

“Participatory Transaction” has the meaning assigned to that term in Section 11.4(b).

“Percentage Interest” of each Member at any given time is equal to a fraction, the numerator of which is the number of Membership Units held by that Member at such time as reflected on Schedule A, and the denominator of which is the total number of Membership Units held by all Members.

“Permit” means any permit, license, exemption, variance, registration, security clearance or other authorization issued or granted by any Governmental Authority.

“Permitted Holders” means (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

    (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

    (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

    (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

    (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

    (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such Allocation Year, computed in accordance with the definition of depreciation;

    (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

    (vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 10.2 shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 10.2 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Prohibited Owner” means Carlsberg Breweries A/S, Heineken Holding NV, SABMiller plc, Molson Coors Brewing Company, Miller Coors LLC, any of their respective controlled Affiliates and any successor of any of the foregoing, or any Person (other than a Subsidiary of CBI or a Permitted Holder) owning, distributing or brewing Beer brands of which 275 million Cases or more were sold in the Territory during the calendar year ended immediately prior to the determination of whether such Person is a Prohibited Owner.

“Regulations” means Treasury Regulations promulgated under the Code.

“Regulatory Allocations” has the meaning assigned to that term in Section 10.3.

“Related Party Transaction” has the meaning assigned to that term in Section 4.4(c)(vi).

“Required Distribution Amount” has the meaning assigned to that term in Section 9.1(b)(i).

“Restated Agreement” has the meaning set forth in the Preamble to this Agreement.

“Restrictive Terms” has the meaning assigned to that term in Section 11.4(b).

“Selling Party” has the meaning assigned to that term in Section 11.3(a).

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than fifty percent (50%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one (1) or more of its other Subsidiaries or by one (1) or more of such Person’s other Subsidiaries.

“Tag-Along Notice” has the meaning assigned to that term in Section 11.3(a).

“Tag-Along Units” has the meaning assigned to that term in Section 11.3(a).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges, but excluding any excise, transfer, sales, use, documentary, filing, recording and other similar taxes imposed by any taxing authority applicable to, imposed upon or arising out of the transactions contemplated by this Agreement.

“Tax Matters Partner” has the meaning assigned to that term in Section 7.5.

“Taxable Income” or “Taxable Loss”, respectively, mean for each Fiscal Year or other applicable period the taxable income or loss (including items required to be separately stated) of the Company in accordance with the method of accounting followed by the Company for federal income tax purposes and determined in accordance with Code Section 703(a).

“Territory” means the fifty states of the United States of America, the District of Columbia and Guam.

“transfer” means any sale, assignment, transfer, pledge, hypothecation, gift, encumbrance or other disposition of a Membership Interest or any portion thereof, and includes any such transaction between Members.

“Unanimous Decisions” has the meaning assigned to that term in Section 4.4(c).

1.2     Construction.

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule” or “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of this Agreement, unless otherwise specifically stated; (v) the words “include” or “including” shall mean “include, without limitation” or “including, without limitation;” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)       Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)       Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and, except to the extent specifically provided below, references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)       The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement is the joint drafting product of the parties hereto and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

(e)       All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f)       All amounts in this Agreement are stated and shall be paid in United States dollars.

ARTICLE II

ORGANIZATION OF THE COMPANY

2.1     Formation; Qualification. The Company was formed under the laws of the State of Delaware on July 28, 2006, upon the filing of the Certificate of Formation with the Delaware Secretary of State. Dawn Traficanti was and is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (such filing being hereby ratified and confirmed in all respects). Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased. The President of the Company, or any other officer or Director authorized by the Board of Directors, shall (a) file such other documents and instruments with such appropriate authorities as may be necessary or appropriate from time to time to comply with all requirements for the formation and operation of a limited liability company in Delaware, including as an authorized person within the meaning of the Act, and (b) execute and file all requisite documents and instruments to enable the Company to qualify to do business as a foreign limited liability company in the State of Illinois and in each other jurisdiction in which, in the reasonable judgment of the Board, such qualification may be necessary or appropriate for the conduct of the business of the Company. The Members hereby agree to operate the Company as a limited liability company under and pursuant to the provisions of this Agreement and the Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

2.2     Name. The business of the Company shall be conducted under the name “Crown Imports LLC”. The name of the Company may, subject to Section 4.4(c), be changed at any time by the Board of Directors by amending the Certificate of Formation in accordance with the Act.

2.3     Purposes. The principal purposes for which the Company is formed are (a) importing, marketing and selling Beer in the Territory and to engage in activities incidental thereto, and (b) to engage in any other lawful business, purpose or other activity (whether similar or dissimilar to the enumerated activities) approved by the Board of Directors subject to the provisions of Section 18-106 of the Act.

2.4     Powers. The Company shall possess and may exercise all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided in the Act.

2.5     Principal Place of Business: Registered Office and Agent. The Company’s registered office shall be at the office of its registered agent located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, in the County of New Castle, State of Delaware, and the registered agent at such address shall be Corporation Services Company. The registered office and agent may, subject to Section 4.4(c), be changed from time to time by the Board by amending the Certificate of Formation in accordance with the provisions of this Agreement and the Act. The principal offices of the Company shall be in Chicago, Illinois, or another place approved by the Board.

2.6     Term. The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with the provisions of this Agreement or the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation in the manner required by the Act.

ARTICLE III

MEMBERS AND MEMBERS’ INTERESTS

3.1     Membership Interests; Membership Certificates.

(a)       There shall be one class of Membership Interest in the Company. The Membership Units of a Member shall be represented by one or more membership certificates (each a “Membership Certificate”) in the form attached hereto as Exhibit A. Upon the execution of this Agreement, the Board of Directors shall cause the Company to issue one or more Membership Certificates in the name of each Member certifying that such Member is the record holder of the number of Membership Units set forth therein. The Membership Units represented by a Membership Certificate shall be deemed a security governed by Article 8 of the Uniform Commercial Code as in effect in the States of Delaware and New York and any other applicable jurisdiction.

(b)       An interest in the Company, including a Membership Interest, which is transferred in compliance with the terms of this Agreement and the Act shall be transferable on the books of the Company by the record holder thereof in person or by such record holder’s duly authorized attorney, but no transfer of an interest in the Company shall be entered until the previously issued Membership Certificate representing such interest shall have been surrendered to the Company and canceled, and a replacement Membership Certificate issued to the assignee of such interest and the transferor of such interest if all the interests represented by such Membership Certificate are not being transferred, in which event the Company shall issue a new Membership Certificate to such assignee or transferee or transferor. Except as otherwise required by law, the Company shall be entitled to treat the record holder of a Membership Certificate on its books as the owner thereof for all purposes regardless of any notice or knowledge to the contrary.

(c)       The Company shall issue a new Membership Certificate in place of any Membership Certificate previously issued that is lost, stolen or destroyed if the record holder of the Membership Certificate:

i.	makes proof by affidavit, in form and substance satisfactory to the Board of Directors, that the previously issued Membership Certificate has been lost, destroyed or stolen;

ii.	requests the issuance of a new Membership Certificate before the Company has notice that the Membership Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

iii.	if requested by the Board of Directors, delivers to the Company a bond, in form and substance reasonably satisfactory to the Board of Directors, with such surety or sureties and with fixed or open penalty as the Board of Directors may direct, in its reasonable discretion, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Membership Certificate; and

iv.	satisfies any other reasonable requirements imposed by the Board of Directors.

(d)       Each Membership Certificate now or hereafter held by a Member shall display a legend in substantially the following form:

“THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED BY SAID ACT OR STATE LAWS.”

“THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS AS SET FORTH IN THE SECOND AMENDED AND

RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CROWN IMPORTS LLC, MADE EFFECTIVE AS OF                         .”

(e)       Except as otherwise provided in this Agreement, Membership Interests shall be entitled to the same benefits, rights, duties and obligations and shall vote together on all matters as a single class. Notwithstanding the foregoing, except for the appointment and removal of Directors, or as otherwise provided in this Agreement or by nonwaivable provisions of applicable law, the Members will not have any right to vote on matters with respect to the Company.

(f)       The names of the Members and the number of their respective Membership Units are set forth on Schedule A hereto.

3.2     Limitation on Liability. No Member shall be liable for any debt, obligation or liability of the Company, except as provided by law or as otherwise specifically provided herein.

3.3     Management by Members. Except as authorized by the Board in accordance with this Agreement, no Member (in his, her or its capacity as such) or representative of a Member shall take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. Except and only to the extent expressly delegated by the Board in accordance with this Agreement or specified in this Agreement, no Member shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. Nothing in this Section 3.3, however, is intended to restrict a Director or officer of the Company who is also a Member in the exercise of his or her power or authority as a Director or officer of the Company.

3.4     Title to Company Property. All property and assets owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity and no Member, individually, shall have any ownership of such property and assets.

3.5     Other Business Ventures. The Members recognize that each of the Members and their respective Affiliates are currently engaged in the production, sale and distribution of alcoholic beverages, that they will continue in such businesses following the date hereof, or enter into new businesses, and that certain of their continuing or new businesses will be or in the future may be in competition with the business of the Company. Accordingly, a Member and any of its respective Affiliates, agents or representatives and any officer, director, employee or shareholder of, or other Person holding a legal or beneficial interest in a Member or any Affiliate of a Member, may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other enterprises shall be in competition with or operating the same or similar businesses as the Company, and such Member shall not have any obligation or duty to bring business opportunities to the attention of the Company or any other Member.

ARTICLE IV

MANAGEMENT OF THE COMPANY

4.1     Board of Directors. The business and affairs of the Company shall be managed by or under the direction of its Board of Directors. The number of Directors shall be fixed from time-to-time by unanimous approval of the Members. The initial number of Directors shall be three (3); provided, however, that if one or more of the Members is not a Subsidiary of CBI (any such Member, a “Non-CBI Member”), then the initial number of Directors shall be four (4) and three (3) of the Directors shall be appointed by Constellation Beers and one (1) of the Directors shall be appointed by the Non-CBI Member(s) (it being agreed and understood if an AB Entity is a Member, the AB Entity may elect not to appoint a Director). The initial Directors shall be as follows: (a) the Chief Executive Officer of CBI, (b) two other Directors appointed by CBI, and (c) if one or more of the Members is a Non-CBI Member, then one Director appointed by the Non-CBI Member(s). Any vacancy on the Board shall be filled using the procedures set forth in Section 4.6. In no event shall an officer or employee of an AB Entity be a Director of the Company. To the extent permitted by applicable law, any action that could be taken by the Members, may be taken by the Board of Directors, except where approval of the Members is expressly required by nonwaivable provisions of applicable law or as otherwise specifically provided in this Agreement. Each Director on the Board shall continue to serve as a Director until such time as his or her death, resignation, incapacity or removal in accordance with Section 4.6.

4.2     Powers and Authority of the Board. Except where approval of the Members is expressly required by nonwaivable provisions of applicable law or as otherwise specifically provided in this Agreement, the Board shall have full, exclusive and complete discretion to direct and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to authorize management of the Company or such other Persons as it may designate to take all such actions as it deems necessary or appropriate to accomplish the foregoing and the purposes of the Company as set forth herein. Without limiting the generality of the foregoing, but subject to the other provisions of this Article IV and as otherwise provided in this Agreement, the Board shall have the power and authority to cause the Company to:

(a)       expend funds in furtherance of the purposes of the Company;

(b)       invest and reinvest in securities or other property of any character, real or personal, including, but not limited to, common and preferred stocks, bonds, notes, debentures, mortgages, leases and partnership interests (general or limited);

(c)       sell, exchange or otherwise dispose of any such securities or other property at public or private sale and to grant options for the purchase, exchange or other disposition thereof, and to exercise or sell any options and any conversion, subscription, voting and other rights, discretionary or otherwise, in respect thereof;

(d)       manage and keep in force such insurance as may be required to reasonably protect the Company and its assets;

(e)       borrow money and/or guarantee obligations, on such terms and at such rates of interest as the Board may deem advisable and proper;

(f)       pledge the credit of the Company and grant security interests in Company assets for Company purposes;

(g)       appoint and remove officers and employees of the Company;

(h)       employ such agents, independent contractors, attorneys and accountants as the Board deems reasonably necessary;

(i)       commence, defend, compromise or settle any Claims for and on behalf of the Company;

(j)       execute, deliver and file any amendment, restatement or revocation of the Certificate of Formation as may be necessary or appropriate to reflect actions properly taken by the Board and/or the Members under this Agreement;

(k)       execute, deliver, file and/or record any and all instruments, documents or agreements of any kind which the Board may deem appropriate or as may be necessary or desirable to carry out the purposes of the Company; and

(l)       take such other actions as the Board of Directors may reasonably believe to be necessary or desirable to carry out the purposes of the Company.

Only the Board, acting as provided in this Agreement, shall have the power to bind the Company, except and to the extent otherwise set forth in Article V or as expressly delegated to any other Person by the Board in accordance with this Agreement, but such delegation shall not cause the Board to cease to be responsible for the management of the Company. The expression of any power or authority of the Board in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement (subject to any limitations thereon included in this Agreement).

4.3     Meetings; Quorum.

(a)       An annual meeting of the Board of Directors may be held in such month of each year, as determined by the Board of Directors, if called by any Member, for the purpose of reviewing the business of the Company with the Members and for the transaction of such other business as may come before the meeting. If no annual meetings are called, the Board of Directors need not hold annual meetings. Special meetings of the Board of Directors, for any purpose or purposes, may be called from time to time by any Director, by any Member, or by the President or Chief Executive Officer of the Company, if any.

(b)       The Officer, Member or Director calling a meeting, shall cause a written or printed notice of such meeting to be given to the President or Chief Executive Officer of the Company, if any, each Director and the Members not less than two (2) Business Days nor more than thirty (30) days before the date of the meeting. Such notice shall state (i) the place, date and hour of the meeting, (ii) that it is being issued by or at the direction of the person calling the meeting and, (iii) in the case of a special meeting, the purpose or purposes for which the meeting is called.

(c)       When assembled at an annual meeting, the Directors may vote or act upon any matter with respect to which they are entitled to vote or act under the terms of this Agreement or under the Act to the extent consistent with this Agreement. When assembled at a special meeting, the Directors may vote or act upon any matter described in the immediately preceding sentence which was set forth in the notice calling the meeting or notice of which was or is thereafter waived in accordance with this Agreement.

(d)       A majority of the Directors shall constitute a quorum at a meeting of the Board of Directors for the transaction of any business. If less than such number of Directors is present at a meeting, the Directors present may adjourn the meeting despite the absence of a quorum.

4.4     Vote.

(a)       Whenever any vote or action is required to be taken by the Board of Directors under this Agreement, such vote or action shall be taken (i) at a meeting of the Board of Directors called and held in accordance with this Article IV, or (ii) by the Board of Directors in accordance with the procedures set forth in Section 4.5 hereof.

(b)       Unless otherwise specifically set forth in this Agreement or required by applicable law, approval of any vote or action of the Board of Directors shall require the affirmative vote of a majority of the Directors present at the meeting.

(c)       Notwithstanding anything in this Agreement to the contrary, the Board shall not, without the unanimous prior written approval of all of the Members (collectively, “Unanimous Decisions”): (i) sell, exchange, lease, license, sublicense, mortgage, pledge or otherwise transfer all or substantially all of the assets of the Company (including any interests in any Subsidiaries); (ii) merge or consolidate the Company with or into another limited liability company, partnership, corporation or other business entity; (iii) make or revoke the “Entity Classification Election” under the Code, or any similar provision enacted in lieu thereof, or any corresponding provision of state tax laws or take any action that will cause the Entity Classification Election of the Company to be changed; (iv) initiate or commence any voluntary proceedings under any provision of any federal or state act relating to bankruptcy or insolvency with respect to the Company; (v) issue additional Membership Interests or other equity interests in the Company or rights therein; (vi) enter into, amend or waive contracts or other arrangements with any Member, Director, or officer, or any Affiliate of any Member, Director, or officer, involving the payment or provision of services to such Person by the Company of more than $35,000,000 per year in the aggregate, or (y) lend funds to, or borrow funds from, any Member, Director, or officer or any Affiliate of any of the foregoing (a “Related Party Transaction”); provided that the terms of any Related Party Transaction that is not subject to approval of the Members pursuant to the foregoing shall be (1) on commercially reasonable terms, (2) on terms no less advantageous, taking into account all relevant facts and circumstances, to the Company than would be available from an unrelated third party, and (3) consistent with then current market terms and standards for arms-length transactions; provided that, in the case of clause (vi), the consent of the Members to a Related Party Transaction shall not be unreasonably withheld; or (vii) dissolve or wind-up the Company.

4.5     Action Without Meeting; Telephone Meetings.

(a)       Unless otherwise restricted by the Certificate of Formation or this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if consented to in writing by Directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Directors entitled to vote thereon were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Directors who have not consented in writing but who would have been entitled to vote thereon had such action been taken at a meeting.

(b)       Any one or more Directors, and the President or Chief Executive Officer of the Company, if any, shall be entitled to participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

4.6     Vacancies and Removal.

(a)       If none of the Members are Non-CBI Members, then the following provisions shall apply: Any Director may be removed at any time, with or without cause, by the affirmative vote of those Members holding at least a majority of the outstanding Membership Units. Any vacancy occurring in the Board due to the death, resignation, incapacity, or removal, with or without cause, of a Director shall be filled by the affirmative vote of those Members holding at least a majority of the outstanding Membership Units. Until otherwise agreed by the Members, the Director that is the then-serving Chief Executive Officer of CBI, shall automatically, without further action of the Members, be replaced with the person serving in such office from time-to-time.

(b)       If one or more of the Members is a Non- CBI Member, then the following provisions shall apply: Any Director may be removed at any time, with or without cause, by the Member or Members that appointed such Director. Any vacancy occurring in the Board due to the death, resignation, incapacity, or removal, with or without cause, of a Director shall be filled by the Member or Members that appointed such Director.

4.7     Committees. The Board of Directors may designate committees consisting exclusively of one or more Directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines and as provided by this Agreement. If one or more Members is a Non-CBI Member, then each committee of the Board of Directors shall include the Director appointed by the Non-CBI Member(s).

4.8     Compensation of Directors. No Director shall receive from the Company a salary or other compensation for services as a Director nor be entitled to reimbursement by the Company for expenses incurred in connection with the business of the Company.

4.9     Status and Duties of Directors; Transactions with the Company.

(a)       Each Director on the Board of Directors shall be a “manager” for purposes of the Act, entitled to all rights, privileges and protections of a “manager” thereunder, as such rights, privileges and protections are modified or supplemented hereunder, provided that no Director shall, absent specific delegation or authorization by the Board, have the right or responsibility, acting individually, to manage the business or affairs of the Company or otherwise to act for or bind the Company as an agent, but may only act collectively through actions or determinations of the Board taken in accordance with the provisions of this Agreement. Notwithstanding the foregoing, for regulatory licensing and filings only in the ordinary course of the Company’s business in which execution by a “manager” of the Company is required, any individual Director may execute such filings on behalf of the Company.

(b)       The Directors, in the performance of their duties as such, shall owe to the Company and the Members the fiduciary duties (including the duties of loyalty and due care) of the types owed under Law by directors of a business corporation incorporated under the Delaware General Corporation Law of the State of Delaware; provided that the doctrines of corporate opportunity or any analogous doctrine shall not apply; provided, further that no Director shall be required to offer any investment opportunities to the Company and each Director may make investments or undertake activities that compete or conflict with the Company and each Director may perform its duty as an officer or employee of a Member, if applicable, without violating this Section 4.9. In performing his duties, a Director shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (i) one or more agents or employees of the Company, or (ii) counsel, public accountants or other persons as to matters that such Director believes to be within such person’s professional or expert competence.

(c)       Each Director shall devote such of his time as he deems reasonably necessary to the affairs of the Company. No Director shall be required to devote any specified amount of time or efforts to the business and affairs of the Company. Nothing herein shall be deemed to modify, limit or affect obligations of any Director who is an officer or employee of the Company in such Person’s capacity as an officer or employee of the Company.

4.10     Limitations on Liability.

(a)       No Director shall be liable for any debt, obligation or liability of the Company, except as provided by law or as specifically provided otherwise herein. No Director shall be required to lend money to the Company or make any Capital Contribution to the Company in his capacity as a Director.

(b)       If a Director performs the duties of such Director in accordance with Section 4.9 of this Agreement, such Director shall not have any liability to the Company or any Member by reason of being or having been a Director of the Company, including, without limitation, for any mistakes in judgment or for any failure to perform any of his obligations hereunder, or for any loss due to such mistake or failure to perform, or due to the negligence, dishonesty, fraud or bad faith of any other Person, including any other Director, Member, employee, agent or independent contractor of the Company or any other Person with which the Company transacts business.

4.11     Directors and Officers Liability Insurance. The Company shall obtain and continue in effect directors and officers liability insurance coverage for Directors, officers and employees of the Company, in such amounts and under such terms and conditions as the Board shall deem prudent. The Company may also purchase and maintain insurance for the benefit of any other Covered Person who is entitled to indemnification under Section 6.2, against any liability asserted against or incurred by such Covered Person in any capacity or arising out of such Covered Person’s service with the Company.

ARTICLE V

OFFICERS

5.1     General.

(a)       Subject to the provisions of Section 5.1(b), the Board shall elect a President and may elect such other officers of the Company, including a Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer and such other or additional officers (including one or more Vice-Presidents (of such special rank and designation as the Board may specify), Assistant Secretaries and Assistant Treasurers) as the Board deems necessary or appropriate.

(b)       The initial President shall be William Hackett.

5.2     Term of Office; Removal and Vacancy. Each officer shall hold office until his or her resignation or removal. Any officer or agent shall be subject to removal with or without cause at any time by the Board. Vacancies in any office, whether occurring by death, resignation, removal or otherwise, may be filled by the Board.

5.3     Powers and Duties.

(a)       The President shall be the principal executive officer of the Company and shall in general supervise and have active management of all of the day-to-day business and affairs of the Company, unless otherwise directed by the Board of Directors or provided by this Agreement. The President shall report directly to the Board and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall be the final arbiter of all differences among officers of the Company and his or her decision as to any matter affecting the Company shall be final and binding as between or among officers of the Company, subject only to the authority of the Board of Directors. The President shall have such other powers and duties as may be conferred upon him or her by the Board of Directors.

(b)       Each other officer of the Company shall, unless otherwise ordered by the Board, have such powers and duties as generally pertain to their respective offices as well as such powers and duties as from time to time may be conferred upon him or her by the Board.

5.4     Power to Vote. The President, subject to the Board’s authorization and the rights of the Members provided hereunder, shall have full power and authority on behalf of the Company to attend and to vote at any meeting of the equity holders of any entity in which the

Company may hold an interest, may exercise on behalf of the Company any and all of the rights and powers incident to the ownership of such interest at any such meeting and shall have power and authority to execute and deliver proxies, waivers and consents on behalf of the Company in connection with the exercise by the Company of the rights and powers incident to the ownership of such interest. The Board, from time to time, may confer like powers upon any other Person or Persons.

ARTICLE VI

EXCULPATION; INDEMNIFICATION

6.1     Exculpation.

(a)       No Member, Director, or Affiliate, partner, representative or agent of such Member or Director (each, a “Covered Person”) shall be liable to the Company or any other Covered Person for any monetary damages for any loss, damage or Claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be consistent with the duties prescribed to such Person hereunder and within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or Claim incurred by reason of such Covered Person’s gross negligence, willful misconduct, fraud or breach of duty of loyalty (as such duty is modified by the terms hereunder).

(b)       A Covered Person shall be fully protected in, and shall have no liability to the Company or any Member resulting from its, relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or net cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

6.2     Indemnification.

(a)       To the greatest extent not inconsistent with the laws and public policies of Delaware, the Company shall indemnify any Covered Person, as a matter of right, against any Damages incurred by such Person in connection with any Claim, whether pending or threatened, against such Covered Person because such Person is or was a Member or Director, or an Affiliate, partner, representative or agent of a Member or Director; provided that the Covered Person has met the standard of conduct for indemnification set forth in Section 6.2(c). To the maximum extent permitted by the law, the Company shall pay for or reimburse the reasonable Litigation Expenses incurred by a Covered Person in connection with any such Claim in advance of final disposition thereof if (i) the Covered Person furnishes the Company a written affirmation of the Covered Person’s good faith belief that it has met the standard of conduct for indemnification described in Section 6.2(c) and (ii) the Covered Person furnishes the Company a written undertaking, executed personally or on such Covered Person’s behalf, to repay the advance if it is ultimately determined that such Covered Person did not meet such standard of conduct. The undertaking described in Section 6.2(a)(ii) above must be a general obligation of the Covered Person, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company shall indemnify a Covered Person who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable Litigation Expenses incurred by the Covered Person in connection with any such Claim without the requirement of a determination as set forth in Section 6.2(c). Upon demand by a Covered Person for indemnification or advancement of Litigation Expenses, as the case may be, the Company shall expeditiously determine whether the Covered Person is entitled thereto in accordance with this Section 6.2.

(b)       The Company shall have the power, but not the obligation, to indemnify any Person who is or was an officer, employee or agent of the Company or was serving as such at the request of the Company to the same extent as if such Person was a Covered Person designated in Section 6.1.

(c)       Indemnification of a Covered Person is permissible under this Section 6.2 only if (i) such Covered Person reasonably believed that such Covered Person’s conduct was in the Company’s best interest and was within the authority delegated to such Covered Person by this Agreement or by the Board of Directors; (ii) in the case of any criminal proceeding, such Covered Person reasonably believed that such Covered Person’s conduct was lawful; and (iii) the actions of such Covered Person giving rise to such liability are not adjudged in any such proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, to have been gross negligence, willful misconduct or fraud.

(d)       A Covered Person who is a party to a Claim may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines:

(i)       in a Claim in which the Covered Person is wholly successful, on the merits or otherwise, the Covered Person is entitled to indemnification under this Section 6.2, in which case the court shall order the Company to pay the Covered Person its reasonable Litigation Expenses incurred to obtain such court ordered indemnification; or

(ii)       the Covered Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Covered Person met the standard of conduct set forth in this Section 6.2(c).

(e)       Nothing contained in this Section 6.2 shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of Litigation Expenses to any Person who is or was a Member or Director of the Company or is or was serving at the Company’s request as a director, officer, partner, manager, trustee, employee, or agent of another foreign or domestic company, partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or other enterprise, whether for-profit or not. Nothing contained in this Section 6.2 shall limit the ability of the Company to otherwise indemnify or advance Litigation Expenses to any Person. It is the intent of this Section 6.2 to provide indemnification to Covered Persons to the fullest extent now or hereafter permitted by the law consistent with the terms or conditions of this Section 6.2. Indemnification shall be provided in accordance with this Section 6.2 irrespective of the nature of the legal or equitable theory upon which a Claim is made, including negligence, breach of duty, mismanagement, waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities law, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal law or violation of any law of any other jurisdiction.

ARTICLE VII

ACCOUNTING AND RECORDS

7.1     Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with GAAP and, to the extent necessary to comply with the provisions of this Agreement and applicable tax law, in accordance with federal income tax rules. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain and preserve, during the term of the Company, and for seven years thereafter, all such books and records. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be determined in accordance with Code Section 706 (the “Fiscal Year”).

7.2     Access to Accounting Records. All books and records of the Company shall be maintained at the Company’s principal place of business or at such other location as may be designated by the Board, and each Member, and the Member’s duly authorized representative, shall have access to them at such location and the right to inspect and copy them at reasonable times for any purpose reasonably related to the Member’s interest in the Company. All confidential financial and business information in such books and records shall be kept confidential by the Members and their authorized representatives.

7.3     Information.

(a)       The Board shall furnish or cause to be furnished to each Member any information as any such Member may request from time to time, including monthly financial statements in accordance with GAAP and all financial information as may be required by a Member to satisfy its quarterly reporting requirements under applicable United States of America or foreign securities laws. Monthly financial statements will be provided to the Members, and the Members’ duly authorized representatives, in accordance with the earliest reporting deadline of the Members.

(b)       The Board shall use its best efforts to cause the Company to deliver to each Member, within ninety (90) days after the end of each Fiscal Year of the Company, all information necessary for the preparation of such Member’s federal income tax return; provided that the Board may authorize the Company to seek a single extension each year for the filing of its information returns and, if such extension is obtained, the deadline for delivery of tax information to the Members shall be extended accordingly.

(c)       Members shall file their tax returns consistent with the positions taken by the Company.

7.4     Accounting Decisions. All decisions as to accounting matters shall be made by the Board.

7.5     Tax Matters Partner; Federal Income Tax Elections. To the extent permitted by Regulations or the Code, the Company shall elect to be treated as a partnership for both state and federal income tax purposes, and will not take any action that would cause it to be treated as a corporation for such purposes. The Board shall designate a “Tax Matters Partner” for purposes of the Code. The Tax Matters Partner shall promptly notify the Members of any audit or other matters of which he is notified or becomes aware. All decisions as to tax elections, filing of tax returns, allocations of tax items and accounting matters shall be made by the Board (or by the Tax Matters Partner pursuant to an authorized delegation by the Board). The initial Tax Matters Partner shall be Constellation Beers. The Tax Matters Partner shall keep the Board apprised of all material developments in any audit, litigation or other adversarial proceeding pertaining to the Company. The Tax Matters Partner shall not enter into any agreement with any Federal, state, local or foreign taxing authority to extend the limitation period for assessment of any tax or settle any tax issue raised by any taxing authority without the consent of the Board.

7.6     Other Records. The Company shall maintain records at the principal place of business of the Company or such other place as the Directors may determine, which shall include the following:

(a)       financial reports of the Company, if any, for the most recent Fiscal Year;

(b)       a current list of the name and last known business, residence or mailing address of each Member;

(c)       copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years;

(d)       a copy of the Certificate of Formation and all amendments thereto;

(e)       a copy of this Limited Liability Company Agreement and all amendments hereto;

(f)       copies of any written information with respect to the amount of cash and a description of the agreed value of any property or services contributed by each Member and which each Member has agreed to contribute in the future and the date such Member became a Member;

(g)       minutes of meetings of the Board of Directors and the Members;

(h)       any written consents obtained from Directors or Members for actions taken by the Board or by Members without a meeting; and

(i)       a copy of the Company’s most recent annual report delivered to the Delaware Secretary of State and delivered to the Secretary of State in such other states where the Company is required to file an annual report from time to time.

ARTICLE VIII

CAPITAL CONTRIBUTIONS

8.1     Initial Capital Contributions. The Members have made those Capital Contributions reflected in the books and records of the Company.

8.2     Additional Capital Contributions. Except as otherwise required by applicable law, no Member shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company in excess of those made pursuant to, or referred to in, Section 8.1 without the unanimous approval of the Members. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member. No Member shall be required to make up, or to make any payment to any Person on account of, any deficit in its Capital Account.

8.3     Status of Capital Contributions.

(a)       No Member shall be entitled to withdraw or demand a refund or return of any Capital Contributions or any interest therein. No return of a Member’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement or agreed to by the Board.

(b)       No Member shall receive any interest with respect to its Capital Contributions.

ARTICLE IX

DISTRIBUTIONS

9.1     Distribution.

(a)       Any distributions that the Board of Directors may, in its sole discretion, determine to make shall be made to the Members pro rata in accordance with their Percentage Interests subject to, and in compliance with, the terms of Section 9.1(b). The Members shall not be entitled to any distributions, whether payable in cash, securities or other property, except in accordance with this Section 9.1 (subject to Section 9.1(b)). To the fullest extent permitted by the Act, no Member shall be obligated to pay any amounts previously distributed to it to or for the account of the Company or any creditor of the Company, unless so ordered by a Governmental Authority.

(b)       (i)       The Non-CBI Members holding Membership Units as of the date of this Agreement (together with any Person to whom such Eligible Membership Units are transferred in accordance with this Agreement, collectively, “Eligible Non-CBI Members” and the Membership Units held by them or their permitted transferees as of the date of this

Agreement, collectively “Eligible Membership Units”) shall be entitled to receive on each Eligible Membership Unit cumulative cash distributions in an amount equal to at least $2,000,000 in the aggregate for each Fiscal Year (the “Required Distribution Amount”). If the date of this Agreement is a day other than the first day of a Fiscal Year, the amount of cumulative cash distributions that the Eligible Non-CBI Members will be entitled to receive on each Eligible Membership Unit in such partial Fiscal Year will be equal to the product of (x) the Required Distribution Amount and (y) the quotient of (1) the number of days in such partial Fiscal Year (taking into account the date of this Agreement through the last day of such Fiscal Year) and (2) 360), and such amount shall constitute the Required Distribution Amount for each Eligible Membership Unit for such Fiscal Year. The Required Distribution Amount shall begin to accrue on, and shall be cumulative from and after, the date of this Agreement.

(ii)       No distribution shall be declared or paid on the Membership Units or any other equity interests of the Company, and no Membership Units shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Company or any of its Subsidiaries, unless and until all accrued and unpaid distributions required to be paid to any Member pursuant to this Section 9.1(b) for any prior Fiscal Year or portion thereof have been or are contemporaneously declared and paid in full.

(c)       For purposes of this Article IX, “Members” shall be limited to Members who at the time of the applicable distribution are entitled to receive distributions hereunder.

(d)       Any amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article IX for all purposes of this Agreement. The Board is authorized to withhold from distributions and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

(e)       In the event that the Company or any Member thereof becomes liable as a result of a failure to withhold and remit taxes in respect of payments or allocations made to any other Member or any affiliate thereof under this Agreement then, in addition to, and without limiting, any other indemnities for which such other Member may be liable in respect of this Agreement, such other Member shall indemnify and hold harmless the Company or the other Members, as the case may be, in respect of all such taxes, including interest and penalties, and any expenses incurred in connection with such liability. The provisions contained in this Section 9.1(e) shall survive the termination of the Company and the withdrawal of any Member.

9.2     Restriction on Distributions. Notwithstanding any other provision in this Agreement, payment of distributions under Section 9.1 may be made by the Company only to the extent that such payment would not violate applicable financing agreements or credit agreements of the Company, and no distribution may be made by the Company to any Member in violation of the Act (including Section 18-607 thereof) or any applicable law.

ARTICLE X

ALLOCATIONS

10.1     Tax Items.

(a)       Generally, all items of income, gain, loss and other tax items shall be allocated to the Members in accordance with Section 10.1(b), except as otherwise required to pursuant to Section 704(c) of the Code and related Code and Regulations provisions. All tax allocations shall be made in accordance with the traditional method described in Regulations Section 1.704-3(b).

(b)      After giving effect to the special allocations in Sections 10.2, 10.3, 10.4, and 10.5, Profits, including items of gross income, for any year shall be allocated as follows:

(i)       First, to the Non-CBI Members to the extent of any amount distributed pursuant to Section 9.1(b),

(ii)      Thereafter, to the Members pro rata in accordance with their Percentage Interests.

(c)      Losses for any year shall be allocated as follows:

(i)       To the Members in pro rata accordance with their Percentage Interests.

10.2     Special Allocations. The following special allocations shall be made in the following order:

(a)       Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article X, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 10.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)       Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article X, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse

Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 10.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)       Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 10.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article X have been tentatively made as if this Section 10.2(c) were not in the Agreement.

(d)       Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704 2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 10.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article X have been made as if Section 10.2(c) and this Section 10.2(d) were not in the Agreement.

(e)       Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f)       Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)       Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

10.3     Curative Allocations. The allocations set forth in Sections 10.2 and 10.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 10.3. Therefore, notwithstanding any other provision of this Article X (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 10.1. In exercising its discretion under this Section 10.3, the Board shall take into account future Regulatory Allocations under Sections 10.2(a) and 10.2(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 10.2(e) and 10.2(f).

10.4     Loss Limitation. Losses allocated pursuant to Section 10.1 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 10.1 hereof, the limitation set forth in this Section 10.4 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

10.5     Other Allocation Rules

(a)       For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board using any permissible method under Code Section 706 and the current and proposed Regulations thereunder.

(b)       The Members are aware of the income tax consequences of the allocations made by this Article X and hereby agree to be bound by the provisions of this Article X in reporting their shares of Company income and loss for income tax purposes.

(c)       Any “excess nonrecourse liability” of the Company, within the meaning of Regulations Section 1.752-3(a)(3), shall be allocated first among the Members in proportion to and to the extent of the amount of built-in gain that is allocable to each Member on Code Section 704(c) property or property for which reverse Code Section 704(c) allocations are applicable where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the gain described in Regulations Section 1.752-3(a)(2) with respect to such property. The amount of any excess nonrecourse liabilities not allocated pursuant to the preceding sentence shall be allocated in accordance with the Members’ interests in Company profits. Solely for purposes of this Section 10.5(c), the Members’ interests in Company profits are in proportion to their Percentage Interests.

(d)       To the extent permitted by Regulations Section 1.704-2(h)(3), the Manager shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase and Adjusted Capital Account Deficit for any Member.

To the extent permitted by Regulations Section 1.704-2(h)(3), the Manager shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

10.6     Successor Members.

(a)       For purposes of this Article X, “Members” shall be limited to Members who at the time of the applicable allocation are entitled to receive allocations hereunder.

(b)       For purposes of this Article X, a transferee of an interest in the Company shall be deemed to have been allocated the items of Company income, gain, loss, deduction and credit that previously have been allocated to the transferor Member pursuant to this Agreement.

ARTICLE XI

ADDITIONAL MEMBERS

11.1     Transfer of Member Interest; Withdrawal. If one or more Members is a Non-CBI Member, no Member shall, directly or indirectly, transfer all or any portion of its Membership Interest, or grant or assign any participation in its right to receive distributions or allocations of profits or losses in respect thereof, whether voluntarily or by operation of law, to any Prohibited Owner. Except as set forth in this Section 11.1, and subject to Sections 11.2, 11.3 and 11.4, if applicable, a Member shall be free to transfer its Membership Interest to any Person. No Member shall have the right or power to withdraw prior to the dissolution or winding up of the Company, except with the approval of a majority of the Board of Directors, which consent may be granted or withheld by any Director in his or her sole discretion, or in connection with a transfer of its Membership Interest in accordance with this Agreement. Any person to whom a Membership Interest is transferred in accordance with this Section 11.1 and the terms of this Agreement shall be admitted as a Member in accordance with Section 11.5. Any attempt to transfer a Member’s Membership Interest in the Company, or to withdraw from the Company, in violation of this Section 11.1 shall be void, the Company shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of a Membership Interest pursuant to any such transfer, and the Member attempting to effect such transfer or withdrawal shall indemnify the Company for any costs or expenses it may incur in connection with the attempted transfer or withdrawal.

11.2     Right of First Refusal.

(a)       If at any time after the 10th anniversary of the date of this Agreement any Member that is a Non-CBI Member (the “Initiating Member”) receives a bona fide offer to purchase all or any portion of its Membership Units from any Person (other than a Prohibited Owner or Affiliates of such Member) which such Member intends to accept, then such Initiating

Member shall give written notice of such proposed transfer (the “Notice of Transfer”) to Constellation Beers stating the number of Membership Units it proposes to sell (the “Offered Units”), the name and address of the proposed transferee, the purchase price, type of consideration and, in reasonable detail, any other material terms of the offer. Such Notice of Transfer shall constitute a binding offer by the Initiating Member to sell to Constellation Beers the Offered Units at the price, and on the same terms and conditions, set forth in the Notice of Transfer (with any non-cash consideration to be valued at its fair market value by the good faith determination of an accountant mutually agreed upon by Constellation Beers and the Initiating Member). Upon receipt of the Notice of Transfer by Constellation Beers, it shall have the option to accept such offer in whole but not in part, exercisable by giving written notice of acceptance to the Initiating Member, within thirty (30) days after its receipt of the Notice of Transfer. Such acceptance notice shall be irrevocable, shall constitute a binding commitment of Constellation Beers and shall propose a time and date for the closing of the transfer of the Offered Units which shall not be less than thirty (30) nor more than ninety (90) days after the giving of the acceptance notice. The place for such closing shall be at the principal place of business of the Company or such other location as may be agreed to by Constellation Beers and the Initiating Member.

(b)       If Constellation Beers does not notify the Initiating Member of its intention to purchase the Offered Units within such 30-day period, then, subject to Section 11.5, the Initiating Member shall be free to transfer the Offered Units, but only to the same transferee and upon the same terms and conditions set forth in the Notice of Transfer; provided, however, that if such transfer is not completed within ninety (90) days following the expiration of the option period, the Offered Units shall again be restricted by, and may not be transferred by the Initiating Member without full compliance with, this Agreement.

(c)       The provisions of this Section 11.2 shall cease to be effective if at any time Constellation Beers ceases to own any Membership Interest.

11.3     Tag-Along Right.

(a)       If Constellation Beers (which includes, for purposes of this Section 11.3, any of its Affiliates) receives a bona fide offer to purchase all or any portion of its Membership Units (other than from a Prohibited Owner) which Constellation Beers intends to accept, then Constellation Beers shall give written notice of such proposed transfer (the “Tag-Along Notice”) to the other Members stating, in reasonable detail, the terms and conditions of such offer, including the name of the prospective purchaser, the proposed purchase price per Membership Unit (the “Offer Price”) and payment terms, the type of consideration, the type of disposition and the number of such Membership Units to be transferred (“Tag-Along Units”). Each Member may elect to participate in the contemplated transaction by delivering written notice to Constellation Beers within sixty (60) days after its receipt of such Tag-Along Notice. Each Member so electing (each a “Selling Party”) will be entitled to sell in the contemplated transaction, at the same price and on the same terms and conditions as specified in the Tag-Along Notice, a number of Membership Units of the Company equal to the product obtained by multiplying (A) the quotient of (1) the number of Membership Units held by such Selling Party by (2) the aggregate number of Membership Units held by all of the Selling Parties and Constellation Beers and (B) the number of Tag-Along Units. Constellation Beers will be entitled to sell in the contemplated transaction the balance of the Tag-Along Units proposed to be sold and for which no Selling Party has elected to exercise its tag-along rights hereunder. Constellation Beers shall not sell any Membership Units to such prospective transferee unless such prospective transferee allows the participation of each Selling Party on the terms specified herein.

(b)       If none of the other Members notify Constellation Beers of their intention to participate in the contemplated transaction within such 60-day period, then, subject to Section 11.5, Constellation Beers shall be free to transfer the Tag-Along Units, but only to the same transferee and upon the same terms and conditions set forth in the Tag-Along Notice; provided, however, that if such transfer is not completed within ninety (90) days following the expiration of such 60-day period, the Tag-Along Units shall again be restricted by, and may not be transferred by Constellation Beers without full compliance with, this Agreement.

11.4     Drag Along Right.

(a)       If Constellation Beers determines to sell or exchange (in a business combination or otherwise) all of its Membership Units to a third party (other than a Prohibited Owner) who is not an Affiliate of Constellation Beers, then upon thirty (30) days’ written notice from Constellation Beers (the “Drag-Along Notice”), which notice shall include, in reasonable detail, the terms and conditions of the proposed sale or exchange, including the proposed time and place of closing, the proposed purchase price per Membership Unit and the type of consideration, each other Member shall be obligated to, and shall, at the same price and on the same terms and conditions specified in the Drag-Along Notice, (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party, all its Membership Units in the same transaction at the closing thereof (and will deliver certificates for all of its Membership Units at such closing, free and clear of all claims, liens and encumbrances subject to customary exceptions for liens for taxes and liens created by this Agreement or the purchaser of the interests), and (ii) if Member approval of the transaction is required, vote its Membership Units in favor thereof; provided that, each other Member shall only be required to make representations and warranties relating to non contravention, title and ownership of, and authority to sell its respective Membership Interests and shall only be required to provide indemnification to the purchaser (which shall be capped at the net cash proceeds received by it in the transaction and shall be on a pro rata basis with Constellation Beers’s indemnification obligations and subject to any limitations on Constellation Beers’s obligations to indemnify such purchaser (including any caps on indemnification obligations)) for breaches of such representations and warranties and any covenants that both it and Constellation Beers are required to make. Notwithstanding the foregoing, no Member shall be required to sell or exchange any of its Membership Units if there are any Required Distribution Amounts or other distribution payments required to be paid pursuant to Article IX that are accrued but unpaid on such Membership Units unless the Company distributes an amount equal to such Required Distribution Amounts and other distribution payments or the third party purchaser agrees to pay such amounts (in addition to any amounts required to pay to purchase the Membership Units of such Members pursuant to the first sentence of this Section 11.4(a), in each case, at or prior to the closing of the transaction that is the subject of the Drag-Along Notice) (it being agreed and understood for any portion of a Fiscal Year that is not completed the Required Distribution Amount and other distributions amount shall include the pro rata amount of distribution for such

Fiscal Year (i.e., $2,000,000 per Membership Unit) based on the number of days completed in such Fiscal Year and a 360 day year).

(b)       In determining the terms and conditions of any sale or other transaction for purposes of this Section 11.4 (such sale or transaction, a “Participatory Transaction”), Constellation Beers shall act in good faith in determining such terms and conditions and will not include terms that the Non-CBI Members could not lawfully accept, or include any noncompete (or similar restriction on the ability of any such Non-CBI Member to operate or compete) or requirement on the part of any Non-CBI Member to accept any conditions, other than those relating to its Membership Units, or restrictions or conditions on the business of any such Non-CBI Member in order to obtain consents of Governmental Authorities (the “Restrictive Terms”). Notwithstanding the provisions of this Section 11.4(b), if Constellation Beers determines to consummate a Participatory Transaction with Restrictive Terms, it shall purchase from the Non-CBI Members, and the Non-CBI Members shall sell to Constellation Beers, the Membership Units that such Non-CBI Members otherwise would have transferred in such Participatory Transaction had such Participatory Transaction not included the Restrictive Terms. Constellation Beers shall pay to the Non-CBI Members the proceeds in exchange for the purchase of such Non-CBI Members Membership Units representing its pro rata share of the total proceeds of the Participatory Transaction in cash (or the equivalent fair market value of such other consideration) that the Non-CBI Member would have received had it taken part in the Participatory Transaction. Such payment and purchase shall be made (x) immediately prior to the execution of (subject to repayment and return of such Membership Units if the Participatory Transaction does not close), or (y) immediately prior to the closing of, the Participatory Transaction, at the option of Constellation Beers.

(c)       In any transaction contemplated by this Section 11.4, each Member shall receive in exchange for the Membership Units held by such Member the same form of consideration as each other Member holding the same class and series of Membership Units, and the aggregate consideration payable upon consummation of such transaction to all Members in respect of their Membership Units (subject to adjustment for Company expenses, purchase price adjustments, escrow amounts, purchase price holdbacks and other similar items, the “Company Sale Consideration”) shall be apportioned and distributed among the Members pro rata in accordance with their Percentage Interests; provided, that if there is more than one form of consideration, each form of consideration shall be so apportioned and distributed; provided, further, that if any Member is given an option as to the form and amount of consideration to be received, each Member shall be given the same option.

11.5     Substitute or Additional Members.

(a)       Any Person wishing to be admitted to the Company as an additional Member may be admitted only after compliance with Sections 11.1, 11.2 (if applicable), or 11.3 (if applicable).

(b)       Upon the admission of a substitute or an additional Member, Schedule A annexed hereto shall be amended to reflect the revised Membership Units of the Members. No Person shall become a Member until such Person shall have become a party to, and adopted, in a writing reasonably acceptable to the Board, all of the terms and conditions of this Agreement.

11.6     Financial Adjustments. No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company. The Directors may, at their option, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of income, loss and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Code Section 706(d) and the Regulations promulgated thereunder.

ARTICLE XII

MEETINGS OF MEMBERS AND VOTING

12.1     Voting By Members.

(a)       Whenever any vote or action is required to be taken by the Members under this Agreement, such vote or action shall be taken (i) at a meeting of the Members entitled to vote or act thereon called and held in accordance with this Article XII, or (ii) by the Members entitled to vote or act thereon in accordance with the procedures set forth in Section 12.7.

(b)       The Members shall vote in proportion to each Member’s Membership Interest in the Company, as determined by their Percentage Interests.

12.2     Meetings of Members.

(a)       An annual meeting of the Members may be held in [October] of each Fiscal Year if called by any Member for the purpose of reviewing the business of the Company with the Members and for the transaction of such other business as may come before the meeting. If no annual meetings are called, the Members need not hold annual meetings. Special meetings of the Members, for any purpose or purposes, may be called from time to time by any Member.

(b)       When assembled at an annual meeting, the Members may vote or act upon any matter with respect to which they are entitled to vote or act under the terms of this Agreement or under the Act to the extent consistent with this Agreement. When assembled at a special meeting, the Members may vote or act upon any matter described in the immediately preceding sentence which was set forth in the notice calling the meeting or notice of which was or is thereafter waived in accordance with this Agreement.

(c)       Members may participate in any meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at the meeting.

12.3     Place of Meeting. The Members may designate any place, either within or without the State of Illinois, as the place of the meeting for any annual or special meeting of Members; provided, however, that if any Member objects to such location, the meeting shall be held at the principal offices of the Company.

12.4     Notice of Meeting.

(a)       The Member calling a meeting, shall cause a written or printed notice of such meeting to be given to each Member of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. Such notice shall state (i) the place, date and hour of the meeting, (ii) that it is being issued by or at the direction of the person calling the meeting and, (iii) in the case of a special meeting, the purpose or purposes for which the meeting is called.

(b)       Notwithstanding paragraph (a) hereof, notice of meeting need not be given to any Member who submits a signed waiver of notice, in person or by proxy. The attendance of a Member at a meeting, in person or by proxy, without protesting the lack of notice of such meeting, shall constitute a waiver of notice of such meeting by such Member.

12.5     Quorum. Presence in person or by proxy of Members entitled to vote holding more than fifty percent (50%) of the outstanding Membership Units shall constitute a quorum at a meeting of Members for the transaction of any business; provided, however, that the presence in person or by proxy of Members entitled to vote holding 100% of the outstanding Membership Units shall be required to constitute a quorum at a meeting of Members held to vote on any Unanimous Decision. If less than such number of Members is present at a meeting, the Members present may adjourn the meeting despite the absence of a quorum.

12.6     Proxies. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by his duly authorized attorney-in-fact. In order to be effective, such proxy shall (i) be signed in the exact name of the Member on record with the Company, and (ii) be filed with the records of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

12.7     Action by Members without a Meeting.

(a)       Any action required or permitted to be taken by vote at a meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the Members who hold the voting interests having not less than the minimum number of votes that would be necessary pursuant to this Agreement to authorize or take such action at a meeting at which all of the Members entitled to vote therein were present and voted and shall be delivered to the principal office of the Company.

(b)       Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing but who would have been entitled to vote thereon had such action been taken at a meeting.

ARTICLE XIII

DISSOLUTION OF THE COMPANY

13.1     Dissolution of the Company. The Company shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

(a)       Approval by the Members holding one hundred percent (100%) of the outstanding Membership Units that the Company should be dissolved; and

(b)       the sale of all or substantially all of the assets of the Company.

13.2     Distribution of Assets.

(a)       If the Company is dissolved and its affairs are to be wound up, the Board shall (1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Board may determine to distribute any assets to the Members in kind), (2) discharge all liabilities of the Company (including liabilities to Members), whether by payment or the making of reasonable provision for payment thereof, (3) discharge all liabilities relating to the dissolution, winding up, and liquidation and distribution of assets, (4) establish such reserves as may be reasonably necessary to provide for contingent, conditional and unmatured liabilities of the Company, and (5) distribute the remaining assets to the Members first to the extent of any Required Distribution Amount and second in accordance with their positive capital account balances. If any assets of the Company are to be distributed in kind, the carrying value of such assets as of the date of dissolution shall be determined by the Board (or, if there is then no Board, by any remaining Directors or, if none, by agreement of Members holding a majority of the Membership Units in the Company).

(b)       Upon completion of the winding up, liquidation and distribution of the assets, the Company shall terminate. Upon termination of the Company, except as expressly provided otherwise herein, this Agreement shall terminate.

(c)       The Board shall comply with any applicable requirements of applicable law pertaining to the winding up of the Company and the final distribution of its assets.

13.3     Filing of Certificate of Cancellation.

(a)       Upon the dissolution and complete winding up of the Company, a Certificate of Cancellation of the Certificate of Formation shall be executed by an officer of the Company as an authorized person of the Company and filed in the office of the Delaware Secretary of State.

(b)       Upon the issuance of the Certificate of Cancellation, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Board (or, in the absence of a Board, the remaining Directors) shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

13.4     Return of Contribution Non-Recourse to Other Members. Except as provided by law, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

13.5       Cooperation by the Members upon Dissolution. From and after the dissolution of the Company, each Member agrees to execute, deliver and file all documents and instruments, and take all actions, reasonably requested by the other Member in order to obtain all Authorizations necessary to allow such Member to continue with the operation of its business.

ARTICLE XIV

GOVERNING LAW; FORUM

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law that would require application of the substantive laws of any other jurisdiction. The Members irrevocably consent to the exclusive personal jurisdiction and venue of the courts of the State of New York or the federal courts of the United States of America, in each case sitting in New York, New York, in connection with any action or proceeding arising out of or relating to this Agreement. Each Member hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. The Members agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15.3 shall be valid and sufficient service thereof.

ARTICLE XV

MISCELLANEOUS

15.1     Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals.

15.2     Assignment. Except as otherwise provided herein, this Agreement shall not be assignable (by operation of law or otherwise) by any Member without (a) if any Non-CBI Members are Members, the unanimous approval of all Members and (b) if no Non-CBI Members are Members, the prior written consent of the Board.

15.3     Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent to a Member pursuant to this Agreement shall be in writing and shall be delivered in person, mailed by registered or certified mail, return receipt requested, delivered by a commercial courier guaranteeing overnight delivery, or sent by facsimile (transmission confirmed), addressed to such party at the address for such party set forth on Schedule A. Delivery shall be effective upon delivery or refusal of delivery, with the receipt or affidavit of the United States Postal Service or overnight delivery service or facsimile confirmation deemed conclusive evidence of such delivery or refusal. Each Member may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent.

15.4     Entire Agreement. This Agreement and the various schedules and exhibits hereto embodies all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby and supersedes any and all other prior arrangements or understandings with respect thereto.

15.5     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or in any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of all its provisions to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

15.6     Waiver; Amendment. Except as expressly provided in this Agreement, no amendment to or waiver of any provision of this Agreement shall be binding unless executed in writing by all of the Members, including, but not limited to, an amendment to or waiver of Section 9.1(a). No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly so provided. The failure by any Person to exercise any right under, or to object to any breach by the other party of, any term, provision or condition of this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of this Agreement. Any waiver or consent granted under this Agreement shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

15.7     Parties in Interest; No Third Party Rights. Subject to Section 6.2, nothing in this Agreement shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

15.8     Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.9     Effect of Amendment and Restatement. The Restated Agreement shall be deemed amended and restated in its entirety as of the date hereof by this Agreement and the Restated Agreement shall thereafter be of no further force and effect except to evidence any rights and obligations of the Members or action or mission performed or required to be performed pursuant to such Restated Agreement prior to the date hereof.

15.10   Subsidiary Organizational Documents. For so long as any Non-CBI Members are Members, the Company shall cause the charter, by-laws, limited liability company agreements, partnership agreements and other similar organizational documents of any Subsidiaries to contain provisions consistent with, and not in contravention with, the terms of this Agreement.

IN WITNESS WHEREOF, this Second Amended and Restated Limited Liability Company Agreement has been executed as of the date first above written.

CONSTELLATION BRANDS BEACH HOLDINGS, INC.	CONSTELLATION BEERS LTD.

By:	By:

Name:	Name:

Title:	Title:

[Signature Page to Second Amended and Restated Company LLC Agreement]

The Registrant has omitted from this filing the Exhibits and Schedules listed below. The Registrant will furnish supplementally to the Securities and Exchange Commission, upon request, a copy of such Exhibits and Schedules.

Exhibits omitted from the Membership Interest Purchase Agreement:
Exhibit C	– Membership Interest Assignment

Exhibits and Schedules omitted from the Restated LLC Agreement (Exhibit D to the Membership Interest Purchase Agreement):
Schedule A	– Members and Number of Membership Units
Exhibit A	– Form of Membership Certificate